As filed with the Securities and Exchange Commission on June 17, 2022

Registration No. 333-261877

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOBILE GLOBAL ESPORTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	(7941)	(86-2684455)
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David Pross

Chief Executive Officer

Mobile Global Esports Inc.

616 South El Camino Real, Suite H

San Clemente, CA 92672-4294

949-573-0628

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Donald G. Davis Esq. Law Offices of Davis & Associates PO Box 852 Palos Verdes Estates. CA 90274 213 400-2007	Joel D. Mayersohn Dickinson Wright PLLC 350 East Las Olas Blvd Ft. Lauderdale, FL 33301 Suite 1750 954-991-5426

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act:

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED June 17, 2022

PRELIMINARY PROSPECTUS

Common Shares

MOBILE GLOBAL ESPORTS INC.

1,000,000 Shares of Common Stock being offered by the Company

1,500,000 Shares of Common Stock being sold by the Selling Stockholders

This is a firm commitment offering (the “Offering”) of shares of our common stock (“Common Stock”), par value $0.0001 per share. The estimated initial public offering price per share is between $6.00 and $6.75 per share. We have selected the lower price point of $6.00 per share for use herein as the estimated actual sales price for our shares, given recent market turmoil, for purposes of calculation of estimated use of proceeds, estimated dilution and other matters in this prospectus. Prior to this offering, there has been no public market for our Common Stock. Of the total securities being offered under this prospectus (the “Prospectus”), Mobile Global Esports Inc. (the “Company”) is offering 1,000,000 shares (the “Company Offering Shares”); The selling stockholders named in the section entitled “Selling Stockholders” in this prospectus (the “Selling Stockholders”) are offering 1,500,000 shares (the “Selling Stockholder Shares”). No shares offered by the Selling Stockholders will be sold until after our Common Stock has begun trading on the Nasdaq Capital Market (but see below).

We anticipate receiving conditional approval to list our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MGAM,” provided we have satisfied the initial listing requirements of Nasdaq. No assurance can be given that we will meet those requirements. If our common stock is not approved for listing on Nasdaq, we will not consummate this offering.

Investing in our common shares involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common shares in “Risk Factors” beginning on page 10 of this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company” for additional information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$6.00	$6,000,000
Underwriting discounts(1)	$0.60	$600,000
Proceeds to us before expenses to us(2)	$5.40	$5,400,000

(1)	The Company has agreed to sell the securities to the underwriter identified herein at a discount of 10% of the offering price per share and to issue Underwriter’s Warrants to purchase shares of our Common Stock equal to 10% of the aggregate number of Company Offering Shares initially sold in this Offering (excluding the underwriter’s over-allotment option), exercisable for five years commencing on the six month anniversary of closing, at an exercise price equal to 165% of the public offering price of each Company Offering Share. Please refer to the section entitled “Underwriting” in this Prospectus for additional information regarding total compensation to be received by the underwriter. For a description of other terms of the representative’s warrants and a description of the other compensation to be received by the underwriters, see “Underwriting.”

(2)	Does not include estimated offering expenses including, without limitation, legal, accounting, auditing, escrow agent, transfer agent, other professional, printing, advertising, travel, marketing, blue-sky compliance and other expenses of this Offering. We estimate the total expenses of this Offering, excluding the underwriter’s discount of $600,000 (based on the assumed mid-point offering price described above), and non-accountable expense allowance of $120,000, will be approximately $300,000. The underwriters expect to deliver the common shares against payment as set forth under “Underwriting,”

WestPark Capital, Inc.

The date of this Prospectus is June 17, 2022

i

2,000 enthusiastic fans filled the sold-out arena at Lovely Professional University on April 4-6, 2022 for the largest national university esports tournament in India. MOGO’s championship event brought together 24 teams competing against each other in Battlegrounds Mobile India (BGMI) and 8 teams competing against each other in the Valorant games.

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell our common shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any common shares.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus outside the United States.

Until and including (25 days after the date of this prospectus), all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms MOGO, the “Company,” “we,” “us” and “our” refer to MOBILE GLOBAL ESPORTS INC.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option and no exercise of the representative’s warrants.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common shares. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes thereto, in each case included in this prospectus. You should carefully consider, among other things, the matters discussed in the section of this prospectus titled “Business” before making an investment decision.

OVERVIEW OF THE COMPANY

Mobile Global Esports (“MOGO” or “Mogo,” or the “Company”) was organized in March of 2021 to carry on and expand an esports business (the “Business”) started by Sports Industry of India (“SII”), in 2016. Through a series of contracts, the rights to the Business were assigned to MOGO by SII and its affiliates beginning in October of 2021. MOGO is now building out and expanding the business created by SII, which is focused on the rapidly-growing esports industry, with special emphasis on India and other South Asian markets. The Indian market for esports, and particularly university esports events in India, represent, in management’s opinion, one of the largest and fastest growing esports markets in the world.1

SII is an American branding, marketing and sports promotion company that, through subsidiaries and affiliates in India and other South Asian countries, enters into exclusive long-term arrangements with universities for the purpose of promoting, expanding and commercializing university sports programs, creating professional opportunities for university athletes and alumni and developing and marketing university and event-branded merchandise. The SII esports business, which has now been transferred to and is operated by MOGO, is the only business in India to organize and sponsor an officially-sanctioned national championship for university esports. SII holds a 15.8% minority common share interest in MOGO, but has no controlling interest in MOGO.

Esports are the competitive playing of video games by amateur and professional teams for cash and other prizes. Esports typically take the form of organized, multiplayer video games that include real-time strategy and competition, including virtual fights, first-person shooter and multiplayer online battle arena games. Esports are defined as competitive games of skill, timing, knowledge, experience, practice, attention and teamwork, but not games of chance or luck. Mobile esports are defined as esports that are streamed on an electronic esports platform and played by individuals or teams on mobile devices, usually smartphones. Competitors participate at large in-person events, small in-person events and virtually from home or computer cafes. Interest in esports is rapidly growing. In 2020, the global audience for gaming video content, including esports, grew to 1.2 billion viewers,2 an 18 percent increase from 2020, as gaming streams became a popular social activity and distraction during coronavirus-related lockdowns.

Prior to 2010, competitive electronic gaming in India was limited to small events at engineering colleges.  With the introduction of capable and less-expensive smart phones, 4G technology, mobile games, better content, better graphics and significant prize money, the active esports community grew from 4 million in 2018 to 17 million in 2020.3

A 2021 report from Ernst & Young (“EY”) projects that by 2025 10% of the global esports audience of 725 million4 will be from India, providing a focused audience for MOGO’s advertisers, sponsors and merchandise sales. Although still relatively underdeveloped, India’s esports industry, which is distinct from online gaming in India (gaming includes fantasy sports, games of chance and card games), has already quickly grown to $40 million in 2021 and is projected by EY to grow by a factor of 3.7x to $147 million in 2025. The much larger economic flow-through impact of esports in India over this four-year period is projected by EY to be $1.3 billion.5 EY predicts that the number of active professional players in India will grow to 1.5 million and the number of viewers will grow to 85 million by 2025.6

[1]	https://www.dawn.com/news/1590486.
[2]	https://www.statista.com/statistics/516754/gaming-video-content-viewer-number-global/
[3]	https://inc42.com/datalab/esports-market-in-india-trends-opportunities-and-gaps/
[4]	Audience size reference is from the consulting firm, Activate. Activate Tech and Media Outlook, 2022.
[5]	“Ready. Set. Game ON!” Esports in India. Mumbai: EY. June 2021. Pp 5, 41. This includes investments, in-app purchases, winnings, taxes and related consumption.
[6]	“Ready. Set. GAME ON. Esports in India.” EY. June 2021.

The 32 teams in the championship event were the survivors of the divisional tournaments MOGO organized before the national event. Over 400 teams participated in the divisional tournaments across India.

Management believes that MOGO will be the first company specifically focused on mobile esports to become a publicly listed company in the United States.

LPU teammates wait for the results at the first Inter-University Esports Championship in India in 2017. The event was sponsored by MOGO’s predecessor, SII and its EUSAI subsidiary, which were operating the business at that time.

MOGO’s esports business began in 2016 when SII introduced esports to the Association of Indian Universities (“AIU”), an academic and sports body that represents 854 major universities.  AIU sanctioned esports as a championship event in a unique and exclusive 10-year renewable agreement with SII. SII has assigned most of its esports rights under these and other agreements involving esports to MOGO under a series of contracts between the two companies (see “Material Agreements” in this Prospectus).

The first SII esports championship was held at Lovely Professional University (LPU) in 2017, the second at Maharshi Dayanand University in 2018 and the third at SRM Institute of Science and Technology in 2019.  The 2020 championships were cancelled during the covid lockdowns. MOGO sponsored the 2021-2022 championships at LPU in April 2022. During the period of May through December 2021, MOGO, with the help of SII and SII’s subsidiaries pursuant to their mutual contracts, organized and commercialized a total of 27 virtual esports tournaments in India. These events included inter- and intra-university competitions that reached an aggregate audience of over 450,000 viewers (most of whom were added in the last quarter of calendar year 2021, reflecting recent momentum in interest in university esports), according to SII’s YouTube channel analytics. There are 14 events scheduled through the Summer of 2022, including the National University Mobile Esports Championship.

The intensity of the players was an essential part of the excitement conveyed through the live streaming and broadcasting for both the arena audience and viewers in India and around the world.

SII licensed to MOGO exclusive rights to develop, organize, promote and monetize mobile esports events in collaboration with AIU and with a second major university sports association, Elite University Sports Alliance of India Pvt. Ltd. (“EUSAI”), a for-profit subsidiary of SII.  EUSAI itself has direct contracts with 73 leading Indian universities pursuant to which EUSAI is granted exclusive rights to organize and monetize a range of sports, including esports.

Although some AIU or EUSAI members may choose to not participate in MOGO’s esports business, the combination of AIU and EUSAI’s member universities potentially gives MOGO access to students attending these 854 Indian universities. MOGO’s exclusive esports access to the major Indian universities is significant because the market is large, underdeveloped and evolving quickly.  The university system in India has over 37 million students, 993 universities, 39,931 colleges within the university system and 10,725 institutions. For example, of the EUSAI-member universities, the 14th largest Indian university, the University of Mumbai, has 549,432 students, and the 31st largest university, Osmania University, has over 300,000 students7 and 500 affiliated colleges.8 MOGO’s management believes it will be able to derive significant revenues and profits from these SII-MOGO Agreements over time. The exclusive rights licensed to MOGO pursuant to the SII-MOGO Agreements will provide MOGO with a significant working base of universities and potential players as the younger students reach university age (there are 315 million students at all levels in India’s education system)9 to pursue the promotion and commercialization of esports across India.

In addition to the benefits to MOGO generated by the SII-MOGO Agreements, MOGO’s business plan contemplates the following:

●	MOGO will focus primarily on mobile esports. Mobile is the highest-growth digital games segment and has surpassed personal computers and consoles as the choice of players due to improvements the mobile gaming experience, faster 5G technology and lower costs, according to Niko Partners.[10] The game publishers of Fortnight and PUBG have shifted to mobile applications, and Activision Blizzard’s World of Warcraft announced a mobile version will be available later in 2022.[11] Global revenue of mobile games is expected to show an annual growth rate of 8.7% from 2022 to 2026 to $174.5 billion and India’s segment is projected to grow from $3.8 billion in 2022 to $5.0 billion in 2026.[12]
●	MOGO’s initial focus is on India, one of the fastest-growing mobile games markets in the world.[13] India is the largest English-speaking country in the world, and already the second-largest smart phone market[14] with an aggressive 5G roll-out initiative that provides a faster, more stable game experience.

●	Management believes that MOGO’s early activities (27 virtual events in 2021 with between 16 and 125 university teams participating in each event as well as the 14 events already scheduled through the Summer of 2022, including the officially-sanctioned national university championship, give MOGO an early mover advantage to build out its university esports relationships and to secure additional contracts to build its esports business.
●	MOGO intends to utilize the exclusive rights it has licensed from SII to finance, acquire an ownership interest in, and manage a national championship esports team for international events. In addition, management believes there is an opportunity to position MOGO as a channel for game development companies in India to test and launch new mobile esports games, perhaps permitting MOGO to negotiate for a participation in game development revenue streams.
●	MOGO’s software and management agreement with Artemis Avenue gives MOGO a license to use compression technology developed by affiliates of Artemis that MOGO believes can mitigate India’s poor connectivity, uneven bandwidth and game platform performance problems. This can be a valuable capability in India where bandwidth may be insufficient for high-speed video gaming. Artemis has advised MOGO that its compression technology reduces video file size by up to approximately two-thirds. When implemented by MOGO, this software is expected to reduce costs for the streaming and storage of MOGO’s content. (See the discussion under “Material Agreements.”)
●	According to Forbes Magazine, values for the top esports teams have risen considerably in the last few years.[15] MOGO’s business plan contemplates the development of esports teams and management of esports players, utilizing rights licensed by SII, with the expectation of participating in potential financial benefits from team ownership. According to EsportsEarnings, an industry data service, the top two global esports teams earned $24.7 million in 2021, and the tenth highest-earning esports team earned $2.2 million.[16] The top two global teams are valued over $300 million.[17]

[7]	All India Survey on Higher Education 2018-19. Government of India. Ministry of Human Resource Development. Department of Higher Education. New Delhi. 2019; https://www.livemint.com/education/news/india-s-higher-education-student-population-grows-by-8-lakh-hrd-ministry-1569081600712.html; and https://en.wikipedia.org/wiki/List_of_largest_universities_and_university_networks_by_enrollment
[8]	https://www.osmania.ac.in/academics-affiliatedcolleges.php
[9]	https://timesofindia.indiatimes.com/india/at-315-million-india-has-the-most-students-in-world/articleshow/37669667.cms
[10]	https://nikopartners.com/news/india-is-the-fastest-growing-games-market-in-asia/. 2019 report updated in 2021.
[11]	https://www.washingtonpost.com/video-games/2022/02/03/activision-blizzard-call-duty-warcraft-quarterly-earnings/
[12]	https://www.statista.com/outlook/dmo/digital-media/video-games/mobile-games/india.
[13]	https://www.dawn.com/news/1590486.
[14]	https://www.statista.com/chart/25207/countries-with-the-highest-number-of-smartphone-users/, and https://newzoo.com/insights/rankings/top-countries-by-smartphone-penetration-and-users/.
[15]	The Forbes report was cited by InsiderIntelligence. https://www.insiderintelligence.com/insights/esports-ecosystem-market-report/.
[16]	https://www.esportsearnings.com/history/2021/teams.
[17]	https://www.insiderintelligence.com/insights/esports-ecosystem-market-report/.

The first Inter-University Esports Championship in India was held in a sold-out campus arena at Lovely Professional University in 2017. The event was sponsored by SII and its subsidiary, EUSAI.

OFFERING SUMMARY

This summary highlights certain information about this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in shares of our Common Stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference into this prospectus, and the information referred to under the heading “RISK FACTORS” in this prospectus on page 10, and in the documents incorporated by reference into this prospectus.

Issuer

Mobile Global Esports Inc., was originally incorporated in the State of Delaware under the name Elite Esports Inc. on March 11, 2021, and changed its name to Mobile Global Esports Inc. on April 21, 2021. It is the successor to an esports business started by SII in 2016 in India, and the two companies have a combined history of seven years in the esports industry.

Common Stock offered by us

We are offering (1) 1,000,000 shares (the “Company Offering Shares”) of our common stock, par value $0.0001 (“Common Stock”), assuming an offering price of $6.00 per share (the low point of the initial public offering price range reflected on the cover page of this prospectus), assuming the underwriter does not exercise its over-allotment option, or 150,000 shares of Common Stock, assuming the underwriter exercises its over-allotment option in full. In addition, the Selling Stockholders are offering 1,500,000 shares of Common Stock (the “Selling Stockholder Shares”). The underwriter is not underwriting any shares offered by Selling Stockholders, and there is no over-allotment with respect to the shares sold by the Selling Stockholders.

Common Stock outstanding prior to the offering	16,809,800.
Common Stock to be outstanding after this offering

Expected to be 17,809,800 total shares, of which 1,000,000 shares will be held by the public, 2,650,000 shares will be held by SII, and the balance of 14,159,800 shares will be held by other MOGO shareholders, assuming the over-allotment is not exercised.

Common Stock Trading symbol	Our Common Stock is expected to be quoted for trading on the Nasdaq Stock Market, and may trade under the symbol “MGAM” once and if we receive authorization.
Use of proceeds

We intend to use the net proceeds from the offering to purchase additional software licenses, establish facilities in India, expand our staff in India, increase our marketing in India and other South Asian countries, expand our esports leagues and players, and for working capital purposes. See “Use of Proceeds.”

Risk factors

This investment involves a high degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our Common Stock.

Lock-up	All of our directors, officers and principal shareholders (defined as owners of 5% or more of our common shares), and perhaps certain other shareholders, have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common shares or securities convertible into or exercisable or exchangeable for our common shares held at the conclusion of this offering for a period of 6 months after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Proposed Stock Exchange Symbol

We anticipate receiving conditional approval to list our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MGAM,” provided we have satisfied the initial listing requirements of Nasdaq. No assurance can be given that we will meet those requirements. If our common stock is not approved for listing on Nasdaq, we will not consummate this offering.

(1)	Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the underwriters’ over-allotment option, the representative’s warrants, warrants presently outstanding, and is based on 16,809,800 common shares outstanding as of May 31, 2022.

Corporate Information

Our principal executive office is located at 616 South El Camino Real, Suite H, San Clemente, California 92672-4294. Our telephone number is 949-573-0628 and our hotline telephone number is 203-400-2007.

We also share office space with Elite Sports India Pvt. Ltd. (“ESI”), the operating subsidiary of SII in India, located at Office No. 431, 3rd Floor, Orchard Corporates, Royal Palms Estate, Aarey Colony, Goregaon East, Mumbai, India, 400065.

Our agent for service of process in the United States is National Registered Agents, Inc. The registered office of the Corporation in the State of Delaware is located at 160 Greentree Drive, Suite 101, Dover, DE 19904. County of Kent.

Our website is located at http://www.mogoesports.com. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

Summary of Certain Financial Data

For the period from inception through December 31, 2021 and again in Q1 2022 we did not recognize any income from our esports tournaments. Our expenses over this period consisted of legal, auditing, underwriting and filing fees and expenses associated with the organization and presentation of 27 esports tournaments and initial expenditures associated with organization of an additional 14 esports tournaments in 2022.

In the period from January 1, 2022 through March 31, 2022, our expenses included $45,000 to support the organization of the esports events in India, $25,000 in legal fees, $6,814 in filing fees, $20,000 in audit fees, $10,000 in investor relations advisory fees and $17,500 in Nasdaq filing advisory fees.

MOBILE GLOBAL ESPORTS INC.
BALANCE SHEET

As of March 31, 2022 and December 31, 2021

	Mar 31,	Dec 31,
	2022	2021
	Unaudited	Audited
ASSETS
Current Assets:
Cash and cash equivalents	$113,886	$238,202
Deferred offering costs	110,498	62,998
Total current assets	224,384	301,200
TOTAL ASSETS	$224,384	$301,200

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$-	$31,814
Total current liabilities	-	31,814

Commitments and contingencies	-	-

STOCKHOLDERS’ EQUITY
Preferred stock; $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding
Common stock; $0.0001 par value; 100,000,000 shares authorized; 16,809,800 shares issued and outstanding	1,681	1,681
Additional paid-in capital	576,545	530,065
Accumulated deficit	(353,842)	(262,360)
Total stockholders’ equity	224,384	269,386
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$224,384	$301,200

OVELY
ROFESSIONAL
NIVERSITY
MoGo!
ESPOR
AMPIONSHIP
POORNIMA
PANTHERS

The Poornima Panthers were one of the 24 teams competing in the Battlegrounds Mobile India (BGMI). The Mumbai University Shark teams won both the BGMI and Valorant championships. Islamic University took second place and St. Wilfred University took third place in the BGMI events. Team Bennett University took second place and the Mumbai Red team took third in the Valorant championship.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before deciding whether to invest in our Common Stock, you should consider carefully the risks and uncertainties and assumptions discussed under the heading “Risk Factors” and elsewhere in this prospectus. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If any of these risks occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. Assuming our common shares are publicly traded, this could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

Our business plan contemplates the expansion and development of an existing business in the new area of mobile esports competition, or “esports gaming,” and we may not be successful in realizing a profitable business.

Mobile sports competitions, utilizing mobile cell phones, laptops, and tablets to gather audiences and upon which players compete, is a relatively new industry. Our Management believes there is a great opportunity to create a large and profitable sports franchise out of this industry, generating substantial revenues from ticket sales, live streaming video, sponsors, advertisements, sales of merchandise associated with university and professional teams, and other revenue sources. But there is no assurance there will be market acceptance or great public interest in this new sport, or that we can generate significant revenues and profits from esports competitions, tournaments and associated streams of revenues.

Our initial focus will be on expanding a business to deliver mobile esports tournaments, games and activities in association with 73 Indian universities. Although interest in mobile esports programming is growing in South Asia, university mobile esports are new to Indian sub-continent audiences and broadcasts/streaming of our university league’s esports games and tournaments may not resonate with these audiences. As a result, we may not generate sufficient viewership to attract advertisers and increase the value of the media rights we intend to expand and promote. You should consider our business and prospects in light of the challenges, risks and difficulties we may encounter in this new and rapidly evolving mobile esports content market.

We rely on information technology and other systems and services provided by third parties, primarily by Artemis Avenue; any failures, errors, defects or disruptions in these systems or services could diminish our brand and reputation, subject us to liability, disrupt our business and adversely affect our operating results and growth prospects. The third-party platforms upon which these systems and software are made available could contain undetected errors.

The challenges presented in India to deliver and receive content for MOGO are significant for four reasons: (i) the infrastructure for both broadband and mobile bandwidth is not evenly available; (ii) users may access our digital content on an older smart phone with lower processing power and a slower connection; (iii) our content will often be live and may involve teams bunched together in specific geographic areas, which means that they will be accessing content from the same place, at the same time; and (iv) the latency, or the delay between when a player does something and that action is seen by another player or viewer, must be negligible in order to have exciting real time competition.

Our technology infrastructure is critical to the performance of our offerings and to user satisfaction. However, the systems provided by Artemis Avenue, on which we will rely, may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. Further, we may be subject to cyber-attacks and we may find it difficult to protect our systems, data and user information and to prevent outages, data or information loss, fraud, security breaches. We may in the future experience website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Such disruptions from unauthorized access, fraudulent manipulation, tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and/or prospects.

LOVELY
PROFESSIONAL
UNIVERSITY
Transforming Education Transforming India
UNIVERS
PROFESSIONAL
TIGERS

The women’s team from Lovely Professional University celebrated at the closing ceremony. LPU was the host university and the efforts of the campus student organizations in the planning and management of the three-day event were a significant factor in the tournament’s success. Massive screens, LED displays, live casting and live broadcasts were all elements that contributed to the excitement.

We cannot be certain that our business initiatives and operations will maintain regulatory approval, and without regulatory approval we will not be able to market and grow our business.

We believe esports to be fairly defined as competitive games of skill, timing, knowledge, experience, practice, attention and teamwork, but not games of chance or luck. We believe that “cash-based” tournaments involving games of skill should not be considered gambling because the generally accepted definition of gambling involves three specific things: (i) the award of a prize, (ii) paid-in consideration (meaning entrants pay to compete) and (iii) an outcome determined on the basis of chance.

We believe that in India and other countries our mobile esports games, which permit players and teams to play against each other with prize money distributed to the last remaining competitors as cash prizes, will be considered games of skill. We do not intend to offer any facility for players to wager on the outcome of the games or events.

This is relevant because online gaming has gained significant scrutiny in India. Games of chance in India are considered gambling and are expressly prohibited. Seven Indian states have amended their laws to ban fantasy sports gambling and other real money gambling games. But the High Court in the Indian state of Rajasthan dismissed a plea to ban Dream11 in October 2020 and ruled that the format of an online fantasy game is a game of mere skill and is protected under the State’s Constitution. Rajasthan is one of 28 states and 8 union territories in India, and the other states and the national government have not addressed this issue. It remains uncertain as to how other Indian states and the Indian national government will define or regulate our esports games in the future, if at all. And it is uncertain whether other South Asian countries, or countries elsewhere, will adopt laws banning or regulating our esports games despite our position that they do not involve gambling. Prospective investors should assess this risk of government regulations or prohibition in assessing an investment in our shares, as negative government regulation at any level could destroy our markets or severely limit operations, thereby reducing our revenues and the value of our business and the value of your investment.

Risks to our commercialization of licensed rights involving 73 Indian universities.

SII has granted to MOGO a license to commercially exploit certain rights held by SII through SII’s subsidiary, EUSAI, associated with the development, organization, promotion, marketing and distribution of esports leagues, games, tournaments, products and programing in India in participation with 73 EUSAI-member universities with whom SII or EUSAI has contractual or correspondence relationships. We are relying on the commercialization of these rights to jumpstart the expansion of our esports business.

However, one or more or all of such universities, for whatever reason, could decide to withdraw from their arrangement with EUSAI and/or SII, either dropping the pursuit of esports altogether, or nominating new third parties to assist in their development of esports leagues and teams, or placing restrictions on use of Brand Elements. If a number of universities withdrew, it could have a significant negative impact on our Company and successful implementation of our business plan.

The agreements with SII provide that SII is obligated to compensate participating universities and their players, including payment of any royalties or participations, for MOGO’s use of logos, trademarks and names and likenesses associated with the universities and their players, and SII is also obligated to pay for lodging, food and transportation of Participating University players. Further, SII has agreed to invest capital in the manufacture, marketing, distribution and sale of merchandise associated with esports programs. SII has agreed to provide consulting services to MOGO with regard to development of its esports business, through at least December 31, 2022. SII is not a public company, does not have substantial capital reserves, and conceivably could default in performance of one or more of these obligations. Any SII default would likely have a material negative effect on our Company and our successful implementation of our business plan.

The rights assigned to MOGO by SII under the license of rights and/or correspondence relationships by SII to MOGO associated with the 73 universities are limited; SII may support MOGO competitors or become a competitor of MOGO in the future.

The limited License granted by SII to MOGO excludes material areas of esports commercial exploitation that are retained by SII. SII retains all esports rights associated with games between Indian teams and Pakistani teams. But MOGO is free to develop its own esports content revolving around such competition, provided that such development does not conflict with the rights of SII or obligations of MOGO, including without limitation the obligation of MOGO not to interfere with SII’s relationship with Participating Universities, making any claim against any Participating University without SII’s prior written approval, or interfering with Licensor’s relationships with its vendors, customers, clients, partners, employees, licensees, licensor, consultant or supplier to Licensor. For “Excluded Games,” which are defined as games or tournaments between Indian and Pakistani teams that would be transmitted or streamed by brand-name networks, such as Sony Ten, NEO Sports, ESPN, DSport, DDSports, Star Sports, Fox Sports, Netflix, youtube.com, twitch.com or other similar linear or streaming networks, both MOGO and SII are free to separately negotiate and stream esports games and programing, including content licensed to MOGO by SII under collective agreements between the parties. SII retains all rights to license, manufacture and distribute merchandise that bears university team Logos and Name and Likeness with MOGO’s name and logos; however, MOGO is entitled to receive a merchandise royalty of one-third of profits from sales of such merchandise. Sponsorship Rights with respect to such merchandise are retained solely by SII. There are various other limitations on the rights assigned to MOGO under the License of Rights Agreements.

The License is limited to rights SII has or ‘obtains’ from the Association of Indian Universities (AIU) or from so-called “Participating Persons,” defined as participating universities, esports athletes, esports competing students, faculty members, other employees, and alumni or fans of a participating university in that capacity, rather than in their capacities as members of the general public. Although SII is obligated to use best efforts to acquire such rights, it has no liability to the extent that AIU or Participating Persons terminate or limit such person’s grant of rights to SII.

The License is for a limited term and expires on August 31, 2024, although if MOGO secures funding of at least $3,500,000 by June 30, 2022, either party may extend the term until five years after such financing is secured. If such funds are not secured by June 30, 2022, then the License may be terminated early upon 90 days’ notice by either party.

Nothing in the Assignment of License agreement prohibits SII from using, licensing or granting online rights, gaming rights or similar rights pertaining to Esports Games, transmitted or streamed, by brand-name networks, or virtual play on a live or delayed basis, of sports events organized by SII or for its universities, or with avatars representing the athletes who play in such events. SII may elect to grant such rights to competitors of MOGO. SII may itself elect to commercially exploit such rights and thereby become a competitor of MOGO. SII has specifically retained for itself, all esports rights associated with its universities and India-Pakistan competition and has set up a separate company to commercially exploit this opportunity in which we have no interest. As a result, the long-term relationship with SII is uncertain and SII or its current or future affiliates, may become significant competitors of MOGO and limit or reduce MOGO’s opportunities to expand its esports business, thereby reducing our revenues, the value of our business and the value of your investment.

Because we are newly organized, we are a development-stage company without significant revenues and have a limited operating history.

Mobile Global Esports (“MOGO” or “Mogo,” or the “Company”) was organized in March of 2021 to carry on and expand an esports business (the “Business”) started by Sports Industry of India (“SII”), in 2016. Through a series of contracts, the rights to the Business were assigned to MOGO by SII and its affiliates beginning in August of 2021. We are in the process of expanding this Business, but to date we do not have significant revenues. Despite some five years of operations, the Business has many of the risks of a new business because the entire industry of esports is so new and still in many ways undefined. You should consider the Company’s prospects in light of the costs, uncertainties, delays, and difficulties frequently encountered by companies in this early stage of development. In particular, you should consider that we cannot provide assurance that we will be able to:

●	Successfully implement our business plan and expand our esports business to develop significant streams of revenue;

●	Maintain our management team;

●	Maintain licensed rights associated with SII’s universities to which we have gained access pursuant to a license of rights agreement with SII;

●	Raise sufficient funds in the capital markets to implement our business plan;

●	Attract, enter into and/or maintain contracts with players and sponsors; and

●	Compete effectively in the competitive environment in which we will operate.

If we cannot successfully accomplish these objectives, our business and your investment are likely to be negatively impacted.

The future success we might enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company. We will incur initial operating losses as we expand our business, and it may be some time before we achieve positive cash flow and/or profitability, and we may never reach such goals. There is of course no assurance that significant revenues will be generated, or that gross revenues will be sufficient to cover our out-of-pocket expenses, or that we will realize profits.

We will require additional financing if we are successful, and cannot be certain that such additional financing will be available on reasonable terms when required, or at all.

As of March 31, 2022, we had a bank balance of approximately $113,886. While this amount is sufficient to continue with operating activities on a limited basis for at least the next six months, we need to raise additional capital to fund our operations while we implement and execute our business plan and expand our business, hence this public offering. But we will likely require additional capital beyond this offering if our business is to be successful.

We currently do not have any contracts or commitments for additional financing beyond this offering. Any future equity financing may involve substantial dilution to existing shareholders. There can be no assurance that such additional capital will be available on a timely basis, or on terms acceptable to the Company. If adequate funds are not available or are not available on acceptable terms when needed, the Company may not be able to fund its business or its expansion, take advantage of strategic acquisitions or investment opportunities or respond to competitive pressures. Such inability to obtain additional financing when needed could have a material adverse effect on the Company’s business, results of operations, cash flow, financial condition and prospects.

If we raise additional funds by issuing equity or convertible debt securities, we will reduce the percentage ownership of our then-existing stockholders, and the holders of those newly-issued equity or convertible debt securities may have rights, preferences, or privileges senior to those possessed by our then-existing stockholders and/or note holders. Additionally, future sales of a substantial number of shares of our Common Stock or other equity-related securities could depress the future market price of our Common Stock if and when we create a public market, and could impair our current or future ability to raise capital through the sale of additional equity or equity-linked securities or the sale of debt. There is no assurance that a public market for our securities will develop. We cannot predict the effect that future sales of our Common Stock or other equity-related securities would have on the price of our Common Stock.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose, other than we plan to use such net proceeds for working capital, general corporate purposes and in furtherance of our corporate strategy. Accordingly, our management will have flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The current and potential effects of the coronavirus may impact our business, results of operations and financial condition.

In December 2019, a novel strain of coronavirus (Covid-19) emerged in China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread and infections have been reported globally. Due to the outbreak of Covid-19, almost all major sports events and leagues were postponed or put on hold for a significant period. Travel restrictions and border closures have materially impacted our ability to manage and operate the day-to-day functions of our business. Management has been able to operate with less efficiency in a virtual setting. However, if such restrictions become more severe due to a surge of virus infections, they could negatively impact those activities in a way that would harm our business over the long term. Travel restrictions can restrain our ability to operate, but at present we do not expect these restrictions on personal travel to be material to our business operations or financial results since the initial esports events will be held online.

The ultimate impact of the Covid-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the Covid-19 outbreak, new information which may emerge concerning the severity of the Covid-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but may have a material adverse impact on our business, financial condition and implementation of our business plans.

Actual or threatened epidemics, pandemics, outbreaks or other public health crises may materially and adversely impact our operations, adversely affecting the local economies where we operate and negatively impacting our customers’ spending in the impacted regions.

The interactive entertainment industry is intensely competitive. Mobile Global Esports faces competition from a growing number of interactive companies and, if the Company is unable to compete effectively, its business could be negatively impacted.

The industry we are addressing is “mobile” esports. Our market is part of a much larger interactive entertainment market. There is intense competition among Interactive Entertainment Companies for the consumer’s dollar. There are a number of established, well-financed companies producing esports and interactive entertainment products and systems that will compete with the products and services planned by the Company. Many of these competitors have financial resources much greater than ours. They may spend more money and time on developing and testing product and services, undertake more extensive marketing campaigns, adopt more aggressive pricing policies or otherwise develop more commercially successful products and services than the Company. This could impact the Company’s ability to win new business and retain business. Furthermore, new competitors may enter the Company’s key market areas. If the Company is unable to obtain significant market share or if it loses market share to its competitors, the Company’s results of operations and future prospects would be materially adversely affected. The Company’s success depends on its ability to develop new products and services, and enhance existing products and services, at prices and on terms that attract and retain customers.

In addition, SII, which has assisted us in our organization and has licensed to us certain commercialization rights associated with 73 universities in India, is not precluded from establishing its own esports business once its consulting services to us are concluded. It is possible it, or its affiliates, could become significant competitors to us in the mobile esports markets in South Asia on which we are focused.

Our revenues and profitability depend upon many factors for which no assurance can be given.

Our ability to achieve expanded revenues will depend, in large part, upon our ability to attract mobile esports users and viewers to our offerings, retain users and viewers, and reactivate users and viewers in a cost-effective manner. Achieving growth may require us to increasingly engage in sophisticated and costly sales and marketing efforts, which may not make sense in terms of return on investment. In addition, our ability to increase the number of users and viewers of our offerings will depend on continued user adoption of mobile esports. Growth in the mobile esports industry and the level of demand for and market acceptance of our mobile esports products and services will be subject to a high degree of uncertainty. We cannot assure the consumer adoption of our mobile esports product and service offerings.

Further, revenues do not assure profitability. Profitability depends upon many factors, including the ability to develop, commercialize, market, sell and maintain valuable mobile esports products and services at reasonable profit margins, our ability to identify and obtain the rights to additional mobile esports products and services to add to our existing lines, success and expansion of our sales programs, expansion of our player and fan bases, and obtaining the right balance of expense levels and the overall success of our business activities.

Once, and if, we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to generate sufficient revenues, or to become and remain profitable, would depress the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or even continue our operations. It could result in a decline in the value of our stock and you could lose all or part of your investment.

Litigation costs and the outcome of litigation could have a material adverse effect on the Company’s business.

From time to time, the Company may be subject to litigation claims through the ordinary course of its business operations regarding, but not limited to, employment matters, security of consumer and employee personal information, contractual relations with suppliers, marketing and infringement of trademarks and other intellectual property rights, and other matters. Litigation to defend the Company against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition and results of operations.

The Company is not aware of any current material legal proceedings outstanding, threatened or pending as of the date hereof by or against the Company.

If we are unable to build and enhance our brands and reputation or if events occur that damage our brands and reputation, our ability to expand our players, university teams, sponsors and commercial partners may be impaired.

The success of our business depends on the value and strength of our esports media brands and the audiences who watch on television, cell phones, or stream on the internet. The strength of our esports media brands determines our ability to expand our player and fan bases and attract sponsors and advertisers. To be successful, we believe we must preserve, grow and leverage the value of our brands across all of our revenue streams. Unfavorable publicity regarding our esports properties could negatively affect our brands’ reputations. Failure to respond effectively to negative publicity could also erode our brands’ reputations. In addition, events in the industry as a whole, even if unrelated to us, may negatively affect our brands’ reputations. A failure to build brand awareness or negative events that damage our brands’ reputations could interfere in the growth of, or result in a decline in players, television and social media audiences, fan loyalty or corporate sponsors to support our esports media properties. As a result, we might not be able to obtain revenues sufficient to attain profitability, or there might be a material adverse effect on our business, results of operations, financial condition and cash flow, causing us to sustain losses. We might not then be able to obtain the resources or time that would be needed to attempt to rebuild our brands and reputation.

Our insurance coverage may not adequately protect us against all possible risks of loss. Further, our business exposes us to potential liabilities that may not be covered by insurance.

The operation of university athletic events, and specifically a mobile esports league and teams, are subject to a number of risks that could expose us to substantial liability for personal injury. We intend to purchase insurance against certain of these risks, but our insurance may not be adequate to cover our liabilities.

We do not have any business liability, disruption or litigation insurance coverage for our operations in the US or in India. Accordingly, a business disruption, litigation or natural disaster may result in substantial costs and divert management’s attention from our business, which could have an adverse effect on our results of operations and financial condition.

The Company’s results of operations could be affected by natural events in the locations in which it operates or where its customers or suppliers operate.

Mobile Global Esports, its customers and its suppliers are expected to have operations in locations subject to natural occurrences such as severe weather and other geological events, including monsoons, earthquakes or outbreaks of pestilence that could disrupt operations. Any serious disruption at any of the Company’s facilities or the facilities of its customers or suppliers due to a natural disaster could have a material adverse effect on our revenues and increase our costs and expenses.

We will need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

As of March 31, 2022, we had 12 full-time employees and 6 key advisors. The employees in India work a majority of their time to organize events for our operations in India. Of the 18-member team, nine are located in the US, eight are located in India, and one is in Pakistan. None of the employees or advisors are taking a salary prior to project funding. As our company grows, we plan to expand our employee base. In addition, we intend to grow by expanding our business, increasing market penetration and developing new products and services. Future growth will impose significant additional responsibilities on our management, including the need to develop and improve our existing administrative and operational systems and our financial and management controls and to identify, recruit, maintain, motivate, train, manage and integrate additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our organization, give rise to operational mistakes, loss of business opportunities, loss of employees and/or reduced productivity. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and grow revenue could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to effectively manage the expansion of employees and manage future growth.

Risks Related to the Economy

An economic downturn and adverse economic conditions may harm our business.

Any economic downturn and adverse conditions in South Asian regional and global markets may negatively affect our operations. Our projected future broadcasting/streaming revenue in part will depend on consumers’ availability of personal disposable income and on our corporate marketing and operating budgets. Further, projected future sponsorship and commercial revenues are contingent upon the expenditures of businesses across a wide range of industries, and if these industries cut costs in response to any economic downturn, our revenue may similarly decline. Continued weak economic conditions could cause a reduction in our anticipated corporate sponsorships, which could have a material adverse effect on our business, results of operations, financial condition and cash flow.

In this regard, the Covid-19 pandemic has adversely affected our ability to generate revenues, raise capital, negotiate new business arrangements in India and adequately staff and manage our business. The extent to which Covid-19 in the future impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain, rapidly changing and cannot be predicted, including new information that may emerge concerning the severity of Covid-19 and the actions taken to contain it or treat its impact, and the success and availability of vaccines to prevent it.

Risks Related to Laws, Regulations and Offshore Operations

Regulations that may be adopted with respect to the internet and electronic commerce may decrease the growth in the use of the internet and lead to the decrease in the demand for the Company’s products and services.

In addition to regulations pertaining to the esports industry in general, the Company may become subject to any number of laws and regulations that may be adopted with respect to the internet and electronic commerce. New laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation, advertising, intellectual property, information security, and the characteristics and quality of online products and services may be enacted. As well, current laws, which predate or are incompatible with the internet and electronic commerce, may be applied and enforced in a manner that restricts the electronic commerce market. The application of such pre-existing laws regulating communications or commerce in the context of the internet and electronic commerce is uncertain. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel and personal privacy are applicable to the internet. The adoption of new laws or regulations relating to the internet, or particular applications or interpretations of existing laws, could decrease the growth in the use of the internet, decrease the demand for the Company’s mobile esports products and services, increase our cost of doing business or could otherwise have a material adverse effect on our business, revenues, operating results and financial condition.

The risks related to international operations could negatively affect the Company’s results.

Most all of the Company’s operations will be conducted in foreign jurisdictions including, but not limited to India. It is expected that the Company will derive all of its revenue from transactions denominated in currencies other than the United States dollar, and the Company expects that receivables with respect to foreign sales will account for all of its total accounts and receivables outstanding for some time.

As such, the Company’s operations may be adversely affected by changes in foreign government policies and legislation or social instability and other factors which are not within the control of the Company, including, but not limited to, recessions in foreign economies, expropriation, nationalization and limitation or restriction on repatriation of funds, assets or earnings, longer receivables collection periods and greater difficulty in collecting accounts receivable, changes in consumer tastes and trends, renegotiation or nullification of existing contracts or licenses, changes in policies, regulatory requirements or the personnel administering them, currency fluctuations and devaluations, exchange controls, economic sanctions and royalty and tax increases, risk of terrorist activities, revolution, border disputes, implementation of tariffs and other trade barriers and protectionist practices, taxation policies, including royalty and tax increases and retroactive tax claims, volatility of financial markets and fluctuations in foreign exchange rates, difficulties in the protection of intellectual property particularly in countries with fewer intellectual property protections, the effects that evolving regulations regarding data privacy may have on the Company’s online operations, adverse changes in the creditworthiness of parties with whom the Company has significant receivables or forward currency exchange contracts, labor disputes and other risks arising out of foreign governmental sovereignty over the areas in which the Company’s operations are conducted.

The Company’s operations may also be adversely affected by social, political and economic instability and by laws and policies of such foreign jurisdictions affecting foreign trade, taxation and investment. If the Company’s operations are disrupted and/or the economic integrity of its contracts is threatened, its business would be harmed.

The Company’s international activities may require protracted negotiations with host governments, national companies and third parties. Foreign government regulations may favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In the event of a dispute arising in connection with the Company’s operations in a foreign jurisdiction where it conducts its business, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdictions of the courts of United States or enforcing American judgments in such other jurisdictions. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. Accordingly, the Company’s activities in foreign jurisdictions could be substantially affected by factors beyond the Company’s control, any of which could have a material adverse effect on it. The Company believes that management’s experience to date in commercializing other products and services may be of assistance in helping to reduce these risks. Some countries in which the Company may operate may be considered politically and economically unstable.

The Company is subject to foreign exchange and currency risks that could adversely affect its operations, and the Company’s ability to mitigate its foreign exchange risk through hedging transactions may be limited.

The Company expects that it will derive all or most of its revenues in currencies other than the United States dollar for the foreseeable future; however, a significant portion of the Company’s operating expenses for its corporate activities are likely to be incurred in United States dollars. Fluctuations in the exchange rate between the U.S. dollar, the rupee and other currencies may have a material adverse effect on the Company’s business, financial condition and operating results. The Company’s financial results are affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than United States dollar and from the translation of foreign-currency-denominated balance sheet accounts into United States dollar-denominated balance sheet accounts. The Company is exposed to currency exchange rate fluctuations because portions of its revenue and expenses are denominated in currencies other than the United States dollar, particularly in the Indian rupee to start.

The risks of operating as an American company in India are an issue for every foreign investor.

The risks of operating as an American company in India are an issue for every foreign investor. The Company will mitigate some of this risk by maintaining a locally-recruited management and staff, and relying through its relationship with SII, on SII’s political and business relationships, such as the Association of Indian Universities (AIU), the Sports Authority of India (SAI), the SII universities, for whom the company plans to develop, promote and commercialize mobile esports, and by the protection afforded by India’s comprehensive commercial law structure, particularly in the areas of intellectual property law, trademark law, contract law, tax law and the uniform commercial code, and similar laws in other South Asian jurisdictions.

Business interruptions due to terrorism or civil unrest could adversely affect us.

Our business and our assets are planned to be primarily located in India, a country with examples of terrorism and civil unrest, and as a result, we and our affiliates could be potential targets of terrorism. In addition, any prolonged business interruption at any of the arenas where we host our events could result in a decline in mobile esports revenue. We currently do not have business interruption insurance in place. If and when we do have business interruption insurance coverage it may only cover some, but not all, of these potential events, and even for those events that are covered, it may not be sufficient to compensate us fully for losses or damages that may occur as a result of such events, including, for example, loss of market share and diminution of our trademarks, reputation and player and fan loyalty. Any one or more of these events could have a material adverse effect on our business, results of operation, financial condition and/or cash flow.

Changing laws, rules and regulations and legal uncertainties, including adverse application of tax laws and regulations, may adversely affect our business and financial performance.

Our business and financial performance could be adversely affected by unfavorable changes in or interpretations of existing, or the promulgation of new laws, rules and regulations applicable to us and our business, including those relating to the internet, e-commerce, consumer protection and privacy. Such unfavorable changes could decrease demand for our services and products, increase costs and/or subject us to additional liabilities. Furthermore, the growth and development of e-commerce may result in more stringent consumer protection laws that may impose additional burdens on online businesses generally.

Risks Related to the Company’s Management

Failure to attract, retain and motivate key employees may adversely affect the Company’s ability to compete and the loss of the services of key personnel could have a material adverse effect on the Company’s business.

The Company depends on the services of a few key executive officers. The loss of any of these key persons could have a material adverse effect on the Company’s business, results of operations and financial condition.

The unexpected loss of services of one or more of these individuals could also adversely affect the Company. The Company is not protected by key man or similar life insurance covering members of senior management but is contemplating obtaining key man insurance.

The Company’s success is also highly dependent on its continuing ability to identify, hire, train, motivate and retain highly qualified technical, marketing and management personnel. Competition for such personnel can be intense, and the Company cannot provide assurance that it will be able to attract or retain highly qualified technical, marketing and management personnel in the future. The Company’s inability to attract and retain the necessary technical, marketing and management personnel may adversely affect its ability to carry forward its business plan, and may limit future growth and profitability.

Our current management team has limited prior experience managing university esports businesses.

Our current executive management team has limited experience managing esports business, but does not have experience in managing university esports teams or leagues. In fact, practically no one has such experience because this segment of the industry is so new. This lack of experience could adversely affect our ability to run our business properly or to raise additional capital that may be necessary for our continued operations. We will endeavor to recruit seasoned executives, as and if capital is available to fund their hiring.

Risks Related to Intellectual Property and Technology

Failure to adequately protect our intellectual property and curb the sale of counterfeit merchandise could injure our trademarks.

We are susceptible to brand infringement such as counterfeiting and other unauthorized uses of our intellectual property rights. However, it is not possible to detect all instances of brand infringement in a timely manner. Additionally, where instances of brand infringement are detected, we cannot guarantee that such instances will be prevented as there may be legal or factual circumstances which give rise to uncertainty as to the validity, scope and enforceability of our intellectual property rights in the brand assets.

We also may license our intellectual property rights to third parties. In an effort to protect our brands, we will try in such event to enter into licensing agreements with such third parties which govern the use of our intellectual property and which require our licensees to abide by quality control standards with respect to such use. Although we will make efforts to monitor our licensees’ use of our intellectual property, we cannot assure you that these efforts will be sufficient to ensure their compliance. The failure of our licensees to comply with the terms of their licenses could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Our business will be subject to online security risk, and loss or misuse of our stored information, including the exposure of customers’ personal information, could lead to government enforcement action or other litigation, potential liability, or otherwise harm our business.

We will receive, process, store and use personal information and other customer data as a part of our business. There are numerous federal, state and local laws regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other data. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other player data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us which could have an adverse impact on our business. In the area of information security and data protection, many jurisdictions have passed laws requiring notification to customers when there is a security breach for personal data or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to implement. The costs of compliance with these types of laws may increase in the future as a result of changes in interpretation or changes in law. Any failure on our part to comply with these types of laws may subject us to significant liabilities.

We will rely on other third-party data and live-streaming providers for real-time and accurate data and/or live streams for mobile esports events, and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

We will rely on third-party sports data and live streaming providers to obtain accurate information regarding schedules, results, performance and outcomes of mobile esports events and the live streaming of such events. We may experience errors in this data and/or streaming feed. If we cannot adequately resolve the issue with our end users, our end users may have a negative experience with our offerings, our brand or reputation may be negatively affected and our users may be less inclined to continue or resume utilizing our products and services, or recommend our platform to other potential users. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.

Furthermore, once we establish a relationship with a data and/or live streaming partner, if it terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our selected third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

Systems, network or telecommunications failures or cyber-attacks may disrupt the Company’s business and have an adverse effect on the Company’s operations.

Any disruption in the Company’s network or telecommunications services could affect the Company’s ability to operate its mobile online esports offerings, which would result in reduced revenues and customer down time. The Company’s network and databases of players, fans, and sponsors information, including intellectual property, trade secrets, and other proprietary business information and those of the third parties the Company utilizes, will be susceptible to outages due to fire, floods, power loss, break-ins, cyber-attacks, hackers, network penetration, data privacy or security breaches, denial of service attacks and similar events, including inadvertent dissemination of information due to increased use of social media. Despite implementation of network security measures and data protection safeguards, including a disaster recovery strategy for back-office systems, the Company’s servers and computer resources will be vulnerable to viruses, malicious software, hacking, break-ins or theft, third-party security breaches, employee error or malfeasance, and other potential compromises. Disruptions from unauthorized access to or tampering with the Company’s computer systems, or those of the third parties the Company utilizes, in any such event could result in a wide range of negative outcomes, including devaluation of the Company’s intellectual property goodwill and/or brand appeal, increased expenditures on data security, and costly litigation, and can have a material adverse effect on the Company’s business, revenues, reputation, operating results and financial condition.

Risks Related to Our Common Stock

There is no assurance the Offering Price of our Common Shares will be at the low point of our Estimated Price Range, or $6.00 per Share; We may not be able to list our Common Stock on Nasdaq.

The estimated public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock or that the common stock will trade in the public market at or above the initial public offering price. If we cannot realize a per share offering price of at least $6.00 per share in this offering, we will not proceed with this offering.

We have applied to list our common shares on the Nasdaq Capital Market under the symbol “MGAM,” and anticipate receiving conditional approval to so list our common shares, provided we have satisfied the initial listing requirements of Nasdaq. No assurance can be given that we will meet those requirements. If our common stock is not approved for listing on Nasdaq, we will not consummate this offering.

Our officers, directors and 5% stockholders may exert significant influence over our affairs, including the outcome of matters requiring stockholder approval.

As of the date of this prospectus, our officers, directors and more than 5% shareholders own in the aggregate approximately 41% of our outstanding Common Stock. As a result, when acting together, although such individuals will not have a controlling interest in our Company, they still will have a significant impact on the election of our directors and in determining the outcome of any corporate action, including corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and influence could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those individuals. Certain of these individuals also have significant control over our business, policies and affairs as officers or directors of our company. Therefore, you should not invest in reliance on your ability to have any control over our company.

We currently do not intend to pay dividends on our Common Stock. As a result, your only opportunity to achieve a return on your investment is if the price of our Common Stock appreciates.

We currently do not expect to declare or pay dividends on our Common Stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our Common Stock. As a result, your only opportunity to achieve a return on your investment will be if we are able to establish a public market for our stock, the market price of our Common Stock appreciates and you sell your shares.

Shareholders will likely experience dilution of their ownership interest due to the future issuance of additional shares of our Common Stock.

We are in a capital-intensive business and we do not have sufficient funds to finance the growth of our business without issuing additional securities beyond the shares to be sold in this offering, resulting in the dilution of the ownership interests of holders of our Common Stock. We are currently authorized to issue 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. Additionally, the Board may subsequently approve increases in authorized Common Stock or Preferred Stock. The potential issuance of such additional shares of common or Preferred Stock or convertible debt may create downward pressure on the trading price of our Common Stock once and if a public market for our stock is established. We may also issue additional shares of Common Stock or other securities that are convertible into or exercisable for Common Stock in future public offerings or private placements for capital-raising purposes or for other business purposes. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

Our amended and restated certificate of incorporation allows for our board of directors to create new series of Preferred Stock without further approval by our stockholders, which could have an anti-takeover effect and could adversely affect holders of our Common Stock.

Our authorized capital includes Preferred Stock issuable in one or more series. Our board has the authority to issue Preferred Stock and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of additional Preferred Stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of Common Stock of a premium that they might otherwise realize in connection with a proposed acquisition of our company.

We expect to incur significant additional costs as a result of being a public company, which may adversely affect our business, financial condition and results of operations.

Upon completion of this offering, we expect to incur costs associated with corporate governance requirements that will become applicable to us as a public company, including rules and regulations of the SEC, under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Exchange Act, as well as the rules of the Nasdaq. These rules and regulations are expected to significantly increase our accounting, legal and financial compliance costs and make some activities more time-consuming. We also expect these rules and regulations to make it more expensive for us to obtain and maintain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Accordingly, increases in costs incurred as a result of becoming a publicly traded company may adversely affect our business, financial condition and results of operations.

If and when a trading market for our securities develops, the market price of such securities is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to sell your securities at or above the price at which you acquired them.

The stock market in general and the markets for smaller companies in particular have experienced extreme volatility that may be unrelated to the operating performance of particular companies. Once and if our common shares become publicly traded, the market price for our securities may be influenced by many factors that are beyond our control.

The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. These factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our Common Stock and warrants.

We are a Delaware corporation and the anti-takeover provisions of Delaware law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that some stockholders may consider favorable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	Failure of future market acceptance of our mobile esports products and services;

●	Increased levels of competition;

●	Changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	Our ability to retain and attract senior management and other key employees;

●	Our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

●	Other risks, including those described in the “Risk Factors” discussion and elsewhere in this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

USE OF PROCEEDS

We estimate that the gross proceeds to us from the sale of the shares that we are offering will be approximately $6,000,000, based upon the initial public offering price of $6.00 per share (which is the low point of the estimated offering price range set forth on the cover page of this prospectus), assuming no over-allotment of shares are sold. On this basis, we estimate that the net proceeds, after deducting the underwriters’ $600,000 discount, the $120,000 non-accountable cost allowance and the payment of an estimated $300,000 in offering expenses, will be approximately $4,980,000. If the underwriter exercises its over-allotment option in full, we estimate that our net proceeds on this basis will be approximately $5,790,000.

We intend to use the net proceeds in the first two years as follows:

	($000)
Offering
Gross Proceeds*	$6,000	100%
Less: Fees	(600)	-10%
Less: Underwriters’ Non-Accountable Reimbursement	(120)	-2%
Less: Incremental Expenses Not Covered by Private Placement Funds ($330)	(300)	-5%
Net Proceeds	4,980	83%

Operating Expenses
Merchandise Cost of Sales, Licensing Fees	98	2%
Marketing and Advertising	186	1%
Third Party Event Coordination / Scheduling / Judging Fees	70	1%
Streaming Expenses	314	5%
Site Expenses (Championship Venues, Facility Upgrades, Officials, Team Travel, VIP, Trophies)	219	4%
Total Operating Expenses	787	13%

Sales, General & Administrative Expenses
Retention of additional staff in India	1,183	36%
US Corporate Expenses	92	2%
India Operating Expenses	361	6%
Total SG&A	2,636	44%

Total Operating, SG&A Expenses	3,423	57%

Other Uses
Capital Expenditures (Technology Development)	1,482	25%

Contingency	75	1%

Total Uses	$6,000	100%

We believe the net proceeds of this offering will be sufficient to meet our cash, operational and liquidity requirements for approximately two years.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. treasury bills and similar securities investments pending their use.

We intend to use the net proceeds from this offering for operating expenses, marketing, event expenses, streaming, retention of additional staff in India, working capital and general corporate purposes, including perhaps acquisitions of game licenses, technology platform agreements and strategic partnerships. Investors are cautioned, however, that expenditures may vary substantially from these uses. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations and the amount of competition we face and other operational factors. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock and do not currently anticipate paying cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, for use in our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2022 on:

●	An actual basis; and

●	A pro forma reflecting the sale of 1,000,000 shares of our Common Stock in this offering, based on a public offering price of $6.00, (which is the low point of the estimated offering price range set forth on the cover page of this prospectus) and our receipt of the estimated $4,980,000 in net proceeds from this offering, after deducting the underwriter’s discounts and non-accountable cost allowance and estimated offering expenses payable by us.

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	Actual March 31, 2022	Pro Forma After the Public Offering
Cash and cash equivalents	$113,886	$5,093,886
Stockholders’ equity:	–	–
Preferred Stock, $0.0001 par value: 10,000,000 authorized, 0 shares issued and outstanding
Common Stock, $0.0001 par value: 100,000,000 shares authorized, actual and pro forma; 16,809,800 shares issued and outstanding, actual and 17,809,800 shares issued and outstanding, pro forma	$1,681	$1,781
Additional paid-in capital	$576,545	$5,556,445
Accumulated deficit	$(353,842)	$(353,842)
Total stockholders’ equity	$224,384	$5,204,384
Total capitalization	$224,384	$5,204,384

DILUTION

Purchasers of our Common Stock in this offering will experience an immediate dilution of net tangible book value per share from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of Common Stock and the net tangible book value per share immediately after this offering.

As of March 31, 2022 our net tangible book value was $224,384, or $0.01 per share of Common Stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our Common Stock.

Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of Common Stock after the offering. After giving effect to the sale of 1,000,000 shares of Common Stock in this offering at the offering price of $6.00 per share, (which is the low point of the price range set forth on the cover page of this prospectus), and after deducting underwriting commissions and estimated offering expenses payable by us, but without adjusting for any other change in our net tangible book value subsequent to March 31, 2022, our pro forma net tangible book value would have been $0.29 per share. This represents an immediate increase in pro forma net tangible book value of $0.28 per share to our existing stockholders and immediate dilution of $5.71 per share to new investors purchasing shares at the proposed public offering price.

The following table illustrates the dilution in pro forma net tangible book value per share to new investors as of March 31, 2022 on this basis:

Assumed initial public offering price per share	$6.00
Net tangible book value per share at March 31, 2022	$0.01
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$0.28
Adjusted net tangible book value per share after this offering	$0.29
Dilution in net tangible book value per share to new investors	$5.71

The following table sets forth, as of March 31, 2022, the number of shares of Common Stock purchased from us, the total consideration paid to us and the average price per share paid by the existing holders of our Common Stock and the price to be paid by new investors at the estimated public offering price as described above:

	Shares Purchased	Total Consideration			Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	16,809,800	94.39%	$224,384	4.31%	$0.01
Investors purchasing shares in this offering	1,000,000	5.61%	$4,980,000	95.69%	$4.98
Total	17,809,800	100.00%	$5,204,384	100.00%

SELECTED HISTORICAL FINANCIAL DATA

MOGO was formed on March 11, 2021 to acquire an existing esports business from SII. There is only limited historical financial data for MOGO.

The audited financial statements as of December 31, 2021 are included beginning on page F-1. A summary is outlined below:

Results of Initial Operations as of December 31, 2021

Assets		Liabilities
Cash and Cash Equivalents	$238,202	Current Liabilities	$31,814
Deferred Offering Costs	$62,998	Total Liabilities	$31,814
		Common Stock @ $0.0001, 16,809,800 Shares Issued and Outstanding	$1,681
		Additional Paid-In Capital	$530,065
		Accumulated Deficit	$(262,360)
		Total Stockholders’ Equity	$269,386
Total Assets	$301,200	Total Liabilities and Stockholders’ Equity	$301,200

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto included in this prospectus. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

For the period from inception (March 11, 2021) to December 31, 2021 we did not recognize any revenue and incurred expenses (including accrued expenses) of $262,360 associated with the expansion of our esports business, the organizing and staging of 27 tournaments, the acquisition of technology for our Indian market, and for accounting services, legal fees and bank charges. For the period covering Q1 2022, we incurred additional auditing, legal, advisory and filing expenses and funded our esports championship events in India.

Liquidity and Capital

A summary and discussion of our cash flow for the period from inception to December 31, 2021 and for the Q1 2022 period:

	Inception Through December 31, 2021 (Audited) Total	Q1 2022 January 1 Through March 31, 2022 (Unaudited) Total
Opening Balance	$0.00	$238,202.27
Cash Raised	$345,824.00	$0.00
Bank Charges	$(705.00)	$(2.50)
Legal Fees and Advisors’ Fees	$(23,500.00)	$(52,500.00)
Trademark Legal Fees	$(2,870.00)	$0.00
Auditing Fees	$(12,500.00)	$(20,000.00)
Underwriting Fees	$(60,000.00)	$0.00
Filing Fees	$(8,046.73)	$(6,814.00)
Event Operating Expenses in India	$0.00	$(45,000.00)
Total Expenses	$(107,621.73)	$(124,316.50)
Balance	$238,202.27	$113,885.77

We spent $107,621.73 in operating activities during the ten-month period from inception (March 11, 2021) to December 31, 2021. This mostly consisted of legal and consulting fees relating to the incorporation of the Company, and legal and underwriting fees relating to the preparation of the registration statement and prospectus. We spent $124,316.50 in Q1 to continue the preparation of the prospectus and fund our activities in India.

We have not engaged in any investing activities.

We raised $345,824.00 from a private placement during the summer of 2021 from the sale of common stock at par value of $0.0001 per share to Founders and $0.03 per share to early-stage investors.

Cash Resources and Going Concern

We have no significant revenue-generating operations from which we have internally generated funds through March 31, 2022. The Company’s ongoing operations have been financed by the sale of its equity securities by way of private placements. The Company believes that it will be able to secure additional public financings in the future, although it cannot predict the size or pricing of any such financings. This situation is unlikely to change until such time as the Company can successfully build out its business to the point where it experiences positive cash flow from operations. When acquiring technology, software and hardware, and in retention of additional employees and consultants, the Company may elect to issue restricted common shares to the purveyor, vendor, employee or consultant, in order to conserve its cash.

At March 31, 2022, we had $224,384 in working capital. The continuing operations of MOGO are dependent upon obtaining necessary financing to meet MOGO’s commitments as they come due and to finance future development and implementation of its business.

We anticipate that the proceeds of this offering will fund our capital requirements for the next 24 months. See “Use of Proceeds.” The Company expects that it will operate at a loss for the foreseeable future and believes the current cash and cash equivalents plus the proceeds from this offering will be sufficient for the development and implementation of its business plan to a point past breakeven, and fund its currently anticipated general and administrative costs. In any event, the Company will be required to raise additional funds, again through public or private equity financings in the future in order to continue and expand its business. Should such financing not be available in that time-frame, the Company will be required to reduce its activities.

There is significant uncertainty that the Company will be able to secure any additional financing in the current or future equity markets. See “Risk Factors.” Failure to obtain additional financing could have a material adverse effect on our financial condition and results of operation and could cast uncertainty on our ability to continue as a going concern. The quantity of funds to be raised and the terms of any proposed equity financing that may be undertaken will be negotiated by management as opportunities to raise funds arise. Specific plans related to the use of proceeds will be devised once financing has been completed and management knows what funds will be available for these purposes.

THE BUSINESS OF MOGO

Mobile Global Esports (“MOGO” or “Mogo”, or the “Company” was organized in March of 2021 to carry on and expand an esports business (the “Business”) started by Sports Industry of India (“SII”), in 2016. Through a series of contracts, the rights to the Business were assigned to MOGO by SII and its affiliates beginning in October of 2021. MOGO is now building out and expanding the business created by SII, which is focused on the rapidly-growing esports industry, with special emphasis on India and other South Asian markets.

Management believes that MOGO is the first company specifically focused on mobile esports to seek a public listing in the United States.

The esports industry’s global revenue is projected to grow from $1.08 billion in 2021 to $1.6 billion in 2023,18 making esports one of the fastest-growing industries in the world.

With the esports industry experiencing rapid growth, our strategy is to expand and build our technology platform to enhance users’ experience and encourage a wide audience in India and other South Asian countries. We also intend to introduce an updated version of our web site, www.mogoesports.com, that we believe will offer an enhanced user experience, including expanded interactive offerings. We intend to avoid the business of online gambling.

Our long-term strategy is to differentiate ourselves in the mobile esports industry by developing our own intellectual property in the form of new esports gaming models, predictive consolidated data feeds, and new platform and software services based on recent advances in the development of artificial intelligence.

We believe our intellectual property, once expanded and combined with the features we will endeavor to secure from third-party intellectual property vendors, will allow us to offer users expanded mobile esports offerings. We also intend to partner with other game developers to generate revenue from their access to our expanding player base, through licensing arrangements in which we share in new game revenue. There is of course no assurance such agreements can be successfully negotiated.

The Online Esports Industry

Esports are the competitive playing of video games by amateur and professional teams for cash and other monetary or non-monetary prizes. Esports typically take the form of organized, multiplayer video games that include real-time strategy and competition, including virtual fights, and first-person shooter and multiplayer online battle arena games. Esports are defined as competitive games of skill, timing, knowledge, experience, practice, attention and teamwork, but not games of chance or luck. Mobile esports are defined as esports that are streamed on an electronic esports platform and played by individuals or teams on mobile devices, usually smartphones.

Online esports tournament play consists of two or more people playing against each other in a game from their mobile devices or computers, where such players do not necessarily have to be playing in real time. These events can be held over the course of a day, a week or even a month and the winner will be the one with the top score or the fastest time at the conclusion of the event.

According to Statista, the global esports market revenue is estimated to be $1.08 billion in 2021 and is projected to grow to $1.62 billion by 2024. India is the fastest-growing mobile games market in the world.19

Industry analysts estimate that the esports segment of the mobile games market has an estimated 495 million-strong and growing global audience.20 Tournaments, ranked play and matchups encourage continuous and repeat game play as players compete to earn status, cash and virtual rewards and prizes. Creating a global community with competitive game play through an esports platform enables gamers to connect and play together, creating a community that is intended to maintain player loyalty.

[18]	https://www.statista.com/statistics/490358/esports-revenue-worldwide-by-segment/. Most of the industry’s revenue is from sponsorships (59%) and media rights (18%). Activate Consulting’s 2025 estimate is for $5 billion, with consumer spending making up 66% of the total. Activate Tech and Media Outlook, 2022. https://activate.com/#outlook.
[19]	https://www.dawn.com/news/1590486.
[20]	https://www.brighttalk.com/webcast/12339/477571/monetizing-the-esports-boom-how-to-launch-an-esports-platform.

The free-to-play games generated 78% of the game revenue in 2020, according to SuperData’s 2020 Digital Game Review, with purchased in-game content and paid upgrades, and Asian markets contributed 59% of those earnings. Mobile revenues for Honor of Kings and Peacekeeper Elite, both published by Tencent, each exceeded $2 billion.21

According to SuperData, Gaming Video Content (GVC) reached 1.2 billion viewers in 2020 with competitive titles, social games and brand crossovers, including Fortnite X Marvel and Among Us. Virtual Reality (VR) and Extended Reality (XR) games grew 25% with new headset technology and more affordable headset prices.

SuperData also reported, as of December 2020, the three largest selling esports games were Dota 2, League of Legends (each multiplayer online battle arena games) and Counter Strike: Global Offensive (CS:GO, a first-person shooter game). Other popular games include Smite, StarCraft II, Call of Duty, Heroes of the Storm, Hearthstone and Fortnite. Esports includes games which can be played by amateurs in multiplayer competitions on the Sony PlayStation, Microsoft Xbox and Nintendo Switch. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including twitch.tv, azubu.tv, ustream.tv, Facebook and YouTube.

Real Money Games: Skill or Chance

So-called real money esports games let players win cash. They are either games of skill or games of chance. Skill games determine the reward based on the player’s knowledge, practice, attention and experience. In games of chance, the outcome is based on luck.

Cash-based tournaments involving games of skill are not considered gambling in most U.S. states because the generally accepted definition of gambling involves three specific things: (1) the award of a prize, (2) paid-in consideration (meaning entrants pay to compete) and (3) an outcome determined on the basis of chance.

We anticipate that many of our mobile esports games will permit players and teams to play against each other with prize money distributed to the last remaining competitors as cash prizes.

This is relevant because online gaming has gained significant scrutiny in India. For instance, games of chance in India are considered gambling and are expressly prohibited. Apps such as Dream11, Mobile Premier League and My11Circle, which are backed by major investors, allow fans to create their own cricket “dream teams” and win cash prizes based on how players do in real matches. Seven Indian states have amended their laws to ban such fantasy sports and other real money games. But the High Court in the Indian state of Rajasthan dismissed a plea to ban Dream11 in October 2020 and ruled that the format of an online fantasy game is a game of mere skill and is protected under the State’s Constitution.

We currently offer users esports play in a tournament setting, and intend to expand to a wide selection of video games of skill to be played online for real prizes by individuals or teams and in major tournaments. Cash prizes or scholarships may be awarded to universities, university teams or individual players in the formats and platforms we promote and develop for universities. In all cases winning will be based on established multi-player games that are won or lost on the players’ abilities, quick responses, teamwork, experience and playing skills. As a result, we do not believe our mobile esports games will deemed games of chance or constitute gambling in most jurisdictions, under current laws, but laws may change and/or regulatory authorities may disagree with our conclusions. We intend to adhere to the any legal guidelines in each jurisdiction where an award of cash prizes or merchandise to winning players is involved.

[21]	https://www.statista.com/statistics/516754/gaming-video-content-viewer-number-global/.

According to SuperData’s 2020 Year in Review, the mobile esports market represents an estimated 70% of the total esports market in South Asia, defined as the countries of India, Pakistan, Sri Lanka, Bangladesh, Nepal and Bhutan. South Asia offers an addressable market of an estimated 400 million players.

Historically, the region’s poor online infrastructure has made it difficult for players to gain broad access to the largest personal computer-oriented esports platforms, such as LoL (League of Legends), Overwatch and CS:GO (Counter Strike: Global Offensive). Now, however, there is increasing wide broadband access and lower access costs, and we believe esports players in South Asia have embraced mobile platforms since the mobile esports segment already represents 70% of the total esports market.

University Esports

We believe there will be strong growth in university esports in the future in India and South Asia as a trend of university adoption of varsity and club esports programs continues. According to a report by Stream Hatchet, an esports business intelligence firm, university esports hours watched in 2020 were an estimated 1.5 million hours world-wide, and this is less than 0.1% of the total esports hours watched.

In the U.S., three companies, CEX, PlayVS and CSL, have created a structure for organized university esports. Both university varsity and club teams compete at partnered schools. Also, Riot Games created the Riot Scholastic Association of America to manage their own properties and Gaming Community Network (GCN) and Van Wagner (an advisory group representing 110 colleges) announced in March 2021 national collegiate esports tournaments across multiple games. In April 2021, Collegiate Sports Management Group announced its first national collegiate championship with 48 teams from 40 schools. There are 175 colleges and universities in the U.S. that are members of the National Association of Collegiate Esports (NACE) with varsity-level esports programs. In the U.K., 14 universities and 7 colleges are offering BTEC esports degree programs, according to the British Esports Association. Globally, The Global Sport Institute at Arizona State University estimates perhaps as many as 200 more universities sponsor varsity esports programs of some kind, but this underestimates the real number since there are already 51 Indian universities who have committed to sending teams to MOGO’s virtual esports events.

OUR MARKET IN INDIA

India is the largest English-speaking country in the world, Asia’s third largest economy and currently accounts for only 2.7% of global consumption. Growth rate projections for the next 30 years place India as the third-largest economy behind China and the US.

This growth is driven by an increase in disposable income, changes in demographics as cities attract more people from the rural areas and the rural areas develop economically, the entry of foreign investors, the liberalization of foreign investment policies and the government’s concerns about India’s global competitiveness. India offers global investors a rapidly-expanding middle class of enthusiastic consumers, an improving infrastructure and a young, well-educated, motivated labor force.

The growth of the digital infrastructure has eliminated many of the barriers to esports participation. It is estimated the number of smartphone users in India is now 845 million with the introduction of low-cost telephones with many features, reduced access fees and wider geographic coverage. India surpassed the U.S. in 2019 to become the second-largest smartphone market, according to Statista. The number of internet users reached 565 million in 2020.

The Indian esports industry is fragmented and in its early stages of development. Its explosive growth has attracted over 250 game development companies and created competing platforms. The leading platform, Nazara, has a 13.9% share of the esports company revenues in FY2019, according to Esports in India’s Market Landscape Report 2020, published by Inc42Plus. The “mobile” esports market in India can be considered a potentially large and as yet mostly undeveloped subset of India’s esports industry.

There are three types of esports games played in India. The real money games charge entry fees from players and depend on these fees for revenue. Both Indian-developed games and foreign games are available in this category, and they include poker, slots and jackpot games.

The second category includes casual games which have a wide audience and depend on advertising revenue. Again, both Indian-developed games and foreign games are available, and these games include Teen Patti (“Three Cards” in English, a gambling card game) and Minecraft.

The third type is the organized, multi-player video games that may be played with teams. Indian developers have not yet contributed any esports games in this category. It is in this category that MOGO currently operates, and will expand operations, organizing an ever-increasing number of university events to be played on mobile phones.

India already features established esports traditions and university sports rivalries. Furthermore, the demographics of the Indian university students (educated, proficient in technology and social media, often middle class or sufficiently affluent to afford mobile phones, data consumption charges and game subscriptions, and are 18-24 years old) are an almost-exact profile of the primary esports players in the other markets that have grown rapidly, including China, the U.S. and South Korea. Globally, the percentage of women who play is 23%. In India, a significant number of women (17%) are already competitive esports participants22 and women’s teams have competed in MOGO’s events.

[22]	Activate Consulting. https://activate.com/#outlook.

OUR MARKETING PLAN

The rapid growth of esports and mobile applications in India create an opportunity for us to expand our business. Initially, while continuing to use the current tournament structure, we plan to license and utilize existing technology platforms to increase our esports business, thereby avoiding the expense and risk of developing our own technology. Our principal revenue sources will continue to be sponsorships, advertising, event registration fees and the sale of merchandise that includes our trademarks and the logos and other trademarks of university teams that compete on our platforms.

Our strategy is to differentiate our Company as the go-to platform for university esports enthusiasts and to create increasingly exciting events for large audiences with state-of-the-art video coverage and interactive options for players and fans in South Asia and the Indian diaspora. We also plan to create revenue from project content, merchandising and licensing of brand elements, name and likeness rights and similar rights. (Merchandising rights associated with the SII universities are retained by SII under our License Agreement with SII, but we share in resulting revenues. See “Material Agreements” herein.)

The esports events we have held or are currently planning include the following:

●	Open tournaments to create awareness;

●	Intra-university tournaments;

●	Rivalry inter-university tournaments;

●	Conference and divisional championship tournaments;

●	National university championships; and

●	International friendlies.

We also plan to position MOGO as one of the primary channels for game development companies to launch new mobile esports games for the Indian and South Asian markets, with the expectation we can negotiate sharing arrangements covering new game revenue streams with these companies in exchange for their access to our players.

In the past the business we acquired from SII has not conducted significant marketing activities. Once we have updated our website and apps, we intend to pursue an aggressive affiliate marketing program focused on professional esports teams and individual social media influencers. As part of our efforts to market our mobile esports platform, tournaments and activities, we will attempt to enter into affiliate marketing agreements with additional university esports teams, professional esports teams and other influential individuals and groups within the esports community.

If we contract with affiliate marketing partners, they will likely be paid fees based on the net player profits that the affiliate partners generate through their client base or fan base, depending upon the system they employ. Instead of directly incurring significant costs related to online advertising, which must be paid in advance, this system allows us to spend fewer resources on advertising directly because our affiliate partners market to their client or fan bases for us.

Our first-mover advantages in the university segment of the esports market in India are significant. There have been 27 virtual events co-branded by MOGO and/or its predecessor, SII, with 138 Indian university teams, including women’s teams. (Some universities have multiple teams).

HOW ESPORTS WILL GENERATE REVENUES

The revenue stream for esports includes naming and media rights, in-app purchases (including branded merchandise), pay-per-download, subscriptions, in-app advertisements, incentive-based advertising, event advertising and sponsorships, event admission fees, team entry fees, ticket fees for streamed events (pay-per-download), game and hardware manufacturers’ sponsorship and revenue from streaming (advertising, sponsorships and subscriptions).

Of these segments, media rights are currently growing faster than the other segments in the esports market. Sponsorships and advertising account for most of the traditional revenues. Manufacturers of gaming equipment and accessories are usually the largest source of the sponsorship revenue, and sponsorship has been a long-term recurring revenue stream for many esports companies. Globally, broadcast and streaming revenue is still relatively underdeveloped as broadcasters look for esports content with the widest demographic appeal. ESPN, Disney and ABC are involved in television broadcasts of the esports events, and Twitch, YouTube and Facebook have become important streaming platforms. Sports Industry of India has streamed esports events on YouTube and Facebook. In June and September 2021 MOGO-ESI-EUSAI jointly-promoted esports events were streamed live on ESI’s Facebook channel, ESILive, and on the Company’s social media app, ESI Sports. Future revenue from streaming can be generated by naming rights, sponsorships, advertising, app subscriptions and merchandise sales that are coordinated with the events.

We expect to generate revenues for MOGO from registration fees, and add as revenue sources admission fees to venues, sponsorships, advertising, license fees for content, and from shared royalties from the sale of MOGO event-specific merchandise. As we build brands, we plan to generate revenue by licensing the use of Brand Elements, name and likeness rights and similar rights in our games and in players.

Event organizers typically collect a tournament fee from each player or team in the tournaments, and from these funds cash prizes are paid. Tournament expenses are also paid out of these funds. Organizers also collect a tournament sponsor’s fee (sponsor’s fees are typically 10% of total tournament entry fees).

In the future we intend to offer users a wide selection of video games of skill to be played online for real money to small groups and in major tournaments. Our tournament platform will also serve as a tool to help us determine which markets deliver the largest number of esports players. We believe using the tournament platform to penetrate the university market will allow us to grow our brand within the esports community and lead to lower customer-acquisition costs for our expanded social media platforms.

We envision our event participants will be an important part of our business. MOGO’s gamers will be educated, affluent and dedicated to mastering esports. It is for this reason MOGO believes that gamers are an attractive audience for game development companies that are looking for a large, organized and focused user group to serve as an easily-delivered market for launching new games and revenue-generating game enhancements. Many new games are offered as free-play, and the game development companies earn most of their revenue from additional downloadable content and game upgrades.

MOGO’s longer term business plan, subject to availability of capital and personnel, contemplates entering in to the business of developing and owning teams and managing players. The National Basketball Association and Formula 1 own leagues, FIFA operates a major tournament and professional teams are owned by the Golden State Warriors, Galatasaray, PSG, SK Telecom, Asus and NetEase.23 According to Forbes Magazine, values for the top esports teams have risen considerably in the last few years. The top two global teams are valued over $300 million and have annual revenues of over $30 million.24

Management believes that MOGO will be able to promote and encourage game companies to introduce games and enhancements at MOGO events and use the Company’s built-in user group both as a media lab and as a vibrant market for new products and enhancements. This may give MOGO an opportunity to share in some of the game development company revenue as a licensee or collaborator.

We also plan to expand into new geographic markets as capital is available and opportunities present themselves.

[23]	Activate Consulting. https://activate.com/#outlook.
[24]	https://www.insiderintelligence.com/insights/esports-ecosystem-market-report/. Another source states the revenue is over $24 million.

COMPETITION

Given that we will operate in the entertainment and on-line esports industries, we consider any type of discretionary leisure and entertainment provider to be a competitor with respect to the consumers’ time and disposable income.

The Indian esports industry is fragmented and in its early stages of development, but it is becoming increasingly competitive. There are 32 esports companies operating in India. Its explosive growth has attracted over 250 game development companies and created competing platforms. The leading platform, Nazara Technologies, has only a 13.9% share of the esports company revenues in FY2019, but by FY2021, revenues increased 84% to $61 million. In the online esports gaming space, (excluding online gambling), our competitors are UCypher, an esports league, Newgen Gaming/Penta Esports, Gaming Monk, WinZO and Gamerji. Gamerji has conducted more than 6,000 esports tournaments, with 150,000 new users per month during the Covid lockdown, according to Inc42, an analytical firm that covers the startup ecosystem in India.

Krafton, a South Korean gaming company, launched Battlegrounds Mobile India (BGMI) in July 2021. Promoted as an exclusive new battle royale game for fans in India, it is little more than a modified version of PUBG, which had been banned in India after clashes between Indian and Chinese troops along the common border two years ago. China moved PUBG to a Korean subsidiary to bypass the Indian restrictions, and it has already drawn 34 million players and is the top-ranked free game on the Google Play Store, according to VCCircle.

With relatively low barriers to entry, new competitors may easily enter the esports video game tournament segment on which we are focused. The competitors may offer an equivalent or superior product to that of the Company. We expect the number of companies offering products and services in our market segment to increase. Most of our current competitors have far greater resources than we have.

SII has assisted us in our organization and has licensed to us certain commercialization rights associated with 73 universities in India. But under this license of rights, SII reserves sole power to interface exclusively with participating universities. SII has also specifically reserved all esports rights associated with India-Pakistan esports games and rivalries. Nothing precludes SII from establishing its own esports business and competing with MOGO. It is possible SII could become a significant competitor for us in the mobile esports markets in South Asia in the future.

Our Competitive Strengths

We believe the following differentiates us from our competitors:

●	We are focused initially on university mobile esports in India, a market segment that has only just begun to be commercialized.

●	We have obtained a license to certain rights to promote and commercialize university esports programs in association with 73 leading universities in India and with the Association of Indian Universities (AIU).

●	We have a management team with some experience in university sports in India. This team introduced and organized the first competitive university esports events in India, beginning in 2017.

TECHNOLOGY AND SERVICES REQUIRED

To implement its business plan, MOGO intends to license the rights to one or more established games or esports gaming platforms, social media applications and compression technology. $1.5 million has been budgeted for these expenses in the first two years of operations. MOGO also intends to enter into one or more licensing arrangements to support streaming and other methods for play and exhibition of its games. To date, MOGO has engaged in preliminary discussions with a range of potential licensors and licensees and has negotiated preliminary potential terms with certain technology providers. Though the commercial arrangements MOGO seeks are generally available and MOGO believes the proceeds of this Offering will be sufficient for its commencement of commercial services, there can be no assurance as to the financial terms of these arrangements or the aggregate impact on MOGO’s capital requirements, margins or profitability.

MOGO’s Plan for the Technical Challenges in India

To address the technical challenges in India that include poor connectivity, uneven bandwidth and platform performance stability for esports games, MOGO has entered into a software licensing and management agreement with Artemis Avenue, LLC (“ART”) for its ZuCasa video platform and access to the underlying EVE transcoding process. ART is a Delaware company with well-established capabilities in developing and delivering video content, social media, e-commerce and online engagement.

An important component of the agreement is that the ART technical team will function as MOGO’s CTOs.  Their experience in entertainment and technology with companies such as Samsung, SiriusXM, China Telecom, Siemens, Intel and Tata provide MOGO with experience and expertise in a critical area of the Company’s market development.  Their biographical data are included in the “Senior Advisors” section.

ZuCasa’s API/SDK suite includes the proprietary EVE transcoding software, which reduces video file size by roughly two-thirds, providing MOGO with a distinct market advantage for bandwidth restricted areas, as well as reducing costs significantly for the streaming and storage of its content.  This is a critical factor in India where bandwidth can be insufficient for high-speed video gaming.

The EVE proprietary compression engine delivers a video stream that is equal to or better than any commercial streaming company while using only one-half to one-third of the bandwidth.

For comparison, a Netflix 1080p stream is between 4-6 Mbps, almost double that needed by ZuCasa’s streams. ZuCasa is also codec agnostic,25 therefore, its proprietary encode works on standard or non-standard codec such as AVC (h.264) HEVC (h.265), VP8, VP9 & AVI.

The decode is based on standards that avoid any requirements to address adoption. Not only does the compression ease the server-side demands, allowing existing infrastructure to carry up to three times the amount of traffic but, it does the same on the client-side, reducing battery and bandwidth needs, and this can be a game-changer for players using a mobile phone.

ZuCasa’s backend consists of web-sockets, user and room services that were tailor-built from the bottom up to serve ZuCasa’s video ecosystem, with the ability to “braid” streams together so additional participants do not increase bandwidth demands, and this represents a significant advantage. On other video platforms, for example, each additional participant adds several Mbps of bandwidth needs, increasing the chance of frozen video or dropped audio with each new stream. The ZuCasa platform streams cap out at about 3-4 Mbps, so connectivity will be far stronger, even over cellular networks.

[25]	Codec stands for “coder/decoder.” It is a tool for making video files smaller by compressing them using mathematical algorithms to discard data that is not important.

INTELLECTUAL PROPERTY

MOGO is an entertainment company, not a technology company, and any technology required to stream, promote and enhance our business will be licensed or purchased from third parties, at least initially. In the event we develop technology in the future, this technology will be patented.

The trade secrets, copyrights and trademarks of the Company’s business, such as user lists, logos, names of events and other designs and images are or will be registered and defended as appropriate. India is a common law country that follows not only the codified law, but also common law principles, and as such provides for infringement as well as passing off actions against violation of trademarks. India also recognizes the concept of a “well-known trademark” and the “principle of trans-border reputation,” so we believe that the legal structure in India will support the Company’s initiatives.

RESEARCH AND DEVELOPMENT

MOGO has not initiated any R&D. In the future, there is an opportunity to enhance the players’ personalized game experience through augmented reality (AR) and virtual reality (VR), and we will follow developments in these areas closely. These are areas in which the Company will license the technology, but the MOGO players may provide an attractive media lab for AR and VR development companies. If this is the case, the Company may be able to share the financial benefits.

In order to effectively penetrate regional markets, we intend to translate our websites and apps into several additional languages (Sinhala and Tamil in Sri Lanka and Nepali, for example) and offer customer service and technical support in the local language of key markets, as funds are available to do so. India alone, for instance, has 22 scheduled languages with official status, and although English is widely spoken, regional languages such as Bengali, Punjabi, Tamil, Telugu and Marathi are widely spoken.

The Company is also discussing with ZuCasa its capacity to offer multi-lingual feeds for events.

EMPLOYEES

As of March 31, 2022, we had 12 full-time employees and 6 key advisors. The employees in India work a majority of their time to organize events for our operations in India. Of the 18-member team, nine are located in the U.S., eight are located in India, and one is in Pakistan. None of the employees or advisors are taking a salary prior to project funding. The Indian team is projected to grow to 19 full-time employees as the business develops over the next 24 months. It is likely that the ramp-up of headcount will accelerate as we focus on gaining market share, cash flow increases, and the dynamics of the esports business continue to change. Key personnel are esports and technology specialists, university relationship managers and marketing staff

	Name	Title	Location
1	David Pross	CEO	U.S.
2	Kiki Benson	CFO	U.S.
3	Nicholas Svarnias	COO	U.S.
4	Gregory Butler	MD Technology	U.S.
5	Anthony Rennert	MD Technology	U.S.
6	Martha Chang	MD Technology	U.S.
7	Sunny Bhandarkar	MD, India	India
8	Pranav Prabhu	VP, Operations	India
9	Mohit Singh Rajawat	Director, Operations	India
10	Rohit Singh Rajawat	Field Director	India
11	Himanshu Swami	Field Director	India
12	Ashish Sharma	IT Director	India
13	Kenin Spivak	Senior Advisor	U.S.
14	William (Bill) Brown	Senior Advisor	U.S.
15	Phil Ofili	Advisor	U.S.
16	Dr Vir Ji Koul	Advisor	India
17	Dr. Madhu V. Bhandarkar	Advisor	India
18	Muhammad Jamal Qureshi	Advisor	Pakistan

FACILITIES

Our corporate offices are in located in a leased facility in San Clemente, California.

We also maintain facilities with Elite Sports India Pvt. Ltd. (“ESI”), the operating subsidiary of SII in India, which is located at Office No 431, 3rd Floor, Orchard Corporates, Royal Palms Estate, Aarey Colony, Goregaon East, Mumbai, India, 400065.

Our employees and consultants mostly work remotely and typically do not require office space. We believe our facilities are sufficient to meet our current needs and that additional suitable space is available as and when needed at reasonable rates. We do not own any real property.

GOVERNMENT REGULATION

We are subject to and must comply with various Indian and international sales, use, occupancy, value-added and other tax laws, rules and regulations which relate to our services and products, as in place in each Indian jurisdiction, and as interpreted by the applicable taxing authorities.

In addition, we may be subjected in the future to new laws adopted in one or more jurisdictions where we will be deemed to be doing business, which regulate esports and esports gaming, or sweep our esports gaming together with games of chance and forms of gambling which are then heavily regulated, taxed, or even outright banned.

We believe our esports games to be fairly defined as competitive games of skill, timing, knowledge, experience, practice, attention and teamwork, but not games of chance or luck. We believe that “cash-based” tournaments involving games of skill should not be considered gambling because the generally accepted definition of gambling involves three specific things: (i) the award of a prize, (ii) paid-in consideration (meaning entrants pay to compete) and (iii) an outcome determined on the basis of chance.

Currently there are no laws in India or in other countries in South Asia which preclude us from the organization, commercialization and promotion of our esports games, tournaments and events. We anticipate that in India and other countries, our mobile esports games, which permit players and teams to play against each other with prize money distributed to the last remaining competitors as cash prizes, will be defined as games of skill. We do not intend to offer any facility for players to wager on the outcome of the games or events.

But online gambling has gained significant scrutiny in India. Games of chance in India are considered gambling and are expressly prohibited. Seven Indian states have amended their laws to ban fantasy sports and other real money gambling games. But the High Court in the Indian state of Rajasthan dismissed a plea to ban Dream11 in October 2020 and ruled that the format of an online fantasy game is a game of mere skill and is protected under the State’s Constitution. Rajasthan is one of 28 states and 8 union territories in India, and the other states and the national government have not addressed this issue as it pertains to the esports games we intend to offer.

Thus, it remains uncertain as to how other Indian states and the central government will define or regulate our esports games in the future, if at all. And it is uncertain whether other jurisdictions in South Asia, or in countries elsewhere, will adopt laws banning or regulating games of chance, and whether our esports games will be swept into and made subject to such future legislation.

We are also subject to various U.S. and other foreign laws and regulations that affect our ability to organize and operate our planned mobile esports business. These laws and regulations, particularly in foreign markets, are often subject to extensive and evolving regulations that could change based on political and social norms and/or that could be interpreted in ways that could negatively impact our business.

We will be subject to existing laws and regulations and likely new laws and regulations that address user privacy, pricing, online content regulation, taxation, information security, user privacy, and the characteristics and quality of online products and services.

We will have to comply with the Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws which generally prohibit U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws can result in severe criminal and civil sanctions and other penalties.

We also expect to deal with significant amounts electronic financial transactions in our operations and will be subject to various reporting and anti-money laundering regulations.

We may also be subject to laws and regulations directed toward the gambling industry in general and specifically to online gambling.

In order to establish and grow our business, we will adhere to the government laws and regulations and recognized licenses that are required.

LEGAL PROCEEDINGS

The Company is not aware of any current material legal proceedings outstanding, threatened or pending as of the date hereof by or against the Company.

MATERIAL AGREEMENTS

The material agreements summarized below are attached as exhibits to the Registration Statement of which this prospectus is a part. Such summaries by necessity do not include all provisions of such agreements, but rather are intended to fairly present the terms and conditions we believe to be material from a business and operating perspective.

The SII-MOGO Founders Agreement and Supplements Thereto

MOGO entered into a Founders Agreement (“Founders Agreement”) dated as of July 1, 2021 with Sports Industry of India, Inc. (“SII”) and thereafter three supplements thereto with SII and two Indian subsidiaries of SII, Elite University Sports Alliance of India Private Limited, (“EUSAI”) and ESI Sports India Private Limited (“ESI”): a Supplement to Founders Agreement (“First Supplement”) dated as of October 15, 2021 with SII, a Second Supplement to Founders Agreement (“Second Supplement”) dated January 14, 2022 with SII, EUSAI and ESI, and a Third Supplement to Founders Agreement dated February 22, 2022 (“Third Supplement”) with SII, EUSAI and ESI. SII, EUSAI and ESA sometimes are collectively referred to herein as “Licensor,” the First Supplement, Second Supplement and Third Supplement sometimes are collectively referred to herein as the “Supplements,” and the Founders Agreement, as supplemented by the Supplements, is sometimes collectively referred to herein as the “Supplemented Founders Agreement.” Pursuant to the Supplemented Founders Agreement, Licensor has granted to MOGO a license to commercially exploit most esports rights licensed or granted to SII by the Association of Indian Universities (“AIU”) or by Indian universities pursuant to existing or future agreements, as more fully described below.

The following sets forth a summary of the material terms of the Supplemented Founders Agreement. Capitalized terms below that are not previously defined have the meanings set forth at the end of this summary.

1.	Founders Agreement

Pursuant to the Founders Agreement, MOGO issued 2,650,000 restricted common shares of MOGO to SII in consideration for the amounts expended by SII to develop and form MOGO, including the expense of providing certain consulting services described below, the waivers and license of certain intellectual property rights described below, the grant of certain first negotiation and refusal rights described below, and the additional price of one dollar.

Consulting Services: SII has agreed to provide consulting services to MOGO during the term commencing March 11, 2021 through December 31, 2022 and thereafter until the first to occur of June 30, 2023 or the date on which MOGO receives gross proceeds from financings since its formation of at least $5,000,000, with respect to: (i) esports opportunities in the Territory (defined as India, Pakistan, Nepal, Sri Lanka, Bangladesh and Bhutan); (ii) global esports opportunities with universities; (iii) global esports opportunities with the diaspora of individuals born in the Territory and their descendants; (iv) how to organize, manage and promote esports tournaments and other esports events; (v) sponsorship, production and branding opportunities in the Territory; (vi) MOGO’s administrative, corporate and organizational development; (vii) introductions to licensed investment bankers, auditors, counsel and other professionals, including government officials and administrators in the education and sports associations; and (viii) introductions to individuals and companies that could assist MOGO to implement its business plan. SII may provide similar services to others.

Waivers: On its behalf and on behalf of its subsidiaries, predecessors and affiliates (collectively, “SportsCo”), SII waived the following rights:

1. In perpetuity, any rights it might have in and to the contributions to MOGO’s business, financial, legal and marketing plans contributed during the period from prior to the formation of MOGO through December 31, 2022 by Special Persons (each of Kiki Benson, Sunny Bhandarkar, Pranav Prabhu, David Pross, Muhammad Jamal Qureshi, Kenin M. Spivak, Muzammal Khan Wazeeri, Richard Whelan and any other individual mutually agreed in writing by the parties to the Founders Agreement to be a Special Person) or any other individuals who participate in providing SII’s consulting services to MOGO pursuant to the Founders Agreement.

2. Until December 31, 2022, unless extended by mutual agreement, any covenants in favor of SII are waived that might restrict the right of each Special Person to (i) consult with MOGO, (ii) serve as a member of MOGO’s Board of Directors, and/or (iii) serve as an officer, employee or representative of MOGO. Such covenant will continue in perpetuity for David Pross.

License: On its behalf and on behalf of its subsidiaries, SII granted to MOGO a non-exclusive license in perpetuity to utilize the written and oral contributions made by the Special Persons or any other individuals who participate in providing SII’s consulting services to MOGO.

First Negotiation Rights: Provided MOGO complies with the Founders Agreement and secures any necessary financing, SII granted the following first negotiation rights to MOGO:

Until June 30, 2023, in each instance in which SII seeks to organize individual esports games or a discrete esports tournament with universities in the Territory, SII will negotiate first with MOGO to act as SII’s principal licensee, co-venturer or service provider with respect to organizing the foregoing, seeking sponsors, providing all required technology and otherwise licensing and distributing program content created in connection therewith, prior to entering into negotiations with any company to do the foregoing. This right does not pertain to “Excluded Games,” which are defined as games or tournaments that would be transmitted or streamed by brand-name networks, such as Sony Ten, NEO Sports, ESPN, DSport, DDSports, Star Sports, Fox Sports, Netflix, youtube.com, twitch.com or other identifiable linear or streaming networks. As to these and similar platforms, both MOGO and SII are free to separately negotiate and stream esports games and programing, including content licensed to MOGO by SII under these collective agreements. Rights held by SII involving competition between Pakistani and Indian teams are retained by SII, and have not been licensed to MOGO. But MOGO is free to develop its own esports content revolving around such competition.

1. With respect to a potentially broad, long-term collaboration to develop and monetize esports involving athletes, universities in the Territory and rights pertaining to esports granted by the AIU and universities located in India to SII, commencing promptly after MOGO secures financing of at least $3,500,000 and thereafter for a period of at least 90 days, SII and MOGO shall engage in exclusive negotiations with respect to SII selecting MOGO to be its principal licensee, co-venturer or service provider with respect to SII’s monetization of the foregoing rights, provided that if MOGO does not secure financing of at least $3,500,000 by December 31, 2022, SII shall have no further obligation with respect to the foregoing. The Supplements described below were entered into in accordance with this obligation.

Refusal Right: With respect to any individual game or tournament for which SII and MOGO do not reach an agreement pursuant to MOGO’s first negotiation rights, provided MOGO secures any necessary financing with respect thereto, SII will not accept an offer from a third party to provide the services MOGO offered to provide if the terms thereof are less favorable to SII than MOGO’s last written offer without first giving to MOGO a right of refusal. This refusal right will expire on September 30, 2023, and does not pertain to Excluded Games.

Certain Restrictions on MOGO: MOGO may not directly or indirectly engage in communications or other conduct that interferes in the rights of SII or its subsidiaries under its agreements with AIU or universities in the Territory. In addition, until the second to occur of the completion of any games or tournaments undertaken by MOGO pursuant to the Founders Agreement or December 31, 2023, MOGO will not, except on behalf of, at the request of, or with the approval of SII: (i) employ or solicit the employment of any person who is then, or has been within six months prior thereto, an employee of, or advisor to, SII or its subsidiaries, or (ii) do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships of SII or its subsidiaries with any vendor, customer, client, partner, employee, licensee, licensor, consultant or supplier to SII or its subsidiaries.

SII’s Reserved Rights: All rights not specifically licensed or otherwise granted by SII to MOGO are reserved by and owned by SII.

Release: As a material inducement to the Special Persons to continue to contribute to the development of SII or its subsidiaries and MOGO, except as specified below, to the maximum extent permitted by law, each of SII and MOGO on its behalf and on behalf of all companies owned or controlled by such party, and on behalf of all persons claiming through such party and such companies, and (to the extent permitted by law) on behalf of its and each of their respective owners, directors, officers, agents, representatives, employees and spouses, forever releases and discharges the Special Persons and any companies providing their services and their respective owners, directors, officers, agents, representatives, employees and their spouses from all claims, rights demands, damages and causes of action whatsoever, whether known or unknown, liquidated or unliquidated, contingent or not contingent, matured or not matured, which have arisen or may have arisen or may arise from the beginning of time through the end of time from or related to: (i) the negotiation, drafting, execution or performance of the Founders Agreement; (ii) the negotiation, drafting or execution of any agreement (oral or written) contemplated by the Founders Agreement; or (iii) decisions, acts or omissions that are asserted to be the result of any conflict between that Special Person’s interests in SII and its subsidiaries and that Special Person’s interests in MOGO. Each releasing person agrees that his or its release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent.

The release does not include: (i) any conflicts that do not pertain to matters described or referenced in the Founders Agreement; (ii) any breach of contract or duty after the date of the execution of the Founders Agreement, other than a breach involving potential conflicts that is released above; (iii) any claim that arises from the failure of a Person to accurately in all material respects describe that Person’s interest in the parties to the Founders Agreement, if requested to do so by a party thereto; or (iv) any conflict that as a matter of unwaivable law may not be released.

Other: The Founders Agreement includes standard representations and warranties, indemnification and similar provisions.

2.	Supplements

With respect to Participating Universities, SII on its behalf and on behalf of Licensor licensed to MOGO, to the extent Licensor has or acquires such rights and subject to any exceptions or limitations in the rights granted to Licensor of which Licensor notifies MOGO: (i) during the Term, except as otherwise provided in the Supplements, (A) the exclusive, worldwide right and license to develop, organize, create, record, finance, manufacture, license, distribute, advertise and promote esports tournaments and games and television (including all forms of technology by which end users can hear audio and/or see visuals with or without a display device) content based on or incorporating MOGO Games and (B) solely with respect to MOGO Products and licensing, distribution, advertising and promotion of MOGO Products, the worldwide non-exclusive right to use Team Logos and Name and Likeness rights, including the right to provide hosts and commentators with respect thereto; (ii) during and after the Term in perpetuity, the exclusive rights to create derivations, compilations, remakes, edited versions, translations and the like, as well as advertising and promotions based on or incorporating MOGO Content created during the Term; (iii) during and after the Term in perpetuity, the exclusive, worldwide right and license to license, distribute, advertise and promote MOGO Products and to exercise Sponsorship Rights with respect thereto; and (iv) during and after the Term, the non-exclusive right to use Team Logos and Name and Likeness for athletes who participate in the Project (A) globally to promote MOGO Merchandise manufactured during the Term and (B) solely for corporate activities for which there are is no charge to users, in MOGO corporate websites, investor relations and similar corporate activities of MOGO to promote MOGO. Each initial use of Team Logos and Name and Likeness pursuant to the above is subject to Licensor’s approval.

MOGO’s rights to use Team Logos and Name and Likeness rights is subject to Licensor having or obtaining the right to grant such rights to MOGO. The rights granted to MOGO do not include competitions between Pakistani teams and Indian teams. But MOGO is free to develop its own esports content revolving around such competition, provided that such development does not conflict with the rights of SII or obligations of MOGO, including without limitation the obligation of MOGO not to interfere with SII’s relationship with Participating Universities, making any claim against any Participating University without SII’s prior written approval, or interfering with Licensor’s relationships with its vendors, customers, clients, partners, employees, licensees, licensor, consultant or supplier to Licensor. Nothing in the Supplements prohibits Licensor from using, licensing or granting online rights, gaming rights or similar rights pertaining to Esports Games transmitted or streamed by brand-name networks or virtual play on a live or delayed basis of sports events organized by or for Participating Universities or Licensor with avatars representing the athletes who play in such events.

In addition, (i) MOGO may exercise Sponsorship Rights with respect to MOGO Products, (ii) Sponsorship Rights with respect to Merchandise, including MOGO Merchandise, are reserved by SII, (iii) the license to MOGO for MOGO Content is limited to MOGO Content that incorporates or is based on MOGO Games, or background stories of MOGO Games or the athletes who participate therein, or the advertising or promotion thereof, (iv) MOGO may directly exercise any or all of the rights licensed or granted to MOGO by the Supplements or may authorize some or all of such rights to be exercised by its licensees, distributors, sub-distributors and other designees, and (iv) MOGO has licensed back to Licensor the right to use excerpts from MOGO Content, each not to exceed five minutes running time for audio or visual content or 5,000 words for print or digital content, in Licensor corporate websites, advertising, promotion, investor relations and similar corporate activities.

As between the parties: (i) Licensor owns all Team Logos and Name and Likeness rights; (ii) Licensor owns all rights pertaining to MOGO Content it creates and MOGO Merchandise, subject to MOGO’s ownership of its intellectual property rights used therein; (iii) MOGO owns all technology, templates and creative formats and methods it creates; (iv) subject to Licensor’s ownership of Team Logos and Names and Likeness rights, MOGO owns the intellectual property rights in MOGO Content; and (v) Licensor reserves all rights to license, manufacture and distribute Merchandise that includes Team Logos and Name and Likeness. MOGO may exercise Sponsorship Rights with respect to MOGO Products. Sponsorship Rights with respect to Merchandise, including MOGO Merchandise, are reserved by Licensor.

MOGO will pay or retain amounts equal to the Gross Receipts from the Project in the following order on a continuing, cumulative basis:

●	First, MOGO will retain all Gross Receipts until such amount is equal to its distribution fee of 20% of all Gross Receipts through the end of the applicable accounting period.

●	Next, MOGO will retain all further Gross receipts until the amount retained by MOGO is equal to all of its deductible costs through the end of the applicable accounting period.

●	Next, MOGO will pay to SII an amount equal to all further Gross Receipts until such amount is equal to all of Licensor’s reimbursable costs through the end of the applicable accounting period.

●	The balance (i.e., net proceeds) will be allocated 60% to MOGO and 40% to SII.

The amounts payable to SII above are referred to as the “Licensor Participation.”

In addition, SII agrees to pay MOGO a Merchandise royalty equal to one-third (1/3) of cumulative Merchandise Net Proceeds (as defined) received from sales of MOGO Merchandise.

Licensor has obligations to account to AIU and Participating Universities for a percentage of its profits related to its collaboration with such Participating Universities. If one or more of AIU or Participating Universities become entitled as a result of a judgment, order, award or settlement to a participation computed on a basis that exceeds Licensor’s actual receipts from MOGO under the Supplements, MOGO will reimburse Licensor 50% of such amount until such reimbursement equals 20% of the Licensor Participation received for the shorter of the period of the dispute or the prior three years.

Pursuant to the Supplements, the parties have agreed to promote and grow awareness of the Project, Team Logos and participating persons; and to develop and administer scholarship and support programs for the Participating Universities and seek proper venues. If Participating Universities do not provide or pay for venues and related facilities, the parties will cooperate to identify alternatives.

In connection with significant events organized by MOGO, if requested to do so by MOGO upon sufficient advance notice, Licensor will cooperate with MOGO to provide MOGO Merchandise and Team Logos for display. MOGO shall pay for the purchase price of such items at a 30% discount to established wholesale prices, as well as freight and storage thereof. MOGO may sell such MOGO Merchandise on site and online and may retain the retailer’s profit for doing so, without any obligation to account to Licensor.

Except as otherwise expressly provided or authorized by Licensor, Licensor, at Licensor’s expense, will be the sole liaison between MOGO and the Project, on the one hand, and participating persons and government, sports and non- profit organizations pertaining to participating persons, including AIU and the Sports Authority of India, on the other. As between the parties, Licensor has the lead responsibility for arranging the venues for games and lodging and transportation within the Territory for the participation of participating University athletes in tournaments that occur in the Territory.

At Licensor’s expense, Licensor shall endeavor to increase the number of Participating Universities and to obtain the participation of Participating University teams and Athletes in MOGO Games and promotional events arranged by MOGO and to obtain cooperation and support of participating persons with respect to the Project. Licensor is not liable if despite endeavoring to do so, it is unable to do all or any of the foregoing. As between the Parties, Licensor is responsible for arranging lodging and transportation within the Territory for the participation of Athletes from Participating Universities located in the Territory in MOGO Games that occur in the Territory.

Except for Licensor’s obligations, MOGO is solely responsible for executing the business plan, including creating, producing, recording, licensing and distribution of MOGO Games, MOGO Content and for all advertising, promotion and other activities related to the development, execution, marketing and success of the Project.

The “Term” of the Supplements commenced on September 1, 2021 and will continue until December 31, 2026, provided that if MOGO completes a public offering of its common stock during 2022, the Term will continue until the date seven (7) years after MOGO’s Shares start publicly trading after such event. If MOGO secures funding of at least $5,000,000 by the end of 2022 and is not in breach of the Founders Agreement or Supplements, at the option of either MOGO or Licensor, to be exercised no later than March 30, 2023, the Term will continue until December 31, 2032. In any event: (i) commencing not later than one (1) year before expiration of the Term, the parties will in good faith negotiate for a potential extension of the Term prior to negotiating for similar rights with third persons; (ii) the Term may be terminated by mutual agreement of the parties; and (iii) the Term may be terminated by either party on 30 days’ prior notice if the other party breaches a material provision of the Supplemented Founders Agreement and fails to cure that breach within 90 days after receipt of a cure notice describing the breach in reasonable detail.

Certain of Licensor’s agreements with universities grant to Licensor the first right to act as manager and agent for any Athlete who contemplates becoming a professional athlete (“Management Rights”). Pursuant to the Supplements, during the “Management Term” Licensor will sub-contract or assign to MOGO that portion of Management Rights acquired by Licensor pursuant to current or future agreements that pertain to esports. The Management Term is from January 14, 2022 through the first to occur of (i) December 31, 2025, or (ii) the termination or expiration of the Term, provided that upon mutual agreement of the MOGO and Licensor, the Management Term may be extended. As to any Athlete for whom MOGO enters into a management agreement, MOGO’s rights will continue until the second to occur of seven (7) years after the commencement of the relevant management agreement, or until the end of the Management Term, subject to any shorter period agreed with the particular Athlete.

MOGO may not seek management agreements with Athletes introduced to MOGO pursuant to the Agreement, other than in accordance with the Second Supplement.

For any management agreement entered into by MOGO directly with an Athlete pursuant to the Second Supplement, MOGO will pay to SII a referral fee of fifteen percent (15%) of its net revenues therefrom. For any management agreement entered into by MOGO with Licensor, SII will pay to MOGO a services fee of eighty percent (80%) of its net revenues derived from MOGO’s esports management services for the relevant Athlete. As between the parties, MOGO is responsible for all costs and expenses of exercising esports Management Rights pursuant to management agreements.

The Supplements include standard representations and warranties, indemnification and similar provisions.

For further information, please refer to the copies of the Supplemented Founders Agreement included as Exhibits to the registration statement of which this prospectus is a part. The representations and warranties contained in the Supplemented Founders Agreement were made solely for the benefit of the parties to such Supplemented Founders Agreement, and should not be deemed to be a representation, warranty or covenant to you.

3.	Certain Definitions

The following are certain relevant definitions used in the Supplemented Founders Agreement and in this discussion of the Supplemented Founders Agreement:

“AIU Agreement” means the agreement dated April 5, 2016 between AIU and Elite eSports of India, Inc. (“EESI”), pursuant to which AIU exclusively granted to EESI, for and during the term, all rights for exploitation and monetization of esports for AIU university teams and players, including the right to appoint sponsor(s) and exercise television rights, internet rights, audio rights, mobile rights or any variants or future technologies. The rights granted to EESI also include the right to monetize the merchandising and logos, intellectual property rights relating to the or arising out of the exploitation by EESI of the rights licensed to EESI and from advertising, licensing, photography, use of name, photograph and likeness (including of AIU university teams and AIU university players), the right to conduct and exploit interviews, undertake marketing, promotion and publicity for the exercise of the foregoing rights, the right to sell products at the venues where esports game occur, or at retail stores (including online retail stores) owned, operated or authorized by EESI or its affiliates.

●	AIU’s grant does not include any rights AIU does not have, but AIU will use its best efforts to acquire all rights described in the AIU Agreement and will cooperate with EESI to develop and implement a plan to do so. On the expiry of the term of the AIU Agreement, all licenses granted by EESI during the term remain in effect, but EESI will cease entering into further licenses. If EESI is notified that an individual has ceased involvement with the participating universities and/or AIU, EESI will cease entering into further licenses pertaining to that individual.

●	In consideration for the rights granted, EESI must contribute per year an amount equal to 15% of the net profit from the revenues received by EESI from its advertisers and license fees from its use of the rights granted by AIU to EESI, other than from “Commercial Licenses” and 25% of the net profit from Commercial Licenses. (A “Commercial License” is a license granted by EESI to use the names, photographs, likenesses, logos and/or trademarks of AIU, the universities, players, coaches and/or other individuals who render services in connection with the rights granted to AIU as an endorsement of a product or service, excluding a license to use the names, photographs, likenesses, logos and/or trademarks as an endorsement, or otherwise in support of, the rights, parties, universities, tournaments and those distributing or exhibiting the foregoing.)

●	EESI will promote the esports games, university teams, university players and participating universities, provide all necessary production related equipment and professionals required to broadcast the esports games, and assist AIU and the participating universities in developing business relationships with such preferred vendors. AIU will co-operate with EESI in selection of the venues for the esports games and in ensuring that participating universities provide dedicated facilities and space with adequate internet and power for the players and teams to practice and conduct the esports games, will ensure that each participating university provides an esports coach and outfits for each player, will co-operate with EESI to obtain all the required approvals and permissions, and is responsible that venues will meet specifications for power, technology and other requirements.

●	EESI is entitled to enter into any arrangement for sub-licensing of any of its rights, provided EESI shall remain liable to AIU. EESI may assign the AIU Agreement, or any rights and obligations thereunder to any of its affiliates. Any assignment by EESI to any person other than an affiliate of EESI requires the prior written consent from AIU.

●	The term of the AIU Agreement expires in April 2025, and is automatically extended for ten (10) years if not terminated by a party at least six (6) months prior thereto. The term also may be terminated by a party following the bankruptcy or breach of the other party.

As permitted by the AIU Agreement, in 2017 the AIU Agreement was assigned by EESI to SII (which at that time was known as Elite Sports India, Inc.) as part of a “C reorganization” whereby substantially all of the assets of EESI were exchanged for stock of SII. As a result, all references above to the rights and obligations of EESI pursuant to the AIU Agreement now refer to the rights and obligations of SII.

“Athlete” means an individual who plays Esports on behalf of a Participating University or Participating University team, or who is a manager or coach for the foregoing individuals or a Participating University team.

“Esports” means a form of competition using video games.

“Esports Game” means any type of Esports game or similar event, whether physical, virtual or both, that includes players, Team Logos and/or Name and Likeness rights for which AIU or Participating Universities have granted Licenses or other rights to SII Group. Games may include competitive play, demonstration events and other forms of play. Esports Games do not include inter-collegiate play between Pakistani and Indian teams or players representing Participating Universities.

“Gross Receipts” means the total of all non-refundable monies actually received by MOGO or its subsidiaries from exercising licensing, distribution, or Sponsorship Rights licensed to MOGO pursuant to the Supplements, excluding: (i) rebates, refunds, discounts and monies held as deposits and subject to refunds; (ii) sales tax, VAT or equivalent; (iii) credit card fees, PayPal fees and the like; and (iv) import or export duties, fees, costs or expenses and costs of currency conversion and transfer. Without limitation, Gross Receipts includes in person admission fees, registration fees, subscription fees, sponsorship revenue, advertising revenue, product placement revenue, concession revenue, in kind contributions and any other tangible, intangible or virtual benefit of value arising from or pertaining to MOGO’s exercise of all or any rights in or pertaining to MOGO Products, including licensing, distribution and Sponsorship Rights with respect thereto. Gross Receipts do not include: (x) any corporate financings or any portion of any receipts fairly allocable to activities other than the Project; or (y) receipts from MOGO Merchandise included in the computation of Merchandise Net Proceeds.

“Merchandise” means (i) tangible, intangible and virtual products, goods and services, including products such as clothing, accessories, furniture, games, including online, mobile, social and wagering games of chance, skill or otherwise, and whether digital, virtual reality, board games, toys, dolls, souvenirs, art, or otherwise; social media; sporting equipment and other goods and services; (ii) endorsements of the foregoing or otherwise; and (iii) branding, co-branding, and trademark use related thereto; but (iv) excluding MOGO Games and other live MOGO Esports events that are part of the Project, and MOGO Content.

“Merchandise Net Proceeds” means the total of all non-refundable monies actually received by Licensor from exercising licensing, distribution or sponsorship rights in MOGO Merchandise, excluding: (i) rebates, refunds, discounts and monies held as deposits and subject to refunds; (ii) sales tax, VAT or equivalent; (iii) credit card fees, PayPal fees and the like; (iv) import or export duties, fees, costs or expenses and costs of currency conversion and transfer, (v) any corporate financings or any portion of any receipts fairly allocable to activities other than the Project, and (vi) all fees, costs and expenses actually paid or reimbursed by Licensor directly in connection with: (a) creating, producing or manufacturing any MOGO Merchandise; (b) licensing or distributing MOGO Merchandise; (c) collection of amounts due and payable, (d) royalties paid to Athletes by Licensor to secure Name and Likeness rights for MOGO Merchandise, and (e) as reimbursement for indirect overhead, twenty percent (20%) of the items in (a), (b) and (c). Where the distribution or license of MOGO Merchandise is combined with other brands, products, services or goods, Licensor shall allocate its receipts on a consistent basis.

“MOGO Content” means any live or recorded audio, visual, digital, analog, printed or other content recorded or created by MOGO or Licensor, or at their direction, that incorporates MOGO Games, Participating Persons, Team Logos and/or Name and Likeness for Athletes who participate in the Project, or otherwise uses rights licensed to MOGO pursuant to the First Supplement. In addition to all other requirements, MOGO Content must pertain to the Esports rights licensed pursuant to the First Supplement.

“MOGO Game” means an Esports Game undertaken by or on behalf of, or in cooperation with, MOGO that includes participating persons, Team Logos and/or Name and Likeness for Athletes who participate in the Project, or otherwise uses rights licensed by Licensor or Athletes to MOGO hereunder. MOGO Games may include competitive play, demonstration events and other forms of play and may include Athletes playing as part of a Participating University team, and/or individually representing a Participating University, or otherwise by utilizing rights licensed from a participating person. A MOGO Game may include players who do not represent a Participating University. In addition to all other requirements, a MOGO Game must pertain to the Esports rights licensed pursuant to the First Supplement.

“MOGO Merchandise” means Merchandise that recognizably includes, whether by name, as part of its advertising and/or promotion, or as the product, part of the product, embedded in the product, included in the design elements of the product, endorsing the product, good or service, or otherwise, imagery of MOGO, MOGO Games and/or MOGO Content. In addition to all other requirements, MOGO Merchandise must pertain to the Esports rights licensed pursuant to the First Supplement.

“MOGO Product” means any MOGO Game or MOGO Content. MOGO Merchandise is not a MOGO Product.

“Name and Likeness” means an Athlete’s name, sobriquet, photographs, caricatures, pseudonyms, actual or simulated likeness, voice, signature, biography and derivations thereof and all logos, trademarks, copyrights, trade names and other intellectual property rights associated with the Athlete’s name, voice, signature, likeness, or any of them.

“Participating Person” means a Participating University, an Athlete, and any student, faculty member, other employees, alumni or fans of a Participating University in that capacity, rather than in their capacities as members of the general public.

“Participating University” means a college or university located in the Territory during the period that college or university has an agreement with Licensor that Licenses or grants to Licensor rights with respect to all or any of Esports, Team Logos, Name and Likeness rights or Sponsorship Rights.

“Project” means the Parties’ efforts pursuant to the Supplements relating to MOGO Products and MOGO Merchandise.

“Sponsorship Rights” means the right to seek and secure revenues for or related to MOGO Products or MOGO Merchandise from advertisers, marketing partners, promotion partners, cross-promotion partners, endorsements, Name and Likeness rights, regardless of the format or form in which the foregoing is delivered and whether now know or hereafter devised and regardless of whether the foregoing appears in, adjacent to, or separate from MOGO Products or MOGO Merchandise.

“Team Logos” means the audio and/or visual name(s), web address/URLs, logo(s), mascot(s), designs, social media platforms and similar designs and elements now known or hereafter created associated with a Participating University and/or its sport program or teams.

4.	Allocation of Esports Revenues under the Supplemented Founders Agreement

The following table summarizes how the esports revenue will be allocated between MOGO and SII under the Supplemented Founders Agreement:

REVENUE TYPE	MOGO	SII	NOTES
Revenues from Indian-Pakistani university events	Excluded	Reserved by SII

Revenues from esports events carried on major platforms (i.e., youtube.com)	Included but not Exclusive	SII can also carry esports on major platforms and/or license such rights to others

Gross Receipts from the commercialization of university esports, all sources, except as limited below	First, MOGO retains 20% of all Gross Receipts plus an amount equal to its deductible costs Thereafter, MOGO allocates the balance (i.e., net proceeds) 60% to MOGO and 40% to SII	Next, MOGO reimburses SII reimbursable costs	MOGO is responsible for all esports activities, except merchandising, and collects all related revenues.

Naming, media rights	Subject to Gross Receipts allocation above	Subject to Gross Receipts allocation above

Game/hardware manufacturers sponsorship	Subject to Gross Receipts allocation above	Subject to Gross Receipts allocation above

In-app purchases	Subject to Gross Receipts allocation above	Subject to Gross Receipts allocation above

In-app advertising	Subject to Gross Receipts allocation above	Subject to Gross Receipts allocation above

Pay-per-download	Subject to Gross Receipts allocation above	Subject to Gross Receipts allocation above

Subscriptions	Subject to Gross Receipts allocation above	Subject to Gross Receipts allocation above

Incentive-based ads	Subject to Gross Receipts allocation above	Subject to Gross Receipts allocation above

Event advertising	Subject to Gross Receipts allocation above	Subject to Gross Receipts allocation above

Event sponsorships	Subject to Gross Receipts allocation above	Subject to Gross Receipts allocation above

Event admission fees	Subject to Gross Receipts allocation above	Subject to Gross Receipts allocation above

Team entry fees	Subject to Gross Receipts allocation above	Subject to Gross Receipts allocation above

Ticket fees for streamed events	Subject to Gross Receipts allocation above	Subject to Gross Receipts allocation above

REVENUE TYPE	MOGO	SII	NOTES
Streaming advertising, sponsorships and subscriptions	Subject to Gross Receipts allocation above	Subject to Gross Receipts allocation above

MOGO event merchandise not university branded, sold by SII	1/3 cumulative net proceeds royalty paid to MOGO	SII is responsible for merchandising and collects all merchandising revenues	This is merchandise that does not carry university logos, names or likenesses

SII Merchandise university branded, sold by MOGO	MOGO buys from SII at a 30% discount from wholesale prices, plus freight/storage. MOGO retains profits	SII is responsible for merchandising and collects all merchandising revenues	This is university logo merchandise. SII retains ownership of team logos, names and likenesses, and sole right to produce

MOGO management agreements with Athletes	MOGO pays SII a referral fee of 15% of net revenues from such agreements		MOGO is responsible for all costs and expenses with respect thereto

MOGO management agreements with Licensor	SII will pay MOGO a services fee of 80% of its net revenues from such agreements		MOGO is responsible for all costs and expenses with respect thereto

Services Agreement

MOGO and EUSAI entered into a Services Agreement dated December 15, 2021 (the “Services Agreement”), pursuant to which MOGO engaged EUSAI to assist MOGO as an independent contractor to arrange, manage and implement a series of esports tournaments in India. (The Services Agreement is separate from the Supplemented Founders Agreement.)

Under this Services Agreement, EUSAI assisted MOGO to arrange, manage and implement on MOGO’s behalf, 14 esports events from January through April 2022, culminating in the National Esports Championship at Lovely Professional University in April. These events included open tournaments (9 events), inter-university tournaments (2 events), a rivalry tournament (1 event) and the divisional tournament (1 event). MOGO and EUSAI shared the costs of these events. MOGO does not expect to realize and has not realized material net revenues from its activities in such early-stage tournaments but is building support for it Esports program.

The completed 2022 tournaments are:

Name	Number of Separate Events	Number of Days for the Events	Date(s) of Events (2022)	Notes
Open Tournaments	9	25	Jan 22 – Apr 30	Selected Weekends
Inter-University Tournaments	2	3	Jan 28 – Jan 30	GLA University
Rivalry Tournaments	1	3	Mar 10	Completed
Divisional Tournaments	1	2	Mar 29	Completed
Final National Championship University Tournaments	1	7	Apr 8 – Apr 9	National Esports Championship

The parties agreed to continue to mutually develop a plan consisting of the dates, venues and other specifications for each event (upon mutual agreement thereof, an “Event Plan”). The Event Plan will specify the respective responsibilities of each party, with EUSAI having primary responsibility for executing the event and MOGO having primary responsibility for arranging technology and marketing for the event. Upon agreement of an Event Plan, the parties then will develop a budget for the event and MOGO will fund the budget. MOGO reserves the right to cancel events. MOGO will determine the amount of prize money for an event. For each event for which EUSAI renders services pursuant to the Services Agreement, MOGO will pay EUSAI a fee equal to the aggregate of (i) the lesser of 10% of the event budget for that event or INR 450,000, (approximately $5,879 based on current exchange rates) plus (ii) 5% of MOGO’s share of any in person admission fees, plus (iii) 5% of MOGO’s share of any concession income at the venue, plus (iv) a bonus based on the profitability of the tournaments as a group and EUSAI’s performance, to be determined by MOGO in its sole discretion but targeted as up to 10% of MOGO’s net profit with respect to the tournaments (exclusive of profits related to merchandise).

As between the parties, MOGO owns all intellectual property rights in the tournaments, each event and all advertising and marketing related thereto and all merchandising related thereto.

The Services Agreement will terminate (i) as mutually agreed by the Parties, (ii) for material uncured breach, or (iii) upon completion of all EUSAI services required pursuant to the Services Agreement and the Event Plans. If a party sends the other party a notice that specifies a material breach of the Services Agreement and the other party does not cure the breach within thirty (30) days thereafter, the non-breaching party may thereafter terminate the term of the Services Agreement by notice to the breaching party sent before there is any cure of the breaches specified in the notice to cure.

The Services Agreement includes standard representations and warranties, indemnification and similar provisions.

The list of ESI and/or EUSAI member universities follows:

#	UNIVERSITY	AGREEMENT WITH	DATE	LOGO AGREEMENT SIGNED

1	Acharya Nagarjuna University	EUSAI	September 1, 2018
2	Alliance University	EUSAI	February 1, 2017	April 28, 2017
3	Apex University	ESI Sports	October 11, 2021	December 26, 2021
4	Arya Institute of Engineering and Technology	EUSAI	December 18, 2021	January 8, 2022
5	Auro University	EUSAI	November 1, 2018
6	BAM (Dr. Babasaheb Ambedkar Marathwada University)	EUSAI	September 21, 2018	October 6, 2018
7	Bengaluru North University	EUSAI	November 15, 2018	November 15, 2018
8	C V Raman University	EUSAI	July 1, 2018
9	Chandigarh University	EUSAI	October 1, 2016	March 28, 2017
10	Chaudhary Bhansilal University	EUSAI	November 1, 2018	February 10, 2017
11	Chhatrapati Shahu Ji Maharaj University	ESI Sports	March 1, 2020
12	Chitkara University	EUSAI	October 17, 2016
13	C T University	EUSAI	November 2, 2017	January 3, 2018
14	DAV University	EUSAI	August 1, 2016	December 21, 2016
15	Dibrugarh University	EUSAI	February 1, 2018
16	DIT University	EUSAI	February 1, 2020	February 20, 2020
17	GLA University	ESI Sports	January 3, 2020	February 16, 2021
18	GNA University	EUSAI	December 1, 2017
19	Gondwana University	EUSAI	December 1, 2018
20	Gujarat Technological University	EUSAI	September 1, 2019	September 18, 2019
21	IIS University	EUSAI	September 27, 2019	February 8, 2021
22	ITM University	EUSAI	April 1, 2017
23	Jadavpur University	EUSAI	February 1, 2017
24	Jaipur National University	ESI Sports	May 1, 2019	May 7, 2019
25	Janardhan Rai Nagar Rajasthan Vidyapeeth University	EUSAI	January 1, 2017
26	JECRC University	EUSAI	May 1, 2017	November 5, 2016
27	J K Lakshmipat University	ESI Sports	August 1, 2019
28	Kakatiya University	EUSAI	November 1, 2017
29	Kalinga University	EUSAI	November 1, 2019
30	Kavikulaguru Kalidas University	EUSAI	October 1, 2018
31	KIIT University	EUSAI	November 1, 2019
32	K L University	EUSAI	August 1, 2017	December 10, 2017
33	Kuvempu University	EUSAI	November 1, 2019
34	LPU (Lovely Professional University)	EUSAI	July 1, 2017	October 15, 2018
35	M G Kashi University	EUSAI	July 1, 2018
36	Manipur University	EUSAI	March 1, 2018
37	MATS University	EUSAI	July 2, 2019
38	MDU (Maharshi Dayanand University)	EUSAI	March 1, 2017	March 11, 2017
39	MGM University	EUSAI	October 30, 2021
40	MIT University	EUSAI	January 16, 2018	July 30, 2018
41	Mohan Lal Sukhadia University	EUSAI	January 1, 2017	March 8, 2017
42	Noorul Islam Centre for Higher Education	EUSAI	February 4, 2020
43	OPJS University	EUSAI	February 1, 2017
44	Osmania University	EFLI	March 1, 2017	March 18, 2017
45	P P Savani University	EUSAI	February 1, 2020
46	Parishkar College of Global Excellence	ESI Sports	November 4, 2019
47	PDK Vidyapeeth	EUSAI	August 1, 2018
48	Poornima University	EUSAI	February 10, 2017
49	Punjabi University	EUSAI	November 1, 2016	November 23, 2016
50	Ram Krishna More	SII INC	June 1, 2019
51	RIMT University	EUSAI	March 1, 2017
52	RTM (Rashtrasant Tukadoji Maharaj) University	EUSAI	April 15, 2017	April 17, 2017
53	Sanskriti College	ESI Sports	December 27, 2019
54	Sathyabama University	EUSAI	February 1, 2018	January 25, 2018
55	Shakambhar College	ESI Sports	December 18, 2019	February 12, 2021
56	Sharda University	EUSAI	August 1, 2017	July 30, 2018
57	Solapur University	EUSAI	September 1, 2018	December 6, 2018
58	Somaiya Vidyavihar University	EUSAI	January 20, 2022
59	Sri Venkateswara University	EUSAI	March 1, 2017	August 26, 2017

#	UNIVERSITY	AGREEMENT WITH	DATE	LOGO AGREEMENT SIGNED

60	SRM University	EUSAI	December 1, 2017	December 27, 2017
61	SRTM University (Swami Ramanand Teerth Marathwada)	EUSAI	October 27, 2017
62	St. Wilfred’s Group of Colleges	ESI Sports	December 26, 2019
63	Swarnim Gujarat Sports University	EUSAI	July 1, 2019	July 23, 2019
64	TMV (Tilak Maharashtra Vidyapeeth) University	EUSAI	April 1, 2017
65	UKA Tarsadia University	EUSAI	August 1, 2019
66	University of Calcutta	EUSAI	March 1, 2017	April 18, 2017
67	University of Jammu	EUSAI	December 27, 2019
68	University of Kota	EUSAI	November 20, 2019
69	University of Mumbai	EUSAI	September 26, 2018
70	University of Technology	ESI Sports	November 22, 2021
71	Vels Institute of Science, Technology & Advanced Studies	EUSAI	August 1, 2019
72	Veltech University	EUSAI	September 27, 2019	October 2, 2019
73	VGU (Vivekanada Global University)	EUSAI	July 1, 2019	August 10, 2019

Retention of Mr. Butler, Mr. Rennert and Ms. Chang as Consulting Managing Directors of Technology for MOGO

On October 21, 2021, MOGO entered into a binding agreement, entitled Memorandum of Understanding, whereby it retained the team of Gregory Butler, Anthony Rennert and Martha Chang (hereinafter the “Team”) as consultants, to act as its Managing Directors of Technology for MOGO.

The Team is charged with advising MOGO on developing, establishing, operating, commercializing, marketing, promoting, and expanding MOGO’s esports business with an aim to commercialize esports tournaments, esports sponsorships, esports advertising revenues, esports merchandise revenues, esports broadcast revenues, esports video revenues, esports game development and marketing and distribution revenues, and all other manner of esports revenue streams for the benefit of MOGO.

The tasks and services to be accomplished under the direction of the CTO Team include design of product and services offerings and features, budgets, timelines, real time assessment of the marketplace, competition, tech and user trends and direction on customer habits across social and gaming media, and methods, strategies and approaches to capture and retain customers and users and new emerging trends in marketing and closing new customers and users.

Initial consideration paid under this Agreement consists of the issuance of 1,000,000 Warrants to acquire Common stock of MOGO at an exercise price of $1.00 per share, exercisable on or before December 15, 2026. 250,000 of these warrants were issued to the Team and declared vested immediately, in exchange for execution of the Consulting Agreement and for 2021 services rendered. An additional 62,500 warrants were vested on April 1, 2022, in recognition of the quarterly vesting schedule.

MOGO will consult with the Team and reach agreement on Team goals and milestones at the beginning of each calendar quarter over the term of the Agreement.

MOGO and the Team will negotiate a mutually agreeable compensation package as additional compensation in mid-2022, based on time, effort and progress. The Team will also be eligible to receive bonuses on business developments deals the Team is instrumental in originating.

Either party may terminate the Agreement at the end of any calendar quarter, in which event any unvested warrants will expire, and outstanding vested warrants will also expire if not excised within 30 days after termination of the Agreement.

The Agreement is tied to and automatically terminates upon the termination of a separate agreement with Artemis Ave, LLC, the team’s separately owned software development and licensing company. (See below)

Licensing Software Agreement with Artemis Avenue, LLC

On December 13, 2021, MOGO entered into a software licensing agreement with Artemis Ave, LLC, a software development and licensing company owned by the Team referenced above. Artemis has developed the software for a live esports platform. The Software Agreement grants to MOGO a non-exclusive, non-transferable license to use the Artemis gaming software. The software agreement calls for a $50,000 payment as a security deposit upon beginning use of the software, and a provision for equal sharing of savings Artemis provides to MOGO as compared to costs charged by other commercially available solutions. MOGO will pay all third-party vendors for services provided, such as cloud services, hosting services and software subscriptions. The License Software Agreement continues for a year and automatically renews yearly thereafter, unless either party terminates the agreement.

MOGO Core Platform Agreement with Artemis Avenue, LLC

In a second agreement, entitled Memorandum of Understanding, (the “Memorandum”), by and between MOGO and Artemis Ave, LLC, the parties agreed to use Artemis’s services to develop for MOGO a new Core Platform. These services include ideation, architecture and development services, licensing of Artemis’ platform (see above agreement), and integration of third-party software. The Memorandum provides that Artemis will supply integrated use of Artemis’ EVE proprietary transcoding via its platform. EVE transcoding is a codec agnostic process that reduces file size by at least 50% with no file degradation.

Artemis will supply in advance for approval to MOGO, its rates for general contracted work and other tasks, and will obtain MOGO’s written approval prior to proceeding. Artemis will also deliver all third-party hardware, technology, software, and licensing which it obtains or negotiates for, for MOGO’s use, at Artemis’s cost and without markup. MOGO agrees to set aside an estimated $1,200,000 from the proceeds of this offering, to be used to fund development services by Artemis and other 3rd party vendors in connection with the development of its business. The agreement remains in full force and effect until written notice of termination is received from either party, or both parties enter into a new contractual agreement.

Experience of MOGO’s Managing Directors of Technology

The Gregory Butler, Anthony Rennert and Martha Chang Consulting Team: Managing Directors of Technology for MOGO.

Gregory Butler. Mr. Butler, the CEO of ZuCasa, previously served as the acting CEO of ROWL/ReChain, a company that has three apps covering music, ecards and reminders, serving over 12 million users.  Mr. Butler has over 20 years of experience driving strategies and partnerships for engagement and revenue related to content, media and IP and has established partnerships across multiple verticals for new e-commerce initiatives in media and retail.  In addition, Mr. Butler has composed music for several TV series and has multiple Grammy nominations.  He earned his BS in digital technology (distinction) at the Dublin Institute of Technology and a graduate diploma at the London School of Economics.

Martha Chang. Ms. Chang, the COO of ZuCasa, is a co-founder and managing director of Evemeta, a company that develops image and video compression algorithms, data compression algorithms, image processing algorithms, technology platforms, mobile apps and technology solutions. As an intellectual property owner/film and television producer, Ms. Chang is working with Lionsgate Films to develop franchisable IP such as 3 Ninjas, Barney, the Purple Dinosaur and The Last Unicorn. She has also worked with Disney, Sony, Universal, 20th Century Fox Television and Lionsgate to develop, produce, distribute and market IP in ancillary products such as publishing, video games and merchandising. Ms. Chang earned her BA at the University of California, Berkeley and studied at the University of Paris.

Anthony Rennert. Mr. Rennert, the CTO of ZuCasa, is also the CTO of Evemeta, where he developed IP including compression algorithms for images, video and data, including a process that enabled physicians to compare images automatically and longitudinally from different modalities, image formats and time frames identifying and highlighting changes in images over time. He has also developed an Over the Top (OTT) television offering, online advertising tools including demand side platforms (DSP), supply side platforms (SSP), real time bidding (RTB) and data management platforms (DMP) and numerous mobile apps.

Other Consulting Agreements

MOGO has entered into the following additional Consulting Agreement:

James Knopf. Mr. Knopf is an entertainment sales executive with over 25 years of experience negotiating and selling large-scale content distribution deals across multiple platforms. On June 1, 2021 the Company entered into a consulting agreement with Mr. Knopf for consulting services to be rendered through May 31, 2024. The Company privately issued to Mr. Knopf 50,000 restricted shares of its common stock, vesting quarterly over three years, for the services to be rendered, and agreed to negotiate a monthly compensation payment for consulting services to be rendered after this offering is closed.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers as of March 31, 2022. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Position
Marco Welch	68	Chairman
David Pross	69	Co-Founder, CEO and Corporate Secretary
Kiki Benson	62	Chief Financial Officer
Jay Madan	56	Director
Jim Knopf	58	Director
Willy Verhaegen	81	Director
Alexander Alexandrov	39	Director

The following are biographical summaries of those individuals who serve as our executive officers and directors:

Marco Welch, Chairman. Mr. Welch, age 68, has over 30 years of investment banking experience and was the owner of the commodities firm, BD Alpha3 Corp., where he has served as a consultant for more than the past five years. As a specialist on the Chicago Stock Exchange, he held Series 3, 7 and 63 licenses. In addition, he was CMO for Cabrera Capital, where he marketed a $10 billion bond deal for the State of Illinois. This was the largest bond deal in the state’s history. Previously, he was CMO for Medtech Detect. Mr. Welch was classically trained at The Chicago Conservatory College.

David Pross, Co-Founder, Chief Executive Officer and Company Secretary. Mr. Pross, age 69, is an international business development specialist with experience in consumer products and media. MOGO is his fourth new business initiative in India. For the last five years, and in fact from 2015, through April 2021, he has been employed by SII, first as vice president, business development, and then as a senior advisor, assisting the company in developing financial projections and business plans in India. In April of 2021 he became the Chief Executive Officer of MOGO.

After earning an MA in Near Eastern Studies from the University of Michigan, he began his career as an assistant editor for an Arabic-language magazine and then worked as the editor of Middle East Business in New York. Then, after earning an MBA in finance/international business at New York University, he joined Pepsi-Cola USA, where he held several positions in the financial planning groups, including the mergers and acquisitions team. He then joined Pepsi-Cola International, where he had planning responsibility for the Middle East region and India. Following the Indian government’s approval of Pepsi’s investment proposal, he was a manager in Pepsi’s Indian joint venture in New Delhi.

Following his assignment in India, Mr. Pross formed his own international business development firm. Clients included Pepsi in Bulgaria, Romania and Russia, Eastman Chemicals for a project in Belarus and Constar for a packaging project in Brazil. He joined RJ Reynolds International (a division of RJR Nabisco), based in Geneva, as a director of business development for the Middle East, Africa and South Asia. He led the company’s market entry initiative for the Indian market, which was the last major consumer market not yet developed by multinational tobacco companies. After the Indian government rejected RJRI’s initial proposal, he was able to gain the first and only new foreign investment in India’s tobacco industry in over 80 years. He served as general manager in India and was the joint venture’s managing director. Mr. Pross also opened the market in Pakistan for RJR International by creating a joint venture with a Karachi-based consumer products company and purchasing a manufacturing facility in Mardan, in the North-West Frontier Province, now known as Khyber Pakhtunkhwa.

Prior to earning his MA and MBA degrees, Mr. Pross earned his BA in political science/international relations from the College of Wooster and studied at the American University of Beirut. He has lived in Lahore, Cairo, Beirut, New Delhi and Geneva.

Kiki Benson, Chief Financial Officer. Ms. Benson, age 62, is an experienced financial professional with a diverse background as controller of Temenos USA, a bank software company, as an accountant with Newgistics, an e-commerce development company, and Nanogen, an advanced microelectronics and molecular biology platform company. Ms. Benson was also a division controller with NEC Technologies, a provider of software-based enterprise telecommunications. Ms. Benson was the corporate controller for LUSA Holdings from January 2013 to January 2020, a financial operations consultant for Bridgepoint Consulting from January 2020 to January 2021 and is currently the statutory controller of the North American region since August 2020 for Temenos, Inc. Ms. Benson earned her BS and MBA (finance/accounting) at Northern Illinois University.

Jay Madan, Director. Mr. Madan, age 56, is an advisor, board member and operational executive with 30 years combined top-management consulting and C-suite experience in the biotechnology, life sciences and technology industries. Mr. Madan founded Innovate Biopharmaceuticals, Inc. in 2012, where he served as president and chief business officer, took the company public in 2018 (Nasdaq: INNT) and merged it with RDD Pharma in 2020 to create the GI-focused 9 Meters Biopharma, Inc. (Nasdaq: NMTR).  At Innovate Biopharmaceuticals, Mr. Madan was also the interim principal accounting officer and principal financial officer from March 2018 through June 2020.  Mr. Madan served on the board of directors of Innovate Biopharmaceuticals from January 2018 through April 2020.   Since May 2020, Mr. Madan has been an advisor to OakLabs GmbH, a Berlin-based precision medicine company, and the CEO of OakLife Ai Biopharma, Inc, a spin-off from OakLabs. He holds a BS in chemical engineering from the University of Mumbai and pursued an MS in chemical engineering from Washington State University.

Jim Knopf, Director. Mr. Knopf, age 58, is an entertainment sales executive with over 25 years of experience negotiating and selling large-scale content distribution deals across multiple platforms (TV, digital, mobile and OTT).

For the past seven years Mr. Knopf has been the founder/CEO of his own entertainment and media consulting firm called Pinstripe Entertainment Consulting. The firm works with studios, networks and production companies to help monetize their content for broadcast television, cable TV, digital media, mobile and connected television (CTV and OTT). Mr. Knopf and his firm also worked with ESPN to produce the first-ever NCAA College Esports Championship in 2019 that was streamed on ESPN3. Mr. Knopf earned his BS in sports management from the University of Massachusetts and completed two semesters of his MBA at the University of Colorado.

Willy Verhaegen, Director. Mr. Verhaegen, age 81, officially retired as a financial advisor in Antwerp, Belgium in 2000. Mr. Verhaegen is a non-resident Belgian citizen. He started his career as a private banker and then founded his own financial consulting company, W. P. Verhaegen & Associates. The company became one of the leading financial consulting firms in Belgium, specializing in niche financial markets and real estate investments in Spain, Switzerland, the Canary Islands, Canada and the United States. He also founded ROGIB, which was the largest real estate investment trust in Belgium. In his retirement, Mr. Verhaegen continues to serve as a managing director for a privately-owned real estate company, Arboo BV, and consults on an informal basis on current political, economic and financial trends with long-time contacts in his business network. He earned a degree in finance and economics from the University of Antwerp.

Alexander Alexandrov, Director. Mr. Alexandrov, age 39, is a Los-Angeles based director and cinematographer with a global clientele, including Lexus, Harley-Davidson, Ford, Land Rover Toyota, DeLorean, Tiffany, Vogue, Nikon, Sony, Nike SB, Columbia, UniQlo, Marc Jacobs, Alexander McQueen, Smirnoff, Beats by Dre, Amazon, Mercedes-Benz and many others. He has been self-employed as director and cinematographer since 2008.

Several of these clients have focused their campaigns on esports events. Feature films in which Mr. Alexandrov was the director of photography have premiered at TIFF, Tribeca, SXSW and the LA Film Festival. Alexander Alexandrov earned a Bachelor of Science degree in Math and Computer Science Magna Cum Laude in 2003 from Alcorn State University. From 2003 through 2006, he developed a web IT system for Moveable Cubicle, which rented shipping containers and was headquartered in Youngsville, (Raleigh) North Carolina. In November, 2006 Alex founded PeopleJar Inc. PeopleJar Inc. was a start-up software and website development company.

Mobile Global Esports’ Team in India

The following are biographical summaries of additional key individuals who are with MOGO, and are based in India:

Sunny Bhandarkar. Mr. Bhandarkar, age 28, leads MOGO’s management team in India. He joined Elite Sports India Pvt. Ltd., a Sports Industry of India subsidiary, in 2013 after being the first player drafted in the Elite Football League draft in 2012. As an accomplished athlete, Mr. Bhandarkar is the two-time state level boxing champion in the super heavy weight division and has been on the national handball team for 12 years. He played handball professionally in Germany in the Bundesliga with Barmstedter MTV. He earned his BA and MA in commerce/management studies from the University of Mumbai. Mr. Bhandarkar signed 50 of the EUSAI member universities and has secured sponsorship revenue.

Pranav Prabhu. Mr. Prabhu, age 31, is the VP Operations. Mr. Prabhu joined Elite Sports India Pvt. Ltd. four years ago as senior business development manager and was promoted to VP operations in 2018. He was promoted to chief operating officer of Sports Industry of India in 2019, where he has operational oversight and budgetary supervision for multiple locations in India. He has developed the quarterly business plans and the sales and marketing strategies. He earned his MPEd from Chandrashekhar Agashe College of Physical Education (CACPE) in Pune, his BPEd from Vidyadhiraja College of Physical Education and Research (VCPER) in Navi Mumbai and his BA from Rizvi College in Mumbai.

Board of Advisors

The Company maintains the current Board of Advisors, whose members do not vote on Company matters, but lend advice to the Company’s Board of Directors and its Executive Officers. Members on its Advisory Board are as follows:

Kenin M. Spivak, Co-Founder and Senior Advisor. Mr. Spivak, age 64, has closed a broad range of complex transactions and led companies with operations in more than 30 countries, including serving as CEO of a NewsCorporation affiliate, and a wireless technology company, principal operating officer of a major studio (MGM/UA), and an officer and director of Merrill Lynch’s media and entertainment partnerships. He has significant experience in North America, Europe, India, Asia and the Middle East. Mr. Spivak is founder, chairman and chief executive officer of SMI Group LLC, a principal in, and advisor to, cross-border businesses. He also is chairman and chief executive officer of SMI Capital Markets LLC, an SEC-registered, FINRA-licensed U.S. broker-dealer engaged in investment banking activities, and chairman of companies engaged in biofuels, real estate and mineral financing. Mr. Spivak is a shareholder of, and advisor to, a number of companies affiliated with SII.  Mr. Spivak received an AB, MBA and law degrees from Columbia University, each with honors. Mr. Spivak is a U.S. citizen.

Bill Brown, Senior Advisor. Mr. Brown is a seasoned corporate executive. His corporate career has spanned a wide range of functional disciplines, including general management, sales, marketing, and manufacturing operations, in both international and U.S. environments, with major consumer products companies. As president and CEO of Montblanc USA in the 1990s, Mr. Brown was the architect of that company’s transformation from a purveyor of high-quality writing instruments to a true luxury brand. Prior to joining Montblanc in 1990, he was vice president of Worldwide Marketing for Gucci Timepieces, and before that he held executive positions at Estee Lauder and Mattel. He is a former chair of the Board of Trustees of the Cornell University Rowing Association and continues to serve on that board as a life member. He has also served as a member of Cornell’s Athletic Advisory Council and was a committee chair on the initial Advisory Council for Cornell University’s Center for Entrepreneurship and Personal Enterprise. Mr. Brown holds a BS degree in engineering from Cornell University and an MBA from Cornell’s Johnson Graduate School of Management.

Phil Ofili, Advisor. Mr. Ofili comes to the Company from Navigate, where he was the manager of sports and entertainment business development. In this role developed business partnerships with ESPN, Fox Sports, AB-InBev, PepsiCo, the NFL and the NBA. Mr. Ofili earned his BS in management at the U.S. Air Force Academy and his MBA from Arizona State University. He served in the Air Force for five years, including responsibility as a procurement director for Air Force operations in Kabul, Afghanistan. In addition, he has been involved with Special Olympics Arizona, the Fiesta Bowl Committee and Junior Achievement.

Dr. Vir Ji Koul, Advisor. Dr. Koul is the sports director at Lovely Professional University (LPU), Phagwara, India. LPU is the largest single-campus university in India with 30,000 students and 200 programs. One of Dr. Koul’s students won an Olympic gold medal in track and field and six of his students were on the bronze medal field hockey team in the Tokyo Olympics. Dr. Koul earned his BA in physical education/sports, an MA in physical education/sports management and his PhD in physical education and sports. LPU hosted SII’s first esports championship in 2017 and then again in 2022.

Dr. Madhu V. Bhandarkar, Advisor. Dr. Bhandarkar is an award-winning athlete, coach, sports official and administrator who has led teams in junior, university, state, regional, national, Pan-Asian and international competition. She earned her PhD in sports research and her Master’s degree in physical education at Nagpur University, two undergraduate degrees (BA and BPEd), sport certificates in basketball and swimming, a diploma in handball from the National Institute of Sports and a certificate in swimming from the Sports Authority of India.

She earned the best coach awards from the Government of Maharashtra, Mumbai Suburban Handball and the Sports Authority of India. Dr. Bhandarkar has coached sub-juniors, juniors, boys, girls, men’s and women’s teams and is an accomplished handball coach.

Muhammad Jamal Qureshi, Advisor. Mr. Qureshi is the CEO and MD of Elite Football League Pakistan Pvt Ltd., a Sports Industry of India affiliate. He earned his BA in economics/political science from Peshawar University, a senior diploma and MSc in health and physical education from Gomal University, an MSc in economics from the University of Peshawar and an MBA from Northern University. He has served on the Pakistan Rugby Union’s international tours and as an official of the Union at the Commonwealth Games in India.

Executive Offices

The Company’s executive offices are located at 616 South El Camino Real, Suite H, San Clemente, California 92672.

Unless otherwise stated, the mailbox address for our executive officers and directors is in care of our company, Mobile Global Esports Inc., 427 N. Tatnall Street, Wilmington, DE 19801.

Director Independence

The rules of the Nasdaq Stock Market, or the Nasdaq Rules, require a majority of a listed company’s board of directors to be composed of independent directors within one year of listing. In addition, the Nasdaq Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Rules, a director will only qualify as an independent director if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq Rules also require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of compensation committee members, the Nasdaq Rules require that our board of directors must consider additional factors relevant to the duties of a compensation committee member, including the source of any compensation we pay to the director and any affiliations with the Company.

Our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors are independent as defined under the Nasdaq Rules.

Committees of the Board of Directors

Prior to the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will establish an audit committee, a compensation committee and a nominating and governance committee. Each of these committees will operate under a charter that will be approved by our board of directors, as set forth below.

Audit Committee. Our audit committee consists of three independent members. The members of the audit committee are Mr. Madan, Mr. Welch and Mr. Verhaegen. Mr. Verhaegen is the chairperson of the audit committee. The audit committee consists exclusively of directors who are financially literate.

The audit committee responsibilities include:

●	Overseeing the compensation and work of and performance by our independent auditor and any other registered public accounting firm performing audit, review or attestation services for us;

●	Engaging, retaining and terminating our independent auditor and determining the terms thereof;

●	Assessing the qualifications, performance and independence of the independent auditor;

●	Evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence;

●	Reviewing and discussing the audit results, including any comments and recommendations of the independent auditor and the responses of management to such recommendation;

●	Reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

●	Producing a committee report for inclusion in applicable SEC filings;

●	Reviewing the adequacy and effectiveness of internal controls and procedures;

●	Establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the audit; and

●	Reviewing transactions with related persons for potential conflict of interest situations.

Compensation Committee. Our compensation committee consists of three independent directors. The members of the compensation committee are Mr. Knopf, Mr. Alexandrov and Mr. Verhaegen. Mr. Alexandrov is the chairperson of the compensation committee. The committee has primary responsibility for:

●	Reviewing and recommending all elements and amounts of compensation for each executive officer, including any performance goals applicable to those executive officers;

●	Reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;

●	Once required by applicable law, causing to be prepared a committee report for inclusion in applicable SEC filings;

●	Approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO and certain executive officers; and

●	Reviewing and recommending the level and form of non-employee director compensation and benefits.

Nominating and Governance Committee. The nominating and governance committee consists of three independent directors. The members of the nominating and governance committee are Mr. Welch, Mr. Alexandrov and Mr. Knopf. Mr. Knopf is the chairperson of the nominating and governance committee. The committee’s responsibilities include:

●	Recommending persons for election as directors by the stockholders;

●	Recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly-created directorships;

●	Reviewing annually the skills and characteristics required of directors and each incumbent director’s continued service on the board;

●	Reviewing any stockholder proposals and nominations for directors;

●	Advising the board of directors on the appropriate structure and operations of the board and its committees;

●	Reviewing and recommending standing board committee assignments;

●	Developing and recommending to the board Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;

●	Making recommendations to the board as to the determination of director independence; and

●	Making recommendations to the board regarding corporate governance based upon developments, trends and best practices.

The Nominating and Governance Committee will consider stockholder recommendations for candidates for the board of directors.

Our bylaws provide that, in order for a stockholder’s nomination of a candidate for the board to be properly brought before an annual meeting of the stockholders, the stockholder’s nomination must be delivered to the Secretary of the Company no later than 120 days prior to the one-year anniversary date of the prior year’s annual meeting.

Code of Business Conduct and Ethics

We plan to adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following this offering, a copy of the code of business conduct and ethics will be made available on the Corporate Governance section of our website, which is located at www.mogoesports.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K filed with the SEC.

EXECUTIVE COMPENSATION

The following table shows the compensation awarded to or earned from March 11, 2021, our date of organization, by our executives. We do not have any officers who received compensation. Once the company has raised capital from this offering, the board of directors intends to carry on negotiations with the executive officers to set mutually acceptable salaries and benefit programs, scaled to milestones for performance. The terms for such compensation have not been established at this date.

Name and Principal Position	Year	Salary ($)	All Other Compensation	Total
Marco Welch, Chairman	2021	$0	$0	$0
David Pross, CEO	2021	$0	$0	$0
Kiki Benson, CFO	2021	$0	$0	$0
All Others	2021	$0	$0	$0

SECURITY OWNERSHIP OF MANAGEMENT

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to Offering	% Owned Prior to Offering*	% Owned After Offering**
David Pross, CEO and Secretary, 73 Blue Spruce Circle Weston, CT 06883	650,000	3.9%	3.6%

Kiki Benson, CFO, 4929 Pyrenees Pass, Austin, TX 78738	100,000	0.6%	0.6%

Marco Welch, Chairman, Director, 9625 South Dobson Avenue, Chicago, IL 60628	20,000	0.1%	0.1%

Jay Madan, Director, 1008 Andiron Lane, Raleigh, NC 27614	300,000	1.8%	1.7%

James Knopf, Director, 42 Via Regaio, San Clemente, CA 92673	50,000	0.3%	0.3%

Willy Verhaegen, Director, Alfons Servaislei 100/6, Schoten, Belgium B-2970	140,000	0.8%	0.8%

Alexander Alexandrov, Director, 722 Copeland Ct #2, Santa Monica, CA 90405	20,000	0.1%	0.1%

Aggregate Shares owned by all Offices and Directors as a Group	1,280,000	7.6%	7.2%

*	Based on 16,809,800 shares.

**	Based on 17,809,800 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following shareholders of our Company own more than 5 percent of our outstanding Common Stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to Offering	% Owned Prior to Offering*	% Owned After Offering**
Sports Industry of India, Inc.,(1) 616 South El Camino Real, Suite H, San Clemente, CA 92672	2,650,000	15.8%	14.9%

William Brown, 333 D Street, Salt Lake City, UT 84103	1,025,000	6.1%	5.8%

Kurt & Brenda Warner Revocable Trust,(2) 10105 East Via Linda Drive, Suite 103, Box 338, Scottsdale, AZ 85258	1,000,000	5.9%	5.6%

Keith Delgreco, 23 Albergar, San Clemente, CA 92672	1,000,000	5.9%	5.6%

*	Based on 16,809,800 shares.

**	Based on 17,809,800 shares.

1.

As shown above, Sports Industry of India, Inc. (“SII”), owns 15.8% of the outstanding shares of our Company, SII’s officers and directors are Richard Whelan (Director and CEO), Sunday Zeller (Director and Co-CEO), and Keith Fredriksen (Director). They thereby, as directors, control SII, although in the aggregate they do not own a controlling interest in SII (more than 50%). No shareholder of SII owns a controlling interest (more than 50%) in SII’s outstanding capital stock.

2.	Kurt Warner and Brenda Warner are the sole Trustees of the Kurt & Brenda Warner Revocable Trust, and thereby control the Trust.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Set forth below is information on each related party transaction since the incorporation of the Company, and each currently proposed transaction, in which the amount involved exceeds 1% of the average of our total assets at December 31, 2021:

1.

On June 1, 2021, in connection with the acquisition by MOGO of the esports business conducted by Sports Industry of India, Inc. (“SII”), MOGO issued 2,650,000 shares of its common stock to SII, in consideration for SII’s execution of the Founders Agreement discussed at length under “Material Agreements” above, assigning certain rights to MOGO and essentially transferring the bulk of SII’s esports business to MOGO, subject to retention by SII of certain esports rights and SII’s right to receive certain continuing fees and royalties from MOGO associated with the esports business. This Agreement was supplemented with a series of Supplemental Agreements. (See “Material Agreements”) The issuance of the shares was booked by MOGO as the sale of common stock at a purchase price of $0.0001per share. The terms of the transaction were deemed fair and approved by the Board of Directors of both MOGO and SII.

MOGO also entered into a Services Agreement with Elite University Sports Alliance of India Private Limited (“EUSAI”), a wholly-owned subsidiary of SII, dated December 15, 2021 (the “Services Agreement”) pursuant to which MOGO engaged EUSAI to act as MOGO’s independent contractor to arrange, manage and implement a series of esports tournaments in India, subject to MOGO’s control and approvals. (See “Material Agreements” for a discussion of the terms of this Agreement.) The terms of the Services Agreement were deemed fair and approved by the Board of Directors of both MOGO and EUSAI.

As shown above, SII owns 15.8% of the outstanding shares of MOGO SII’s officers and directors are Richard Whelan (Director and CEO), Sunday Zeller (Director and Co-CEO), and Keith Fredriksen (Director). They thereby, as directors, control SII, although in the aggregate they do not own a controlling interest in SII (more than 50%). No shareholder of SII owns a controlling interest (more than 50%) in SII’s outstanding capital stock.

2.

In April through August of 2021, MOGO consummated a private placement of its 11,509,800 shares of restricted common stock at a cash purchase price of $0.03 per share to a limited number of accredited and/or sophisticated persons.

Marco A. Welch, the son of Marco Welch, the Chairman of the Board of Directors, participated in this private placement and acquired 150,000 restricted shares of common stock for $4,500.00, at a price of $0.03 per share. Both father and son have represented they act separately with respect to their MOGO common share holdings, and have no agreement to act or vote their shares in concert.

The following individuals who are either officers or directors of MOGO, or who currently own more than 5% of its outstanding common stock, participated in the private placement and acquired restricted common shares of MOGO as follows:

Name and Address of Beneficial Owner	Shares Purchased @ $0.03/Share	Cash Purchase Price
David Pross, CEO and Secretary, 73 Blue Spruce Circle, Weston, CT 06883	200,000	$6,000

William Brown, 333 D Street, Salt Lake City, UT 84103	1,000,000	$30,000

Jay Madan, Director, 1008 Andiron Lane, Raleigh, NC 27614	250,000	$7,500

Keith Delgreco, 23 Albergar, San Clemente, CA 92672	1,000,000	$30,000

Kurt & Brenda Warner Rev Trust, 10105 East Via Linda Drive, Suite 103, Box 338, Scottsdale, AZ 85258	1,000,000	$30,000

Aggregate Number of Shares as a Group	3,450,000	$103,500

Marco A Welch, the son of the Chairman of Mogo’s Board of Directors, participated in the private placement and acquired 150,000 restricted common shares for a cash price of $4,500.00 ($0.03 per share).

On January 20, 2022 and on March 7, 2022, MOGO wired $30,000 and $15,000 respectively to SII’s operating subsidiary in India, Elite Sports India Pvt. Ltd., to cover MOGO’s share of the expenses to organize and promote certain university esports events in India conducted by MOGO with SII’s assistance under the provisions of the licensing and consulting agreements between MOGO and SII.  These expenses included social media coverage, prize pool, event host, judging, recording and staff expenses, and represented expenditures in the ordinary course of business.

AUDIT COMMITTEE

Our audit committee charter provides that our audit committee will be responsible for reviewing and approving in advance any related-party transaction. This will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $10,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

DESCRIPTION OF CAPITAL STOCK

In this offering, we are offering a maximum of 1,000,000 shares of our Common Stock. The material terms and provisions of our Common Stock are described here.

Authorized Capital Stock

We are currently authorized to issue up to 110,000,000 shares of capital stock consisting of 100,000,000 shares of Common Stock, par value $0.0001 per share. As of December 31, 2021, there were 16,809,800 shares of Common Stock outstanding. We are also authorized to issue up to 10,000,000 shares of Preferred Stock. No Preferred Stock has been issued.

Common Stock

We are authorized to issue 100,000,000 shares of Common Stock. Holders of our Common Stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our Common Stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our Common Stock do not have preemptive rights to subscribe to additional shares if issued. There is no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may be determined by our board of directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the board of directors. Our directors may issue Preferred Stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our Common Stock. The issuance of Preferred Stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. At the effective date of this prospectus, no Preferred Shares have been issued.

Warrants

We have 1,000,000 warrants to purchase our common stock outstanding having an exercise price of $1.00 per share, and exercisable on or before December 15, 2026, all of which are fully vested. These warrants were divided and issued among Gregory Butler, Anthony Rennert and Martha Chan, our Consulting Design Technology Team.

As part of the compensation to the Underwriter, we have agreed to issue warrants to the Underwriter at the closing of this offering. Details of these warrants may be found under “Underwriting – Representatives’ Warrants.”

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without shareholder approval, except as may be required under the listing rules of any stock exchange on which our Common Stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Directors’ Liability

The Delaware Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our Amended and Restated Articles of Incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Delaware Revised Statutes and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

The Nasdaq Capital Market Listing

Our Common Stock is expected to trade on The Nasdaq Capital Market under the symbol “MGAM” once we receive regulatory approval.

Transfer Agent

The transfer agent and registrar for our Common Stock is Vstock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

SELLING STOCKHOLDERS

We are registering the Selling Stockholders Shares. The Selling Stockholders are offering an aggregate of 1,500,000 shares of Common Stock. (See Plan of Distribution.)

The table below lists the Selling Stockholders. The first column lists the number of shares of Common Stock beneficially owned by each of the by the Selling Stockholders, as of March 31, 2022. As of March 31, 2022, 16,809,800 shares of the Company’s Common Stock were issued and outstanding.

The second column lists the shares of common stock being offered by this prospectus by the Selling Stockholders. None of the Selling Stockholders are officers, directors, or 5% or more shareholders of the Company. The Company has agreed to pay all of the expenses of this registration, and the Selling Shareholders will not contribute to the costs. The underwriters are not underwriting the shares of the Selling Shareholders.

Name	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus*	Number of Shares of Common Stock Owned After Offering (if Sold)	% of Shares of Common Stock Owned After Offering (Excluding Over- Allotment)	% of Shares of Common Stock Owned After Offering Including Over Allotment @ 150,000 Shares

Schram, Peter	800,000		128,276	671,724	3.8%	3.7%
Razor Legacy Investors LP	618,000		99,094	518,906	2.9%	2.9%
Spivak, Kenin	560,000		89,793	470,207	2.6%	2.6%
ANP Industries	540,000		86,587	453,413	2.5%	2.5%
Greeny Legacy LLC	520,000		83,380	436,620	2.5%	2.4%
Whelan, Richard	516,667		82,845	433,822	2.4%	2.4%
Manz, Jeffrey	500,000		80,173	419,827	2.4%	2.3%
Mast, Maynard	500,000		80,173	419,827	2.4%	2.3%
Svarnias, Nicholas J. Living Trust	500,000		80,173	419,827	2.4%	2.3%
Clawson, Robert	250,000		40,086	209,914	1.2%	1.2%
Pickard, Kevin	250,000		40,086	209,914	1.2%	1.2%
ST6 Investments	250,000		40,086	209,914	1.2%	1.2%
Whelan, Sunday	250,000		40,086	209,914	1.2%	1.2%
Damsker, Joseph	210,000		33,673	176,327	1.0%	1.0%
Barry, Mark and Laurie	200,000		32,069	167,931	0.9%	0.9%
Elliston, Gary	200,000		32,069	167,931	0.9%	0.9%
Uygan, Viktor	200,000		32,069	167,931	0.9%	0.9%
Svarnias, Nicholas	190,000		30,466	159,534	0.9%	0.9%
Jita Ventures LLC	150,000		24,052	125,948	0.7%	0.7%
Welch, David	150,000		24,052	125,948	0.7%	0.7%
Welch, Marco A.	150,000		24,052	125,948	0.7%	0.7%
Scheer, Richard	107,000		17,157	89,843	0.5%	0.5%
Bhandarkar, Sunny	100,000		16,035	83,965	0.5%	0.5%
Brown, Eric	100,000		16,035	83,965	0.5%	0.5%
Hitter, Steven Michael Trust	100,000		16,035	83,965	0.5%	0.5%
Hogan, Brian	100,000		16,035	83,965	0.5%	0.5%
Rich, Allison	100,000		16,035	83,965	0.5%	0.5%
Taylor, Eugene	100,000		16,035	83,965	0.5%	0.5%
Three Eagles LLC	100,000		16,035	83,965	0.5%	0.5%
Thieleking, Michael	65,000		10,422	54,578	0.3%	0.3%
Fredriksen, Keith	50,000		8,017	41,983	0.2%	0.2%
Hynson, Eric	50,000		8,017	41,983	0.2%	0.2%
Schram, Morgan	50,000		8,017	41,983	0.2%	0.2%
Skrobowski, Anthony	50,000		8,017	41,983	0.2%	0.2%
Triantafillou, Zoe	50,000		8,017	41,983	0.2%	0.2%
Whelan, Jeffrey	50,000		8,017	41,983	0.2%	0.2%
Durant, Christopher	40,000		6,414	33,586	0.2%	0.2%
Padilla, Richard	33,333		5,345	27,988	0.2%	0.2%
Ahlers, Dieter K. & Kathleen A. Rev Living Trust	30,000		4,810	25,190	0.1%	0.1%
Kirklys, John	30,000		4,810	25,190	0.1%	0.1%
Koester, Jeffrey	30,000		4,810	25,190	0.1%	0.1%
Brower, Meagan	28,000		4,490	23,510	0.1%	0.1%
Bouboulis, Melvin	25,000		4,009	20,991	0.1%	0.1%
Orlando, Chris	25,000		4,009	20,991	0.1%	0.1%
Schwartz, Larry	25,000		4,009	20,991	0.1%	0.1%
Deol, Phil	24,000		3,848	20,152	0.1%	0.1%
Pratuch, Jeffrey	24,000		3,848	20,152	0.1%	0.1%
Bhandarkar, Dr. Madhu V.	20,000		3,207	16,793	0.1%	0.1%
DuBeau, Carol	20,000		3,207	16,793	0.1%	0.1%
Koul, Dr. Vir Ji	20,000		3,207	16,793	0.1%	0.1%
Ofili, Phil	20,000		3,207	16,793	0.1%	0.1%
Pranav, Prabhu	20,000		3,207	16,793	0.1%	0.1%
Qureshi, M. Jamal	20,000		3,207	16,793	0.1%	0.1%
Rajawat, Mohit Singh	20,000		3,207	16,793	0.1%	0.1%
Sharma, Ashish	20,000		3,207	16,793	0.1%	0.1%
Wazeeri, Muzammil Khan	20,000		3,207	16,793	0.1%	0.1%
Lovelady, Jason	16,000		2,566	13,434	0.1%	0.1%
Pirro, Albert	16,000		2,566	13,434	0.1%	0.1%
Wade, Darren	16,000		2,566	13,434	0.1%	0.1%
Grillo, Vincent	15,500		2,485	13,015	0.1%	0.1%
Svarnias, George L.	15,000		2,405	12,595	0.1%	0.1%
Stuart, David	12,000		1,924	10,076	0.1%	0.1%
Bhardwaj, Ashish	10,000		1,603	8,397	0.0%	0.0%
Buchalter, David	10,000		1,603	8,397	0.0%	0.0%
Malloch, Eric	10,000		1,603	8,397	0.0%	0.0%
Dyer, Mike	8,000		1,283	6,717	0.0%	0.0%
Lopes, Jorge	8,000		1,283	6,717	0.0%	0.0%
Pagano, Scott	7,500		1,203	6,297	0.0%	0.0%
Rajawat, Rohit Singh	5,000		802	4,198	0.0%	0.0%
Swami, Himanshu	5,000		802	4,198	0.0%	0.0%
Scaletta, Paul	4,800		770	4,030	0.0%	0.0%
Abbass, Paul	4,000		641	3,359	0.0%	0.0%
Asmussen, Michael	4,000		641	3,359	0.0%	0.0%
Mangold, Robert	4,000		641	3,359	0.0%	0.0%
Martino, Gerard	4,000		641	3,359	0.0%	0.0%
Partridge, Bradford	4,000		641	3,359	0.0%	0.0%
Wade, Mark	4,000		641	3,359	0.0%	0.0%
Metzger, Mike	1,000		160	840	0.0%	0.0%

Total Selling Shareholders	9,354,800	55.7%	1,500,000	7,854,800	44.1%	43.7%

*	Assumes all shares registered for the selling shareholder are sold.

The following are the controlling principals in the non-human entities that are selling stockholders:

Investor	Principal or Principal Officer
Razor Legacy Investors LP	John Hogan
ANP Industries	Julia Davis
Greeny Legacy LLC	John Savastano
Svarnias, Nicholas J. Living Trust	Nicholas Svarnias
ST6 Investments	William Thompson
Jita Ventures LLC	Brian Peterson, Will Meris
Hitter, Steven Michael Trust	Steven Michael Hitter
Three Eagles LLC	Robert Clawson
Ahlers, Dieter K. & Kathleen A. Rev Living Trust	Dieter Ahlers

The Selling Stockholders named above acquired their shares in an offering that was exempt from registration under Section 4(a)(2) of the Securities Act. There was no placement agent for that offering.

SHARES AVAILABLE FOR FUTURE SALE

Future sales of substantial amounts of Common Stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of Common Stock that may be sold in the future.

Upon the closing of this offering, we will have:

●	17,809,800 shares of Common Stock outstanding.

All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers, 10% stockholders, and 5% or more shareholders who have signed a 6-month lockup agreement. None of the holders of shares of our Common Stock or securities exercisable for or convertible into shares of our Common Stock have any registration rights.

Rule 144

Shares of Common Stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, as well as shares held by our current stockholders, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any person who is or has been an affiliate of ours during the 90 days immediately preceding the sale and who has beneficially owned shares for at least six months is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding, or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom WestPark Capital, Inc. is acting as the representative and sole book-running manager, have severally agreed to purchase, and we have agreed to sell to them, the number of our common shares at the initial public offering price, less the underwriting discounts, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares
WestPark Capital, Inc.	Total 1,000,000

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. The underwriters are not underwriting the shares registered for the selling stockholders.

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 150,000 additional common shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table.

The underwriters will offer the shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $   per share. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Discounts and Expenses

The underwriting discounts are equal to 10% of the initial public offering price set forth on the cover of this prospectus.

The following table shows the per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us (based on the low point of the offering price range set forth on the cover page of this prospectus, of $6.00 per share). These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 150,000 common shares.

	Per Share	Total Without Exercise of Over- Allotment Option	Total With Full Exercise of Over- Allotment Option
Initial public offering price	$6.00	$6,000,000	$6,900,000
Underwriting discounts to be paid by us	$0.60	$600,000	$690,000
Proceeds, before expenses, to us	$5.40	$5,400,000	$6,210,000

We will also pay to the representative by deduction from the net proceeds of this offering, a non-accountable expense allowance equal to 2% of the amount raised in the offering (including verifying shares sold upon exercise of the underwriters’ over-allotment option). We have paid an aggregate of $60,000 in advance expenses toward this sum to the representative so far.

Any expense deposits paid will be returned to us to the extent the representative’s expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

1.1 We have agreed to pay expenses relating to the offering, , including, but not limited to: (a) all filing fees and communication expenses relating to the registration of the shares of Common Stock to be sold in the Offering with the Commission; (b) all Public Filing System filing fees associated with the review of the Offering by FINRA; (c) all fees and expenses relating to the listing of our Securities on the Nasdaq Capital Market, and such other stock exchanges as the Company and the Representative together determine; (d) all fees, expenses and disbursements relating to the registration or qualification of the offered Securities under the “blue sky” securities laws of such states and other jurisdictions as the Company and the Representative together determine (including, without limitation, all filing and registration fees); (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the offered securities under the securities laws of such foreign jurisdictions as the Company and the Representative together determine; (f) the costs of all mailing and printing of the underwriting documents (including, without limitation, the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), Registration Statements, Prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final Prospectuses as the Company and the Representative together determine; (g) the costs and expenses of a public relations firm as the Company and the Representative together determine; (h) the costs of preparing, printing and delivering certificates representing the offered Securities; (i) fees and expenses of the transfer agent for our shares of Common Stock; (j) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the Underwriters; (k) the fees and expenses of the Company’s accountants; (l) the fees and expenses of the Company’s legal counsel and other agents and representatives; (m) fees and expenses of the Representative’s legal counsel; and (o) such Underwriters’ accountable “road show” expenses as the Company and the Representative together determine..

The accountable expenses of the Representative we are obligated to pay as listed above, including its legal expenses, are currently assumed to be approximately $175,000, but subject to actual expenses incurred by the Representative.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and non-accountable expense allowance, will be approximately $300,000.

We have applied to list our common shares on the Nasdaq Capital Market under the symbol “MGAM.” and anticipate receiving conditional approval to so list our common shares, provided we have satisfied the initial listing requirements of Nasdaq. No assurance can be given that we will meet those requirements. If our common stock is not approved for listing on Nasdaq, we will not consummate this offering.

Representative’s Warrants

In addition, we have agreed to issue the representative’s warrants to the representative of the underwriters to purchase a number of common shares equal to 10% of the total number of common shares sold by the Company in this offering. The representative’s warrants shall have an exercise price equal to 165% of the initial public offering price of the common shares sold in this offering. The representative’s warrants must be purchased in cash and will be exercisable commencing six months from the effective date of the registration statement of which this prospectus forms a part and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part. The representative’s warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the representative’s warrants nor any of our shares issued upon exercise of the representative’s warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning on the date of commencement of sales of the offering. In addition, although the representative’s warrants and the underlying common shares will be registered in the registration statement of which this prospectus forms a part, we have also agreed that the representative’s warrants will provide for registration rights in certain cases. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the representative’s warrants. The piggyback registration right provided will not extend beyond two years from the date of the initial warrant exercise date.).

We will bear all fees and expenses attendant to registering the common shares issuable upon exercise of the representative’s warrants, other than underwriting discounts incurred and payable by the holders. The exercise price and number of common shares issuable upon exercise of the representative’s warrants may be adjusted in certain circumstances, including in the event of a share dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of common shares at a price below the warrant exercise price.

Indemnification; Indemnification Escrow

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Concurrently with the execution and delivery of the underwriting agreement, we will set up an escrow account with a third-party escrow agent in the United States and will fund such account from this offering that may be utilized by the underwriters to fund any bona fide indemnification claims of the underwriters arising during a 24-month period following the offering. The escrow account will be interest bearing, and we will be free to invest the assets in securities. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. We will pay the reasonable fees and expenses of the escrow agent.

Lock-Up Agreements

Our officers, directors and principal shareholders (defined as owners of 5% or more of our common shares), have agreed, subject to certain exceptions, to a 180-day “lock-up” period from the date of this prospectus with respect to the common shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options which may be issued. This means that, for a period of 180 days following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative.

The representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Determination of Offering Price

Prior to this offering, there has been no public market for our securities. The initial public offering price will be negotiated between us and the Representative. In determining the initial public offering price of our common stock, the Representative will consider:

●	the information set forth in this prospectus and otherwise available to the Representative;

●	our history and prospects for the industry in which we compete;

●	our financial information;

●	the ability of our management and our business potential and earning prospects;

●	the prevailing securities markets at the time of this offering;

●	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies;

●	other factors deemed relevant by the underwriters and us.

The estimated public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock or that the common stock will trade in the public market at or above the initial public offering price.

We have applied to list our common shares on the Nasdaq Capital Market under the symbol “MGAM.” and anticipate receiving conditional approval to so list our common shares, provided we have satisfied the initial listing requirements of Nasdaq. No assurance can be given that we will meet those requirements. If our common stock is not approved for listing on Nasdaq, we will not consummate this offering.

Pricing of the Offering

Prior to this offering, there has been no public market for our common shares. The initial public offering price of the shares has been negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to the prevailing market conditions, are our estimates of our business potential and earnings prospects, an assessment of our intangible assets and management, and the consideration of the above factors in relation to market valuation of companies in similar circumstances and/or related businesses.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for common shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any such transaction is to be settled by delivery of common shares or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 250 days from the date of this prospectus, except for securities issued pursuant to acquisitions or strategic transactions approved by a majority of our disinterested directors, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the restricted period, and provided that any such issuance shall only be to a person (or to the equity holders if a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with our business and shall provide us with additional benefits in addition to the investment of funds, but shall not include a transaction in which we are issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of common shares to selling group members for sale to their online brokerage account holders. The common shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common shares in this offering because such underwriter repurchases those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our common shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the public offering of the common shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the common shares in certain countries.

Stamp Taxes

If you purchase common shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the initial public offering price listed on the cover page of this prospectus.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. WestPark Capital and certain of its affiliates own 828,813 shares of Sports Industry of India, Inc (less than a 1% indirect interest in the Company) and an individual affiliated with WestPark purchased 500,000 common shares of the Company in a private placement on June 22, 2021, on the same terms and conditions as all investors in such private offering.

PLAN OF DISTRIBUTION FOR STOCK REGISTERED FOR SELLING STOCK HOLDERS

We are registering 1,500,000 shares of common stock for Selling Stockholders. We are required to pay all fees and expenses incident to the registration of the shares of our securities to be offered and sold pursuant to this prospectus, including the shares of the Selling Securityholders.

The shares of common stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders, but only after our Common Stock has begun trading on the Nasdaq Capital Market. We anticipate receiving conditional approval to list our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MGAM”, provided we have satisfied the initial listing requirements of Nasdaq. No assurance can be given that we will meet those requirements. If our common stock is not approved for listing on Nasdaq, we will not consummate this offering.

The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may dispose of their securities by one or more of, or a combination of, the following methods once our Common Stock has commenced trading on the Nasdaq Capital Market.:

●	distributions to members, partners, stockholders or other equity holders of the Selling Security holders;

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the Nasdaq;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners, stockholders or other equity holders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equity holders are not affiliates of ours, such members, partners, stockholders or other equity holders would thereby receive freely tradable securities pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

TRANSFER AGENT

The transfer agent and registrar for our Common Stock is Vstock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by The Law Offices of Davis & Associates, Inc., Palos Verdes Estates, CA. Certain legal matters in connection with this offering will be passed upon for the underwriters by Dickinson Wright PLLC, Ft. Lauderdale, FL. Certain legal matters with respect to the SII MOGO Founders Agreement, and the SII Supplement to Founders Agreement will be passed upon by our Indian Contract Counsel, RB Associates, 141, Top Floor, Saini Enclave, Delhi 110092, India.

EXPERTS

The balance sheet of Mobile Global Esports Inc. for the period ended December 31, 2021 and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the period from inception, March 11, 2021, to December 31, 2021, have been audited by AJSH & Co, LLP, an independent chartered accounting firm registered with the Public Company Accounting Oversight Board (PCAOB), as set forth in its report appearing herein and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock we are offering. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

You may review a copy of the registration statement, including exhibits and any schedule filed therewith, and obtain copies of such materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC.

We also intend to maintain a website at www.mogoesports.com. Once we have activated this website, you may access materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website, once activated, is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. You may also inspect these documents at our corporate headquarters at 616 South El Camino Real, Suite H, San Clemente, California 92672 during normal business hours.

Index to Financial Statements

MOBILE GLOBAL ESPORTS INC.

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Mobile Global Esports Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Mobile Global Esports Inc. (the “Company”) as of December 31, 2021 and the related statements of operations, changes in stockholder’s equity and cash flows from March 11, 2021 (Inception) to December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from March 11, 2021 (Inception) to December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The Critical Audit Matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ AJSH & Co LLP

We have served as the Company’s Auditor since 2021

New Delhi, India

May 21, 2022

MOBILE GLOBAL ESPORTS INC.

BALANCE SHEET

As of December 31, 2021

ASSETS

Current Assets:
Cash and cash equivalents	$238,202
Deferred offering costs	62,998
Total current assets	301,200
TOTAL ASSETS	$301,200

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$31,814
Total current liabilities	31,814

Commitments and contingencies	-

STOCKHOLDERS’ EQUITY
Preferred stock; $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding
Common stock; $0.0001 par value; 100,000,000 shares authorized; 16,809,800 shares issued and outstanding	1,681
Additional paid-in capital	530,065
Accumulated deficit	(262,360)
Total stockholders’ equity	269,386
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$301,200

The accompanying footnotes are an integral part of these financial statements.

MOBILE GLOBAL ESPORTS INC.
STATEMENT OF OPERATIONS

For the Period from Inception (March 11, 2021) to December 31, 2021

Revenue	$-

Cost of revenue	-

Gross profit	-

Operating expenses:
General and administrative expenses	76,438
Research and development expenses	185,922
Total operating expenses	262,360

Loss from operations	(262,360)

Income tax expense	-

Net loss	$(262,360)

Weighted average common shares outstanding - basic and diluted	12,125,464

Net loss per common share - basic and diluted	$(0.02)

The accompanying footnotes are an integral part of these financial statements.

MOBILE GLOBAL ESPORTS INC.
STATEMENT OF STOCKHOLDERS’ EQUITY

For the Period from Inception (March 11, 2021) to December 31, 2021

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance, March 11, 2021	-	-	-	-	-

Common stock issued to founders	5,300,000	530	-	-	530
Common stock issued for cash	11,509,800	1,151	344,143	-	345,294
Fair value of warrants issued for services			185,922		185,922
Net loss	-	-	-	(262,360)	(262,360)

Balance, December 31, 2021	16,809,800	$1,681	$530,065	$(262,360)	$269,386

The accompanying footnotes are an integral part of these financial statements.

MOBILE GLOBAL ESPORTS INC.

STATEMENT OF CASH FLOWS

For the Period from Inception (March 11, 2021) to December 31, 2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(262,360)
Adjustments to reconcile net loss to net cash used in operating activities:
Fair value of warrants issued for services	185,922
Changes in operating assets and liabilities:
Accounts payable	31,814
Net cash used in operating activities	(44,624)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	345,824
Payment of deferred offering costs	(62,998)
Net cash provided by financing activities	282,826

NET INCREASE IN CASH AND CASH EQUIVALENTS	238,202

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	$238,202

CASH PAID FOR:
Interest	$-
Income taxes	$-

The accompanying footnotes are an integral part of these financial statements.

Note 1 - Organization and Basis of Presentation

Organization

Mobile Global Esports Inc. (the “Company”) was incorporated on March 11, 2021 under the laws of the State of Delaware. The Company was originally named Elite Esports, Inc. but changed its name to Mobile Global Esports Inc. on April 21, 2021. The Company has been assigned certain limited rights to commercialize university esports events for 73 universities in India and 90 leading universities in Pakistan. The unique advantage of esports is that the events can be virtual, and virtual events bypass any Covid-19 restrictions on in-person events.

Basis of Presentation

The accompanying financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Coronavirus (COVID-19)

The Company’s business could be adversely impacted by the effects of the Coronavirus (COVID-19). In addition to global macroeconomic effects, the COVID-19 outbreak and any other related adverse public health developments could cause disruption to our operations. COVID-19 or other disease outbreaks could in the short-run and may over the longer term adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could impact the Company’s operating results. Although the magnitude of the impact of the COVID-19 outbreak on the Company’s business and operations remains uncertain, the continued spread of COVID-19 or the occurrence of other epidemics and the imposition of related public health measures and travel and business restrictions could adversely impact the Company’s business, financial condition, operating results and cash flows. In addition, the Company could experience disruptions to its business operations resulting from quarantines, self-isolations, or other movement and restrictions on the ability of its employees to perform their jobs that may impact the Company’s ability to develop and grow its business.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Significant estimates in the accompanying financial statements include valuation allowance on deferred tax assets.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly-liquid debt instruments with original maturities of three months or less. As of December 31, 2021, the Company did not have any cash equivalents.

Deferred Offering Costs

Deferred offering costs are amounts incurred that are directly related to the offering of the Company’s common stock. These costs will be offset against the proceeds from the Company’s equity offering.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and accounts payable, the carrying amounts approximate their fair values due to their short maturities.

FASB ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. FASB ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology us one or more unobservable inputs which are significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic 480, Distinguishing Liabilities from Equity, and FASB ASC Topic 815, Derivatives and Hedging.

As of December 31, 2021, the Company did not identify any assets and liabilities required to be presented on the balance sheet at fair value.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $250,000 insurance limit. The Company has not and does not anticipate incurring any losses related to this credit risk.

Revenue Recognition

Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), became effective for the Company on January 1, 2018. The Company’s revenue recognition disclosure reflects its updated accounting policies that are affected by this new standard. The Company applied the “modified retrospective” transition method for open contracts for the implementation of Topic 606. The Company had no significant post-delivery obligations, this new standard did not result in a material recognition of revenue on the Company’s accompanying financial statements for the cumulative impact of applying this new standard. The Company made no adjustments to its previously-reported total revenues, as those periods continue to be presented in accordance with its historical accounting practices under Topic 605, Revenue Recognition.

Revenue from product sales is recognized under Topic 606 in a manner that reasonably reflects the delivery of its product to customers in return for expected consideration and includes the following elements:

●	executed contracts with the Company’s customers that it believes are legally enforceable;

●	identification of performance obligations in the respective contract;

●	determination of the transaction price for each performance obligation in the respective contract;

●	allocation the transaction price to each performance obligation; and

●	recognition of revenue only when the Company satisfies each performance obligation.

These five elements, as applied to each of the Company’s revenue category, is summarized below:

●	Product sales - revenue is recorded when the product is purchased by the customer.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS assumes that all dilutive securities are converted. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

At December 31, 2021, there were 1,000,000 warrants outstanding. Due to the net loss incurred potentially dilutive instruments would be anti-dilutive. Accordingly, diluted loss per share is the same as basic loss for all periods presented.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes (ASC 740). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021. The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. ASU 2020-06 also removes certain conditions that should be considered in the derivatives scope exception evaluation under Subtopic 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and clarify the scope and certain requirements under Subtopic 815-40. In addition, ASU 2020-06 improves the guidance related to the disclosures and earnings-per-share (EPS) for convertible instruments and contract in entity’s own equity. ASU 2020-06 is effective for public business entities that meet the definition of a SEC filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Board specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company is currently evaluation the impact this ASU will have on its financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Note 3- Stockholders’ Equity

Preferred Stock

The Company has authorized the issuance of 10,000,000 shares of $0.0001 par value preferred stock. At December 31, 2021, there were nil shares issued and outstanding.

Common Stock

The Company has authorized the issuance of 100,000,000 shares of $0.0001 par value common stock. At December 31, 2021, there were 16,809,800 shares issued and outstanding.

During the period from inception (March 11, 2021) to December 31, 2021, the Company had the following transactions in its common stock:

●	Issued 5,300,000 shares to founders of the Company for cash proceeds of $530;

●	Issued 11,509,800 shares to investors for cash proceeds of $345,294.

Warrants

The following is a summary of warrant activity:

Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Warrants	Exercise	Contractual	Intrinsic
	Outstanding	Price	Life	Value
Outstanding, March 11, 2021	-
Granted	1,000,000	1.00
Forfeited	-
Exercised	-
Outstanding, December 31, 2021	1,000,000	1.00	4.79	$-
Exercisable, December 31, 2021	250,000	$1.00	4.79	$-

The exercise price for warrants outstanding at December 31, 2021:

Outstanding		Exercisable
Number of	Exercise	Number of	Exercise
Warrants	Price	Warrants	Price
1,000,000	$1.00	250,000	$1.00
1,000,000		250,000

On October 21, 2021, the Company issued an aggregate of 1,000,000 warrants to three individuals (“Consultants”) that will advising the Company on developing, establishing, operating, commercializing, marketing, promoting, and expanding the Company’s esports business with an aim to commercialize esports tournaments, esports sponsorships, esports advertising revenues, esports merchandise revenues, esports broadcast revenues, esports video revenues, esports game development and marketing and distribution revenues, and all other manner of esports revenue streams for the benefit of the Company. The warrants have an exercise price of $1.00 share and expire in five years. 250,000 of these warrants vested immediately and the balance of 750,000 warrants have provisions making the vesting contingent on the Consultants’ performance in meeting goals and milestones set quarterly by the Company. Specifically, the Company will consult with the Consultants and reach agreement on the Consultants’ goals and milestones at the beginning of each calendar quarter. Out of the 750,000 unvested warrants, 62,500 warrants will vest at the end of each quarter, beginning with the quarter ending March 31, 2022, provided in the Company’s judgement the Consultants have made satisfactory progress over the course of the quarter in meeting set goals and milestones. Warrants not vested on their designated end of quarter vesting date expire.

The fair value of the warrants is being amortized to expense over the vesting period. The Company recorded an expense of $185,922 during the period from inception (March 11, 2021) to December 31, 2021. At December 31, 2021, the unamortized warrant expense was $557,765, which will be amortized into expense through December 2024.

The assumptions used in calculating the fair value of warrants granted using the Black-Scholes option-pricing model for warrants granted are as follows for the warrants granted during the period from inception (March 11, 2021) to December 31, 2021:

Risk-free interest rate	1.09%
Expected life of the options	5 years
Expected volatility	100%
Expected dividend yield	0%

Note 4 - Income Taxes

At December 31, 2021, the significant components of the deferred tax assets are summarized below:

Deferred income tax asset
Net operation loss carryforwards	$40,436
Total deferred income tax asset	40,436
Less: valuation allowance	(40,436)
Total deferred income tax asset	$-

The valuation allowance increased by $40,436 in 2021 as a result of the Company generating net operating losses. The Company’s net operating loss carryforward of approximately $139,000 begin to expire in 2036.

No income tax expense is reflected in the statements of operations for the period from inception (March 11, 2021) to December 31, 2021.

The reconciliation of the effective income tax rate to the federal statutory rate for the period from inception (March 11, 2021) to December 31, 2021 is as follows:

	2021
	Amount	Percent

Federal statutory rates	$(55,095)	21.0%
State income taxes	(20,989)	8.0%
Permanent differences	35,648	-13.6%
Valuation allowance against net deferred tax assets	40,436	-15.4%
Effective rate	$-	0.0%

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by the valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carryforward periods available to the Company for tax reporting purposes, and other relevant factors.

Future changes in the unrecognized tax benefit will have no impact on the effective tax rate due to the existence of the valuation allowance. The Company estimates that the unrecognized tax benefit will not change significantly within the next twelve months. The Company will continue to classify income tax penalties and interest as part of general and administrative expense in its statements of operations. There were no interest or penalties accrued as of December 31, 2021.

Note 5 – Commitments and Contingencies

From time to time, the Company may be involved in various litigation matters, which arise in the ordinary course of business. There is currently no litigation that management believes will have a material impact on the financial position of the Company.

Note 6 – Related Party Transactions

Included in accounts payable is $30,000 due to Sports Industry of India, Inc., a stockholder of the Company.

Note 7 - Subsequent Events

There are no other significant subsequent events.

MOBILE GLOBAL ESPORTS INC.

Financial Statements

(unaudited)

MOBILE GLOBAL ESPORTS INC.

BALANCE SHEETS

As of March 31, 2022 and December 31, 2021

ASSETS

	March 31,	December 31,
	2022	2021
	(unaudited)
Current Assets:
Cash and cash equivalents	$113,886	$238,202
Deferred offering costs	110,498	62,998
Total current assets	224,384	301,200
TOTAL ASSETS	$224,384	$301,200

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable (including $0 and $30,000 to related party)	$	$31,814
Total current liabilities	-	31,814

Commitments and contingencies	-	-

STOCKHOLDERS' EQUITY
Preferred stock; $0.0001par value; 10,000,000 shares authorized;
nil shares issued and outstanding
Common stock; $0.0001par value; 100,000,000 shares authorized;
16,809,800 and 16,809,800 shares issued and outstanding	1,681	1,681
Additional paid-in capital	576,545	530,065
Accumulated deficit	(353,842)	(262,360)
Total stockholders' equity	224,384	269,386
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$224,384	$301,200

The accompanying footnotes are an integral part of these unaudited financial statements.

MOBILE GLOBAL ESPORTS INC.
STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2022 and the Period from Inception (March 11, 2021) to March 31, 2021

		Period From
	Three Months	Inception (March 11,
	Ended March 31,	2021) to March 31,
	2022	2021
	(unaudited)	(unaudited)

Revenue	$-	$-

Cost of revenue	-	-

Gross profit	-	-

Operating expenses:
Research and development expenses	46,480	-
General and administrative expenses	45,002	-
Total operating expenses	91,482	-

Loss from operations	(91,482)	-

Income tax expense	-	-

Net loss	$(91,482)	$-

Weighted average common shares outstanding - basic and diluted	16,809,800	5,300,000

Net loss per common share - basic and diluted	$(0.01)	$-

The accompanying footnotes are an integral part of these unaudited financial statements.

MOBILE GLOBAL ESPORTS INC.
STATEMENTS OF STOCKHOLDERS' EQUITY
For the Three Months Ended March 31, 2022 and the Period from Inception (March 11, 2021) to March 31, 2021

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2021	16,809,800	1,681	530,065	(262,360)	269,386

Fair value of warrants issued for services	-	-	46,480	-	46,480
Net loss	-	-	-	(91,482)	(91,482)

Balance, March 31, 2022 (unaudited)	16,809,800	$1,681	$576,545	$(353,842)	$224,384

Balance, March 11, 2021	-	-	-	-	-

Common stock issued to founders	5,300,000	530	-	-	530
Net loss	-	-	-	-	-

Balance, March 31, 2021 (unaudited)	5,300,000	$530	$-	$-	$530

The accompanying footnotes are an integral part of these unaudited financial statements.

MOBILE GLOBAL ESPORTS INC.
STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2022 and the Period from Inception (March 11, 2021) to March 31, 2021

		Period From
	Three Months	Inception (March 11,
	Ended March 31,	2021) to March 31,
	2022	2021
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(91,482)	$-
Adjustments to reconcile net loss to
net cash used in operating activities:
Fair value of warrants issued for services	46,480	-
Changes in operating assets and liabilities:
Accounts payable	(31,814)	-
Net cash used in operating activities	(76,816)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of deferred offering costs	(47,500)	-
Net cash provided by financing activities	(47,500)	-

NET INCREASE IN CASH AND CASH EQUIVALENTS	(124,316)	-

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	238,202	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	$113,886	$-

CASH PAID FOR:
Interest	$-	$-
Income taxes	$-	$-

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock subscription receivable	$-	$530

The accompanying footnotes are an integral part of these unaudited financial statements.

Note 1 - Organization and Basis of Presentation

Organization

Mobile Global Esports Inc. (the “Company”) was incorporated on March 11, 2021 under the laws of the State of Delaware. The Company was originally named Elite Esports, Inc. but changed its name to Mobile Global Esports Inc. on April 21, 2021. The Company has been assigned certain limited rights to commercialize university esports events for 73 universities in India. The unique advantage of esports is that the events can be virtual, and virtual events bypass any Covid-19 restrictions on in-person events.

Basis of Presentation

The accompanying financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Coronavirus (COVID-19)

The Company’s business could be adversely impacted by the effects of the Coronavirus (COVID-19). In addition to global macroeconomic effects, the COVID-19 outbreak and any other related adverse public health developments could cause disruption to our operations. COVID-19 or other disease outbreaks could in the short-run and may over the longer term adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could impact the Company’s operating results. Although the magnitude of the impact of the COVID-19 outbreak on the Company’s business and operations remains uncertain, the continued spread of COVID-19 or the occurrence of other epidemics and the imposition of related public health measures and travel and business restrictions could adversely impact the Company’s business, financial condition, operating results and cash flows. In addition, the Company could experience disruptions to its business operations resulting from quarantines, self-isolations, or other movement and restrictions on the ability of its employees to perform their jobs that may impact the Company’s ability to develop and grow its business.

Interim financial statements

The unaudited condensed consolidated financial statements are prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the Company’s financial position, the results of its operations, and cash flows for the periods presented. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America were omitted pursuant to such rules and regulations. The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the results expected for the year ending December 31, 2022.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Significant estimates in the accompanying financial statements include valuation allowance on deferred tax assets.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly-liquid debt instruments with original maturities of three months or less. As of March 31, 2022 and December 31, 2021, the Company did not have any cash equivalents.

Deferred Offering Costs

Deferred offering costs are amounts incurred that are directly related to the offering of the Company’s common stock. These costs will be offset against the proceeds from the Company’s equity offering.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and accounts payable, the carrying amounts approximate their fair values due to their short maturities.

FASB ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. FASB ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology us one or more unobservable inputs which are significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic 480, Distinguishing Liabilities from Equity, and FASB ASC Topic 815, Derivatives and Hedging.

As of March 31, 2022 and December 31, 2021, the Company did not identify any assets and liabilities required to be presented on the balance sheet at fair value.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $250,000 insurance limit. The Company has not and does not anticipate incurring any losses related to this credit risk.

Revenue Recognition

Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers ("Topic 606"), became effective for the Company on January 1, 2018. The Company’s revenue recognition disclosure reflects its updated accounting policies that are affected by this new standard. The Company applied the "modified retrospective" transition method for open contracts for the implementation of Topic 606. The Company had no significant post-delivery obligations, this new standard did not result in a material recognition of revenue on the Company’s accompanying financial statements for the cumulative impact of applying this new standard. The Company made no adjustments to its previously-reported total revenues, as those periods continue to be presented in accordance with its historical accounting practices under Topic 605, Revenue Recognition.

Revenue from product sales is recognized under Topic 606 in a manner that reasonably reflects the delivery of its product to customers in return for expected consideration and includes the following elements:

●	executed contracts with the Company’s customers that it believes are legally enforceable;
●	identification of performance obligations in the respective contract;
●	determination of the transaction price for each performance obligation in the respective contract;
●	allocation the transaction price to each performance obligation; and
●	recognition of revenue only when the Company satisfies each performance obligation.

These five elements, as applied to each of the Company’s revenue category, is summarized below:

●	Product sales - revenue is recorded when the product is purchased by the customer.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS assumes that all dilutive securities are converted. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. At March 31, 2022 and December 31, 2021, there were 1,000,000 warrants outstanding. Due to the net loss incurred potentially dilutive instruments would be anti-dilutive. Accordingly, diluted loss per share is the same as basic loss for all periods presented.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes (ASC 740). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021. The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. ASU 2020-06 also removes certain conditions that should be considered in the derivatives scope exception evaluation under Subtopic 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and clarify the scope and certain requirements under Subtopic 815-40. In addition, ASU 2020-06 improves the guidance related to the disclosures and earnings-per-share (EPS) for convertible instruments and contract in entity’s own equity. ASU 2020-06 is effective for public business entities that meet the definition of a SEC filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Board specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company is currently evaluation the impact this ASU will have on its financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Note 3- Stockholders’ Equity

Preferred Stock

The Company has authorized the issuance of 10,000,000 shares of $0.0001 par value preferred stock. At March 31, 2022 and December 31, 2021, there were nil shares issued and outstanding.

Common Stock

The Company has authorized the issuance of 100,000,000 shares of $0.0001 par value common stock. At March 31, 2022 and December 31, 2021, there were 16,809,800 shares issued and outstanding.

During the period from inception (March 11, 2021) to March 31, 2021, the Company had the following transactions in its common stock:

●	issued 5,300,000 shares to founders of the Company.

There were no transactions in the Company’s common stock during the three months ended March 31, 2022.

Warrants

The following is a summary of warrant activity:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Warrants	Exercise	Contractual	Intrinsic
	Outstanding	Price	Life	Value
Outstanding, December 31, 2021	1,000,000	1.00	4.79	$-
Granted	-	1.00
Forfeited	-
Exercised	-
Outstanding, March 31, 2022	1,000,000	1.00	4.54	$-
Exercisable, March 31, 2022	312,500	$1.00	4.54	$-

The exercise price for warrants outstanding at March 31, 2022:

Outstanding		Exercisable
Number of	Exercise	Number of	Exercise
Warrants	Price	Warrants	Price
1,000,000	$1.00	312,500	$1.00
1,000,000		312,500

On October 21, 2021, the Company issued an aggregate of 1,000,000 warrants to three individuals (“Consultants”) that will advising the Company on developing, establishing, operating, commercializing, marketing, promoting, and expanding the Company’s esports business with an aim to commercialize esports tournaments, esports sponsorships, esports advertising revenues, esports merchandise revenues, esports broadcast revenues, esports video revenues, esports game development and marketing and distribution revenues, and all other manner of esports revenue streams for the benefit of the Company. The warrants have an exercise price of $1.00 share and expire in five years. 250,000 of these warrants vested immediately and the balance of 750,000 warrants have provisions making the vesting contingent on the Consultants’ performance in meeting goals and milestones set quarterly by the Company. Specifically, the Company will consult with the Consultants and reach agreement on the Consultants’ goals and milestones at the beginning of each calendar quarter. Out of the 750,000 unvested warrants, 62,500 warrants will vest at the end of each quarter, beginning with the quarter ending March 31, 2022, provided in the Company’s judgement the Consultants have made satisfactory progress over the course of the quarter in meeting set goals and milestones. Warrants not vested on their designated end of quarter vesting date expire. None of the warrants have been exercised. Of the 1,000,000 warrants, 312,500 warrants have vested. 687,500 warrants remain unvested.

The fair value of the warrants is being amortized to expense over the vesting period. The Company recorded an expense of $46,480 during the three months ended March 31, 2022. At March 31, 2022, the unamortized warrant expense was $511,285, which will be amortized into expense through December 2024.

Note 4 – Commitments and Contingencies

From time to time, the Company may be involved in various litigation matters, which arise in the ordinary course of business.  There is currently no litigation that management believes will have a material impact on the financial position of the Company.

Note 5 – Related Party Transactions

Included in accounts payable at March 31, 2022 and December 31, 2021 is $0 and $30,000, respectively, due to Sports Industry of India, Inc., a stockholder of the Company.

Note 6 - Subsequent Events

Management has evaluated events that occurred subsequent to the end of the reporting period and there are no subsequent events to report.

List of Esports Events Jointly Promoted in India by MOGO, SII and EUSAI

AIU Tournaments
CS-GO	LAN Event at LPU	2016-2017
FIFA	Play Station Event at MDU	2017-2018
CS-GO	LAN Event at LPU	2018-2019
Open Tournaments
PUBG Tournament 1.0	Virtual	May 23, 2020
Valorant Open 1.0	Virtual, 66 Teams	June 13, 2021
CS-GO Open	Virtual, 32 Teams	June 21, 2021
COD Open	Virtual, 50 Teams	July 4, 2021
BGMI Open 1.0	Virtual, 125 Teams	July 19, 2021
Valorant Open 2.0	Virtual, 64 Teams	August 8, 2021
BGMI Open 2.0	Virtual, 64 Teams	August 22, 2021
Inter- and Intra-University Rivalry Tournaments
JU Eagles vs. Poornima Panthers	Virtual	August 3, 2021
GLAU Gladiators vs. JU Eagles	Virtual	August 9, 2021
GLAU Gladiators vs. Poornima Panthers	Virtual	August 13, 2021
Poornima Panthers vs. JU Eagles	Virtual	August 16, 2021
VGU Victors vs. GLAU Gladiators	Virtual	August 19, 2021
VGU Victors vs. JU Eagles	Virtual	August 24, 2021
VGU Victors vs. Poornima Panthers	Virtual	September 1, 2021
DIT Intra-University Tournament	Virtual	September 7, 2021
Bennett Intra-University Tournament	Virtual	September 10, 2021
Poornima Intra-University Tournament	Virtual	September 15, 2021
Divisional Tournaments
Northern Division Valorant	Virtual, 22 Teams	August 27-29, 2021
Northern Division BGMI	Virtual, 46 Teams	September 17-19, 2021
Western Division BGMI	Virtual, 25 Teams	October 1-3, 2021
Central Division Valorant	Virtual, 22 Teams	October 8-10, 2021
Central Division BGMI	Virtual, 75 Teams	October 22-24, 2021
Western Division Valorant	Virtual, 19 Teams	November 26-28, 2021
Southern Division Valorant	Virtual, 16 Teams	November 26-28, 2021
Southern Division BGMI	Virtual, 25 Teams	December 3-5, 2021

MOBILE GLOBAL ESPORTS INC.

Common Stock

Prospectus June 17, 2022

WestPark Capital, Inc.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses paid or payable by us in connection with the sale of the Common Stock being registered, excluding 10% underwriter discount and 2% non-accountable expense payment to the Underwriter. All amounts shown are estimates.

Amount Paid or to be Paid
SEC registration fee	$2,500
FINRA filing fee	$2,500
Stock exchange listing fee	$50,000
Transfer agent’s fees and expenses	$5,000
Printing expenses	$15,000
Legal fees and expenses	$150,000
Accounting fees and expenses	$30,000
Blue Sky fees and expenses	$5,000
Miscellaneous expenses	$40,000
Total	$300,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaw of the registrant provide for indemnification by the registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provides for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We have purchased and intend to maintain insurance on behalf of the registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities

On or about May 15, 2021, a total of 29 employees and consultants purchased from us an aggregate of 5,300,000 shares of Common Stock, or “founder shares,” for an aggregate purchase price of $530.00, or approximately $0.0001 per share, in a private placement.

In April through August 2021, a total of 39 investors purchased from us an aggregate of 11,509,800 shares of Common Stock, for an aggregate purchase price of $345,294, or approximately $0.03 per share. Some investors made multiple purchases and some founders made additional purchases.

Each of these purchasers are accredited investor for purposes of Rule 501 of Regulation D. No underwriting discounts or commissions were paid with respect to such sales.

In each case, the securities issued as described above, were issued in reliance on the exemption from registration under applicable securities laws provided by Section 4(a)(2) of the Securities Act of 1933, and similar exemptions under state securities laws.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

EXHIBIT INDEX	Number and Description of Exhibit-

1.1*****	Form of Underwriting Agreement

3.1**	Articles of Incorporation of Mobile Global Esports Inc as currently in effect

3.2**	Bylaws of Mobile Global Esports Inc as in effect

4.1**	Specimen certificate evidencing ordinary shares

4.2****	Form of Representative’s Warrant (included in Underwriting Agreement)

5.1*	Opinion of The Law Offices of Davis & Associates, Inc.

5.2*	Opinion of Rajat Bhardwaj, RB Associates (Indian Counsel)

10.1*****	Form of Indemnification Escrow Agreement

10.2*****	Form of Indemnification Agreement between the registrant and its officers and directors

10.3***	SII-MOGO Founders Agreement (07-01-2021)

10.4***	SII-MOGO Supplement Agreement (01-14-2022)

10.4.1***	MOGO-ESI Services Agreement (12-15-2021)

10.4.2***	SII-MOGO Supplement 3 (02-24-2022)

10.4.3****	Supplemental Agreement by and among MOGO, SII, Elite University Sports Alliance of India Private Limited, and ESI Sports India Private Limited, April 4, 2022

10.5**	Memorandum of Understanding between Company and Technical Team of Butler, Rennert and Chang

10.6**	Licensing Software Agreement with Artemis Avenue, LLC

10.7**	MOGO Core Platform Agreement with Artemis Avenue, LLC

10.8**	Consulting Agreement with James Knopf

23.1*****	Consent of AJSH & Co LLP, an independent registered public accounting firm

23.2*	Consent of Law Offices of Davis & Associates (included in Exhibit 5.1)

23.3*	Consent of Rajat Bhardwaj, RB Associates (Indian counsel) (included in Exhibit 5.2)

24.1	Power of Attorney (included on signature page)

99.1*****	Code of Business Conduct and Ethics

107***	Calculation of Filing Fee Tables

*	To be filed by amendment to this registration statement

**	Filed with original registration statement, filed on December 23, 2021

***	Filed with Amendment 1 to Registration Statement, filed on March 21, 2022

****	Filed with Amendment 2 to Registration Statement, filed on May 23, 2022

*****	File with this Amendment 3 to Registration Statement

(b)	Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings

(a)	The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this June 17, 2022.

Mobile Global Esports Inc.

By:	/s/ David Pross
Name:	David Pross
Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Pross, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed below by the following persons on behalf of Mobile Global Esports Inc. in the capacities and on the dates indicated.

Name	Title	Date

/s/ David Pross	Chief Executive Officer	June 17, 2022
(Principal Executive Officer)

/s/ Kiki Benson	Chief Financial Officer	June 17, 2022
(Principal Accounting and Financial Officer)

/s/ Marco Welch	Chairman of the Board of Directors	June 17, 2022

/s/ Jay Madan	Director	June 17, 2022

/s/ Jim Knopf	Director	June 17, 2022

/s/ Willy Verhaegen	Director	June 17, 2022

/s/ Alexander Alexandrov	Director	June 17, 2022